UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to Section 240.14a-12

KCG Holdings, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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KCG HOLDINGS, INC.

545 Washington Boulevard

Jersey City, New Jersey 07310

November 19, 2013

Dear Stockholder:

We cordially invite you to attend KCG Holdings, Inc.’s (“KCG”) special meeting of stockholders (the “Special Meeting”). The Special Meeting will be held at KCG’s corporate headquarters located at 545 Washington Boulevard, Jersey City, New Jersey 07310 on Thursday, December 19, 2013 at 1:00 p.m.

Enclosed you will find a notice setting forth the business expected to come before the Special Meeting, the Proxy Statement and a proxy card. Currently, the sole agenda item at the Special Meeting is a proposal to approve the KCG Holdings, Inc. Amended and Restated Equity Incentive Plan. The Board of Directors of KCG recommends that you vote FOR the KCG Holdings, Inc. Amended and Restated Equity Incentive Plan. Please take the time to carefully read the proposal and the other information contained in the attached Proxy Statement.

Your vote is very important regardless of how many shares of KCG Class A Common Stock you own. Regardless of whether you plan to attend the Special Meeting, your shares should be represented and voted. After reading the enclosed Proxy Statement, please submit your proxy by touch-tone telephone or through the Internet as indicated on the accompanying proxy card. Alternatively, you are requested to sign, date and return the paper proxy card without delay in the enclosed postage-paid envelope. You may revoke your proxy at any time before its exercise by: (i) attending and voting in person at the Special Meeting; (ii) giving notice of revocation of the proxy at the Special Meeting; or (iii) delivering to the Corporate Secretary of KCG (a) a written notice of revocation or (b) a duly executed proxy card relating to the same shares and matters to be considered at the Special Meeting, bearing a date later than the proxy card previously executed. Attendance at the Special Meeting will not in and of itself constitute a revocation of a proxy.

Thank you for your continued support of KCG.

Sincerely,

Daniel Coleman	Charles E. Haldeman, Jr.
Chief Executive Officer	Non-Executive Chairman of the Board

KCG HOLDINGS, INC.

545 Washington Boulevard

Jersey City, New Jersey 07310

(201) 222-9400

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To the Stockholders of KCG Holdings, Inc.:

NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders (including any adjournments or postponements thereof, the “Special Meeting”) of KCG Holdings, Inc., a Delaware corporation (“KCG”) will be held at KCG’s corporate headquarters located at 545 Washington Boulevard, Jersey City, New Jersey 07310 on Thursday, December 19, 2013 at 1:00 p.m., for the following purposes, which are more fully described in the accompanying Proxy Statement:

1.	To approve the KCG Holdings, Inc. Amended and Restated Equity Incentive Plan; and

2.	To transact such other business as may properly come before the Special Meeting or any adjournment thereof.

A Proxy Statement describing the matters to be considered at the Special Meeting is attached to this notice. Only holders of record of shares of KCG Class A Common Stock at the close of business on November 15, 2013 are entitled to notice of, and to vote at, the Special Meeting. On that day, 113,747,832 shares of KCG Class A Common Stock were outstanding and entitled to vote. A complete list of stockholders entitled to vote at the Special Meeting will be available for examination, for proper purposes, during ordinary business hours at KCG’s corporate offices, located at 545 Washington Boulevard, Jersey City, New Jersey 07310, during the 10 days before the Special Meeting. The list of stockholders will also be available for inspection at the Special Meeting.

In addition, pursuant to rules promulgated by the Securities and Exchange Commission (“SEC”), KCG has elected to provide access to the proxy materials both by sending you this full set of proxy materials, including a proxy card, and by notifying you of the availability of the proxy materials on the Internet. In accordance with these SEC rules, you may access the Proxy Statement at www.edocumentview.com/kcg, which does not have “cookies” that identify visitors to the site.

By order of the Board of Directors of KCG,

John McCarthy
Corporate Secretary

November 19, 2013

PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE, OR VOTE BY TELEPHONE OR THROUGH THE INTERNET (AS MORE FULLY DESCRIBED ON YOUR PROXY CARD AND HEREIN).

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON THURSDAY, DECEMBER 19, 2013: KCG’S PROXY STATEMENT IS AVAILABLE AT: WWW.EDOCUMENTVIEW.COM/KCG.

KCG HOLDINGS, INC.

SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON DECEMBER 19, 2013

PROXY STATEMENT

This Proxy Statement (the “Proxy Statement”) is being furnished to stockholders of KCG Holdings, Inc., a Delaware corporation (together with its subsidiaries, except where the context otherwise requires, “KCG”), in connection with the solicitation of proxies by the Board of Directors of KCG (the “KCG Board of Directors” and each member thereof a “Director”) for use at the Special Meeting of Stockholders (including any adjournments or postponements thereof), which will be held at KCG’s corporate headquarters located at 545 Washington Boulevard, Jersey City, New Jersey 07310 on Thursday, December 19, 2013 at 1:00 p.m. (the “Special Meeting”). This Proxy Statement and the accompanying proxy card are first being mailed to stockholders on or about November 22, 2013.

At the Special Meeting, stockholders will be asked to (i) consider and vote on the proposal to approve the KCG Holdings, Inc. Amended and Restated Equity Incentive Plan; and (ii) transact such other business as may properly come before the Special Meeting or any adjournment thereof.

All stockholders will need to present photo identification to be admitted into the Special Meeting. Beneficial owners of stock held by banks, brokers or investment plans (in “street name”) will also need proof of ownership. A recent brokerage statement or letter or legal proxy from your broker or bank are examples of proof of ownership.

The principal executive offices of KCG are located at 545 Washington Boulevard, Jersey City, New Jersey 07310, and the telephone number is (201) 222-9400.

Solicitation and Voting of Proxies; Revocation

You may vote in any of the following four ways: (i) by attending the Special Meeting; (ii) by calling the toll-free telephone number listed on the proxy card; (iii) by voting on the Internet at the website address listed on the proxy card; or (iv) by marking, signing, dating and mailing your proxy card in the postage-paid envelope provided.

Shares of KCG Class A Common Stock (“KCG Common Stock”) that are entitled to vote and are represented by a proxy properly signed and received at or before the Special Meeting, unless subsequently properly revoked, will be voted in accordance with the instructions indicated therein. If a proxy is signed and returned without indicating any voting instructions for any particular matter or matters, shares of KCG Common Stock represented by such proxy will be voted FOR the approval of the KCG Holdings, Inc. Amended and Restated Equity Incentive Plan.

The KCG Board of Directors is not currently aware of any business to be acted upon at the Special Meeting other than as described herein. If, however, other matters are properly brought before the Special Meeting or any adjournments or postponements thereof, the persons appointed as proxies will have the discretion to vote or act thereon in accordance with their best judgment, unless authority to do so is withheld in the proxy.

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before the shares of KCG Common Stock represented by such proxy are voted at the Special Meeting by: (i) attending and voting in person at the Special Meeting; (ii) giving notice of revocation of the proxy at the Special Meeting; or

(iii) delivering to the Corporate Secretary of KCG (a) a written notice of revocation or (b) a duly executed proxy card relating to the same shares of KCG Common Stock and matters to be considered at the Special Meeting, bearing a date later than the proxy card previously executed. Attendance at the Special Meeting will not in and of itself constitute a revocation of a proxy. All written notices of revocation and other communications with respect to the revocation of proxies should be addressed as follows: KCG Holdings, Inc., 545 Washington Boulevard, Jersey City, New Jersey 07310, Attention: Corporate Secretary, and must be received before the taking of the votes at the Special Meeting. If you own shares of KCG Common Stock held in street name and wish to vote at the Special Meeting, you must have a legal proxy from your broker.

KCG will bear the entire cost of the solicitation of proxies and the cost of printing and mailing this Proxy Statement. KCG has retained the services of AST Phoenix Advisors, a division of American Stock Transfer & Trust Company, LLC (“Phoenix”), to assist in the solicitation of proxies. Phoenix will receive a fee from KCG for services rendered of approximately $7,500, plus reimbursement for out-of-pocket expenses. In addition to solicitation by mail, the Directors, officers and employees of KCG may solicit proxies from stockholders of KCG by telephone, electronic communication or by personal interview. Such Directors, officers and employees will not be additionally compensated for any such solicitation but may be reimbursed for reasonable out-of-pocket expenses in connection therewith. Arrangements may also be made with brokers, custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of shares of KCG Common Stock held of record by such persons and KCG will reimburse such brokers, custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in connection therewith.

You can save KCG additional expense and reduce the environmental impact of delivering paper proxy materials to stockholders by electing to receive future proxy statements and annual reports electronically. If you would like to request this electronic delivery, please enroll after you complete your voting. If your shares of KCG Common Stock are held in street name, you may enroll at www.icsdelivery.com. If you are a registered stockholder, you may enroll at www.Computershare.com/investor. If you elected to receive this Proxy Statement electronically over the Internet and would now like to receive a paper copy of this Proxy Statement so that you may submit a paper proxy in lieu of an electronic proxy, please notify the Corporate Secretary of KCG of this request in writing at the address set forth at the beginning of this Proxy Statement.

Record Date; Outstanding Shares of KCG Common Stock; Voting at the Special Meeting

Only holders of KCG Common Stock at the close of business on November 15, 2013 will be entitled to receive notice of, and to vote at, the Special Meeting. At the close of business on November 15, 2013, KCG had 113,747,832 shares of KCG Common Stock (this figure does not include (i) options, stock appreciation rights or restricted stock units, which do not have voting rights, or (ii) treasury stock), outstanding and entitled to vote. No shares of restricted stock were outstanding as of the record date. The presence, in person or by proxy, at the Special Meeting of the holders of at least a majority of the aggregate shares of KCG Common Stock outstanding and entitled to vote at the Special Meeting, or at any adjournment or postponement thereof, is necessary to constitute a quorum for the transaction of business. Shares of KCG Common Stock represented by proxies that are marked “Abstain” will be counted as shares of KCG Common Stock present for purposes of determining the presence of a quorum on all matters, but will not, unless otherwise noted herein, be counted as votes cast in favor of the matters brought before the stockholders at the Special Meeting.

Proposal 1 to approve the KCG Holdings, Inc. Amended and Restated Equity Incentive Plan requires approval by the affirmative vote of a majority of the aggregate number of shares of KCG Common Stock present at the Special Meeting, in person or by proxy, and entitled to vote on the proposal. Accordingly, abstentions will have the same effect as a negative vote on Proposal 1.

Pursuant to New York Stock Exchange (“NYSE”) rules, if you own your shares of KCG Common Stock through a broker and you do not vote, your broker may vote your shares of KCG Common Stock at its discretion on certain “routine” matters. KCG believes that the proposal to be voted upon at the Special Meeting is not considered a “routine matter” under NYSE rules, and, therefore, brokers will not be permitted to vote, at their discretion, any unvoted shares of KCG Common Stock on the proposal (reported as a “broker non-vote”). “Broker non-vote” shares of KCG Common Stock are counted towards the quorum requirement but will be disregarded and have no effect on the outcome of the vote for the proposal.

No Appraisal Rights

Stockholders have no rights under Delaware law, KCG’s Amended and Restated Certificate of Incorporation or KCG’s Amended and Restated By-Laws to exercise dissenters’ rights of appraisal with respect to any of the matters to be voted upon at the Special Meeting.

Postponement or Adjournment of the Special Meeting

If the Special Meeting were to be postponed or adjourned, your proxy would still be valid and may be voted at the postponed or adjourned meeting in the manner described in this Proxy Statement. You would still be able to revoke your proxy until it was voted.

EXPLANATORY NOTE

On July 1, 2013, Knight Capital Group, Inc. (“Knight”) merged with and into Knight Acquisition Corp., a wholly-owned subsidiary of KCG, with Knight surviving the merger; GETCO Holding Company, LLC (“GETCO”) merged with and into GETCO Acquisition, LLC, a wholly-owned subsidiary of KCG, with GETCO surviving the merger and GA-GTCO, LLC, a unitholder of GETCO, merged with and into GA-GTCO Acquisition, LLC, a wholly-owned subsidiary of KCG, with GA-GTCO Acquisition, LLC surviving the merger (collectively, the “Mergers”), in each case, pursuant to the Amended and Restated Agreement and Plan of Mergers, dated as of December 19, 2012 and amended and restated as of April 15, 2013. Following the Mergers, each of Knight and GETCO became wholly-owned subsidiaries of KCG.

This Proxy Statement contains Proposal 1, relating to the KCG Holdings, Inc. Amended and Restated Equity Incentive Plan, which was originally assumed from Knight by KCG in connection with the Mergers (as described in more detail below under “Proposal 1—Approval of the KCG Holdings, Inc. Amended and Restated Equity Incentive Plan—Background”). Due to the fact Proposal 1 relates to a compensation plan in which executive officers and directors of KCG will participate, KCG is required by SEC rules to furnish a “New Plan Benefits” table, certain “Equity Compensation Plan Information”, and certain executive compensation information and director compensation information, in each case as of KCG’s last completed fiscal year. KCG has not yet completed its first fiscal year; however, KCG is filing this Proxy Statement as a successor to Knight for SEC reporting purposes. Therefore, certain sections of the Proxy Statement contain Knight compensation and equity plan information, as of December 31, 2012, which was included in Knight’s Amendment No. 1 to Form 10-K, dated April 16, 2013, subject to update where required, and such information may relate to former officers of Knight who are no longer employees of KCG. All information contained in this Proxy Statement as of December 31, 2012 relates solely to Knight and not KCG. References herein to “Knight” relate solely to Knight and not KCG.

For additional information relating to the Mergers and KCG see the Registration Statement on Form S-4 (Registration No. 333-186624) filed by KCG with respect to the Mergers; Form 8-K filed by KCG on July 1, 2013; Footnote 22 “Subsequent Events” included in Part 1, Item 1, “Financial Statements” of the Form 10-Q filed by KCG on August 9, 2013; Form 8-K filed by KCG on August 9, 2013; and Forms 8-K and 10-Q filed by KCG on November 12, 2013.

PROPOSAL 1—APPROVAL OF THE KCG HOLDINGS, INC. AMENDED AND

RESTATED EQUITY INCENTIVE PLAN

The KCG Board of Directors is recommending that stockholders approve the adoption of the KCG Holdings, Inc. Amended and Restated Equity Incentive Plan (the “Amended 2013 Plan”) to (i) increase the number of shares of KCG Common Stock authorized for grant under the Amended 2013 Plan by 12,000,000 shares of KCG Common Stock; (ii) permit compliance with Section 162(m) of the Internal Revenue Code (the “Code”), which is described further below; and (iii) extend the time after which no awards may be granted under the Amended 2013 Plan to ten years from the date the stockholders approve the Amended 2013 Plan.

THE KCG BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE ADOPTION OF KCG’S AMENDED AND RESTATED EQUITY INCENTIVE PLAN

Introduction

Pursuant to the Mergers, on July 1, 2013, among other things, KCG assumed Knight’s Amended and Restated 2010 Equity Incentive Plan (and all obligations thereunder), which was renamed the KCG Holdings, Inc. Amended and Restated Equity Incentive Plan (the “Prior 2013 Plan”). In connection with the Mergers, outstanding options to purchase shares of Class A Common Stock of Knight and certain outstanding restricted stock units in respect of shares of Class A Common Stock of Knight were converted to options to purchase shares of Class A Common Stock of KCG and restricted stock units in respect of shares of KCG Common Stock, in each case, on a three-for-one basis. The outstanding restricted stock units in respect of shares of Class A Common Stock of Knight that were not converted to restricted stock units in respect of shares of KCG Common Stock, became fully vested upon the closing of the Mergers and were converted to unrestricted shares of KCG Common Stock on a three-for-one basis. Following the assumption of the Prior 2013 Plan, KCG issued additional equity and equity-based awards under the Prior 2013 Plan and KCG intends to issue future equity or equity-based awards under the Amended 2013 Plan assuming approval of this proposal.

On November 18, 2013, subject to approval by the stockholders of KCG, the KCG Board of Directors adopted the Amended 2013 Plan, upon the recommendation of the Compensation Committee of the KCG Board of Directors (the “KCG Compensation Committee”), to increase the number of shares of KCG Common Stock authorized for grant under the Prior 2013 Plan from 20,852,605 to 32,852,605. As of November 15, 2013, a total of 12,911,801 shares underlying awards under the Prior 2013 Plan have been granted and are outstanding. Currently there are 6,640,020 shares of KCG Common Stock remaining available for grant under the Prior 2013 Plan, which, together with the additional 12,000,000 shares that will be available under the Amended 2013 Plan, assuming approval of this proposal, would represent 14.8% of the total outstanding shares of KCG Common Stock as of November 15, 2013 (together with the additional 12,000,000 shares, assuming approval of this proposal).

The KCG Board of Directors adopted the Amended 2013 Plan for several important reasons, namely the number of shares of KCG Common Stock available for grant under the Prior 2013 Plan is insufficient to meet KCG’s anticipated incentive compensation needs over the next few years for current and future employees, officers and directors. In connection with the Mergers, members of the new KCG management team, including Daniel Coleman, KCG’s Chief Executive Officer, received performance equity grants to further align the interests of management with the interests of KCG stockholders. KCG also made retention grants in connection with the Mergers and integration process. As a result of the management performance equity grants, and retention grants KCG believes it will not have sufficient shares of KCG Common Stock available for grant to meet its anticipated compensation needs through the planned annual meeting of stockholders in May 2014. A failure to increase the number of shares of KCG Common Stock under the Prior 2013 Plan would likely require the use of less efficient compensation strategies or result in an inability to pay KCG’s executives market rates of compensation, which could compromise KCG’s ability to retain key members of management. Such failure would also impede KCG’s ability to attract new talent.

Equity Incentives Are an Important Part of KCG’s Compensation Philosophy

The KCG Board of Directors believes that offering incentive compensation opportunities that are competitive with those of similar enterprises and that are based on the performance of KCG Common Stock will motivate participants to continue to provide services and achieve long-range goals, further align their interests with those of KCG’s other stockholders, and promote the long-term financial interest of KCG and its affiliates, including enhancement of long-term stockholder value. The KCG Board of Directors also believes that granting stock options, stock appreciation rights and other stock-based awards contributes to KCG’s success and is comparable with the practices of other financial services companies.

The Amended 2013 Plan will: (i) help KCG attract persons of exceptional ability and leadership qualities to become employees, officers and directors of KCG and its subsidiaries; (ii) enhance the long-term stockholder value of KCG by offering opportunities to KCG’s employees, officers and directors to participate in KCG’s growth and success; and (iii) encourage award recipients to remain in the service of KCG and its subsidiaries and to acquire and maintain stock ownership in KCG.

Few Shares Remain Available for Grant

As described above, many of the shares of KCG Common Stock available under the Prior 2013 Plan were used in connection with the Mergers. KCG made equity grants to the management team, including the Chief Executive Officer, and others for retention purposes during the integration process. As a result of significant grants made in connection with the Mergers, as of the record date, there are 6,640,020 shares of KCG Common Stock available for grant under the Prior 2013 Plan, which, based on KCG’s continuing need to attract and retain talent following the Mergers and KCG’s equity grant forecasts, KCG believes are insufficient to continue its current grant practices through the planned annual meeting of stockholders in May 2014. Therefore, if the stockholders do not approve the Amended 2013 Plan, KCG’s future ability to issue equity-based awards will be limited. This could have significant negative consequences, and could, among other things, inhibit KCG’s ability to link pay to performance and align employee and stockholder interests, impede KCG’s ability to attract and retain talent and limit KCG’s ability to achieve other business goals, such as preserving cash or paying down its debt.

In evaluating the proposal to increase the number of shares available for grant under the Prior 2013 Plan, the KCG Compensation Committee reviewed certain internal forecasts of equity award requirements. KCG expects that the Amended 2013 Plan will provide KCG with enough equity to satisfy its equity compensation needs for the next three years based on certain assumed stock price levels. Based on preliminary projections, KCG expects to use approximately one-third of the shares available for grant under the Amended 2013 Plan in 2014. All forecasts are based on certain assumed stock price levels. If the stock price for KCG Common Stock rises or falls materially, this would impact such forecasts.

KCG believes that the benefits to KCG’s stockholders resulting from equity award grants to KCG’s employees, including interest alignment and mitigation of incentives to take inappropriate business risks, outweigh the potential dilutive effect of grants under the Amended 2013 Plan.

Failure to approve the Amended 2013 Plan would restrict KCG’s ability to compensate its employees, officers and directors using KCG Common Stock, as is consistent with its current compensation philosophy and market practice, may make it more difficult for KCG to attract new talent, and may require KCG to consider less efficient alternatives to equity compensation, including cash and cash equivalents, once shares of KCG Common Stock available for grant under the Prior 2013 Plan are depleted. The payment of cash or cash equivalents may result in an increased annual compensation expense in the short-term and the loss of the retentive benefits associated with incentive equity compensation in the longer-term, and may not align employees’ interests with stockholders’ interests. Moreover, the payment of additional cash consideration will reduce capital that could be used in other areas of KCG’s business, including cash that could be used to pay down KCG’s debt or other corporate purposes. If the Amended 2013 Plan is approved, KCG will preserve its cash and will have additional authorized shares of KCG Common Stock available for future grants to new hires, to retain existing employees and to implement its current compensation philosophy for 2013 and beyond.

Information Regarding Awards Outstanding Under the Prior 2013 Plan

As of the record date, a total of 2,623,720 shares of KCG Common Stock were subject to outstanding stock option awards under the Prior 2013 Plan, which had a weighted average exercise price of $16.88 and a weighted average remaining term of 4.21 years and 1,700,000 shares of KCG Common Stock were subject to outstanding stock appreciation rights (“SARs”) under the Prior 2013 Plan, which had a weighted average exercise price of $22.50 and a weighted average remaining term of 4.64 years. There were also 8,588,081 shares of KCG Common Stock subject to outstanding stock awards under the Prior 2013 Plan in the form of restricted stock units. As of the record date there were no shares of KCG Common Stock subject to outstanding stock awards under the Prior 2013 Plan in the form of restricted stock. As of November 15, 2013, 6,640,020 shares of KCG Common Stock are available for grant under the Prior 2013 Plan.

Section 162(m) of the Code

The Amended 2013 Plan is also being submitted to KCG’s stockholders in order to permit its compliance with Section 162(m) of the Code (“Section 162(m)”). Section 162(m) denies a publicly-held corporation a tax deduction for federal income tax purposes for compensation in excess of $1 million per year per person paid by a company to its Chief Executive Officer and to the three most highly compensated executive officers (other than the Chief Executive Officer and the Chief Financial Officer) for whom compensation disclosure is required under the proxy rules (“Covered Employees”), subject to certain exceptions. Certain compensation, including compensation based on the attainment of performance goals, is excluded from this deduction limit if certain requirements are met. Among these requirements is that the material terms (including the performance goals) pursuant to which the compensation is to be paid (including the business criteria on which the performance goal is based and the maximum amount that can be paid to any individual if the performance goal is attained) are disclosed and approved by stockholders prior to payment. Accordingly, if the Amended 2013 Plan is approved by stockholders and other conditions of Section 162(m) relating to the exclusion for performance-based compensation are satisfied, compensation paid to Covered Employees pursuant to awards under the Amended 2013 Plan may be excluded from the deduction limit of Section 162(m).

Summary of Amended 2013 Plan

The following is a summary of the Amended 2013 Plan, which is attached as Appendix A to this Proxy Statement. The following summary is not a complete description of all provisions of the Amended 2013 Plan and is qualified by reference to the complete text of the Amended 2013 Plan.

Shares Available; Limitations

If the Amended 2013 Plan is approved by stockholders, a maximum of 32,852,605 shares of KCG Common Stock will be reserved for issuance under the Amended 2013 Plan (subject to equitable adjustment in the event of a change in KCG’s capitalization as described below). This maximum amount includes (i) 12,000,000 new shares of KCG Common Stock; and (ii) 6,640,020 shares of KCG Common Stock remaining available for grant under the Prior 2013 Plan as of the record date. The maximum amount noted above does not reflect awards under the Knight Capital Group 1998 Long Term Incentive Plan, Knight Capital Group, Inc. 2003 Equity Incentive Plan, and the Knight Capital Group, Inc. 2006 Equity Incentive Plan (collectively, the “Prior Plans”) which expire or which terminate, are forfeited or are canceled after the record date and, which, pursuant to the provisions of the Amended 2013 Plan, may be added to the shares of KCG Common Stock available for grant under the Amended 2013 Plan as described below.

To the extent that any (i) outstanding option or SAR for any reason expires, is terminated, forfeited or canceled without having been exercised; (ii) stock award is forfeited; (iii) shares of KCG Common Stock covered by an award are not delivered because the award is settled in cash or used to satisfy the applicable tax withholding obligation; or (iv) shares of KCG Common Stock are not otherwise deliverable for any other reason, such shares of KCG Common Stock will be restored to the share maximum available for issuance under the Amended 2013 Plan. If the exercise price of any option is satisfied by tendering shares of KCG Common Stock to KCG or by net-settlement of shares, the number of shares of KCG Common Stock tendered or withheld to pay the exercise price of any option will be restored to the share maximum available for issuance under the Amended 2013 Plan. To the extent that any option or other award outstanding pursuant to a Prior Plan expires, is terminated, forfeited or canceled without having been exercised or settled in full, shares of KCG Common Stock subject to such awards will be added to the share maximum available for issuance under the Amended 2013 Plan; provided, however, that the aggregate number of shares of KCG Common Stock outstanding under the Prior Plans as of the record date that may be added to the share maximum will not exceed 676,936 (subject to equitable adjustment in the event of a change in KCG’s capitalization). As of the record date, a total of 104,958 shares of KCG Common Stock have been forfeited or expired under the Prior Plans since the closing of the Mergers and have been added to the share maximum available for issuance under the Prior 2013 Plan. The grant of any option, SAR or stock award will count against the number of shares of KCG Common Stock that may be granted under the Amended 2013 Plan equal in number to the shares of KCG Common Stock represented by such award; provided, however, that if a SAR is granted in tandem with an option, such grant will count only once against the number of shares of KCG Common Stock that may be granted under the Amended 2013 Plan. Shares of KCG Common Stock issued or assumed under the Amended 2013 Plan in connection with awards that are assumed, converted, or substituted as a result of KCG’s acquisition of another company, including by way of merger, combination or similar transaction, will not count against the number of shares of KCG Common Stock that may be granted under the Amended 2013 Plan.

Administration

The Amended 2013 Plan is administered by the Compensation Committee of the KCG Board of Directors (the “KCG Compensation Committee”). The KCG Compensation Committee has full authority, subject to the provisions of the Amended 2013 Plan, to determine, among other things, the persons to whom awards under the Amended 2013 Plan will be made, the time or times at which such awards will be granted, the types of awards to be granted and the number of shares of KCG Common Stock subject to such awards, and the specific terms, conditions, performance criteria, restrictions and other provisions applicable to awards, including, but not limited to, the duration, vesting and exercise periods. To the extent consistent with applicable law, the KCG Compensation Committee may delegate its authority under the Amended 2013 Plan to a sub-committee or group within KCG, including the Chief Executive Officer. In addition, with respect to participants who are foreign nationals and/or reside or work outside the United States, the KCG Compensation Committee may establish special rules, or adopt sub-plans or supplements, and grant awards in accordance with such rules or sub-plans.

Eligibility

Awards under the Amended 2013 Plan may be made to employees, officers and directors of KCG and its present or future subsidiaries and affiliates, in each case, who are selected by the KCG Compensation Committee, or its delegate, in its sole discretion. As of November 15, 2013, 1,254 employees, including nine executive officers and eight non-employee directors, are eligible to receive awards under the Amended 2013 Plan (this number excludes employees of our reverse mortgage origination and securitization business as KCG has entered into a definitive agreement to sell such business and this transaction is expected to close prior to the Special Meeting).

Individual Award Limitations

To enable compensation provided in connection with certain types of awards to qualify as “performance-based” compensation within the meaning of Section 162(m), the Amended 2013 Plan includes a limit on the maximum aggregate number of shares of KCG Common Stock for which any performance-based award (other than options and SARs) may be granted to a Covered Employee for each 12-month period contained in the performance period of 2,000,000 shares of KCG Common Stock (subject to equitable adjustment in the event of a change in KCG’s capitalization) and a limit on the maximum aggregate dollar value for which any performance-based award denominated in dollars may be granted to a grantee for each 12-month period contained in the performance period of $15 million. These limits may be adjusted, as applicable, on a pro-rata basis for each partial 12-month period in the applicable performance period. In addition, no Covered Employee may be granted, in any fiscal year, options covering more than 2,000,000 shares of KCG Common Stock or

SARs covering more than 2,000,000 shares of KCG Common Stock (subject, in each case, to equitable adjustment in the event of a change in KCG’s capitalization). Under the Amended 2013 Plan, no more than 66,667 shares of KCG Common Stock subject to awards may be granted to each non-employee member of the KCG Board of Directors during any calendar year.

Options

Stock options may be either “incentive stock options,” as that term is defined in Section 422 of the Code, or nonqualified stock options. The exercise price of an option will not be less than the fair market value per share (as defined in the Amended 2013 Plan) of KCG Common Stock on the date of grant. Options become exercisable at the time or times, and upon such terms, as the KCG Compensation Committee may determine, and may be exercised following termination of employment if and to the extent determined by the KCG Compensation Committee in the document evidencing the option. Subsequent to the grant of an option, the KCG Compensation Committee may, at any time before complete termination of the option, accelerate the time or times at which the option may become vested in whole or in part, without reducing the term of the option. The exercise price of options may be paid in cash, by check or promissory note, by tendering (by actual delivery or attestation) shares of KCG Common Stock, by surrendering shares of KCG Common Stock otherwise issuable upon exercise of such option, or by way of a “broker’s cashless exercise” procedure. No more than 8,333,333 shares of KCG Common Stock (subject to equitable adjustment in the event of a change in KCG’s capitalization) may be issued upon the exercise of incentive stock options granted under the Amended 2013 Plan. Options expire no later than the tenth anniversary of the date of grant to the extent they are not previously exercised or forfeited.

Stock Appreciation Rights

The Amended 2013 Plan permits KCG to grant SARs to participants independently or in connection with an option. The exercise price of a SAR will not be less than the fair market value per share (as defined in the Amended 2013 Plan) of KCG Common Stock on the date of grant. SARs become exercisable at the time or times, and upon such terms, as the KCG Compensation Committee may determine, and may be exercised following termination of employment if and to the extent determined by the KCG Compensation Committee in the document evidencing the SAR. Subsequent to the grant of a SAR, the KCG Compensation Committee may, at any time before complete termination of the SAR, accelerate the time or times at which the SAR may become vested in whole or in part, without reducing the term of the SAR. Upon exercise of the SAR, the participant will receive an amount equal to the excess of the fair market value of one share of KCG Common Stock on the day of the surrender of such SAR over the exercise price of the SAR. Upon the exercise of a SAR granted in connection with an option, the underlying option will be surrendered. SARs expire no later than the tenth anniversary of the date of grant to the extent they are not previously exercised or forfeited.

Restricted Stock; Restricted Stock Units; Performance Factors

The Amended 2013 Plan permits KCG to grant restricted stock and restricted stock units to participants. Restricted stock is KCG Common Stock transferred to the grantee, generally without payment to KCG, which shares have voting rights but are subject to certain restrictions and to a risk of forfeiture. A restricted stock unit is a non-voting right to receive shares of KCG Common Stock or cash at the end of a specified period, subject to a risk of forfeiture.

Awards of restricted stock and restricted stock units may, at the discretion of the KCG Compensation Committee, be granted in a manner that is intended to be deductible by KCG under Section 162(m). For such awards, each performance period the KCG Compensation Committee will establish performance factors, which must be objective, and will prescribe a formula to determine the amount of the incentive that may be payable based upon the level of attainment of the performance factors during the performance period. Performance factors may include, among other things: enterprise value or value creation targets; after-tax or pre-tax profits (including net operating profit after taxes) or net income, including without limitation that attributable to continuing and/or other operations; after-tax or pre-tax margins; revenues; operational cash flow or earnings before income tax or other exclusions (including free cash flow, cash flow per share or earnings before interest, taxes, depreciation and amortization); reduction of, or limiting the level of increase in, all or a portion of KCG’s bank debt or other long-term or short-term public or private debt or other similar financial obligations of KCG, which may be calculated net of cash balances and/or other offsets and adjustments as may be established by the KCG Compensation Committee; consummation of debt and equity offerings; equity capital raised; earnings per share, earnings per diluted share or earnings per share from continuing operations; return on capital employed (including, without limitation, return on invested capital or return on committed capital), return on revenues, return on assets and return on stockholder’s equity; market share; the fair market value of the shares of KCG Common Stock; the growth in the value of an investment in KCG Common Stock assuming the reinvestment of dividends; reduction of, or limiting the level of increase in, all or a portion of controllable expenses or costs or other expenses or costs (including selling, general and administrative expenses or costs (excluding advertising) as a percentage of sales); economic value added targets based on a cash flow return on investment formula; customer satisfaction or service measures or indices; employee satisfaction; efficiency or productivity measures; asset management (e.g., inventory and receivable levels); compliance goals (e.g., regulatory and legal compliance); or strategic business objectives, goals or initiatives.

In addition, performance factors may be based upon the attainment of specified levels of KCG’s or its affiliates’ performance (or that of any subsidiary, division, other operational unit or administrative department of KCG) under one or more of the measures described above relative to the performance of other corporations or the historic performance of KCG and may be combined with cost of capital, assets, invested capital and stockholders’ equity to form an appropriate measure of performance. To the extent permitted under Section 162(m), the KCG Compensation Committee may (i) designate additional business criteria on which the performance factors may be based; or (ii) adjust, modify or amend the aforementioned business criteria.

The business criteria for performance factors established by the KCG Board of Directors for awards granted pursuant to the Amended 2013 Plan must be reapproved by the stockholders no later than the first stockholder meeting that occurs in the fifth year following the year in which stockholders previously approved the business criteria for performance factors.

The KCG Compensation Committee will determine the time or times at which stock awards become vested, subject to the following limitations. Subject to potential accelerated vesting in the event of a change in control, as discussed below, or a participant’s death, disability, termination by KCG without cause, termination by the participant for good reason (if applicable), or layoff pursuant to a reduction in workforce, in each case as determined by the KCG Compensation Committee in the applicable award agreement: (i) awards of restricted stock and restricted stock units will be subject to a minimum three-year vesting period (with no more than one-third of the shares of KCG Common Stock subject thereto vesting on each of the first three anniversaries of the date on which the award is granted); and (ii) performance-based vesting awards of restricted stock and restricted stock units will have a minimum 12-month performance period. Notwithstanding the foregoing, a maximum of 10% of the maximum aggregate number of shares of KCG Common Stock reserved for issuance under the Amended 2013 Plan can be granted without regard to the minimum vesting limits in the preceding sentence.

Termination of Service

Except as otherwise provided by the KCG Compensation Committee in the applicable award agreement or otherwise, in the event of a participant’s termination of service due to death, disability or, in the case of options or SARs, retirement (each, as defined in the Amended 2013 Plan), each outstanding award granted or share of KCG Common Stock purchased by such participant will immediately become vested, and, in the case of options or SARs, fully exercisable. Each option or SAR may thereafter be exercised for a period of thirty-six (36) months following the date of death or termination of service or, if earlier, until the option or SAR expires; provided, however, that if a participant dies while an option or SAR is exercisable, such option or SAR will remain exercisable by the participant’s estate or beneficiary until the first anniversary of the participant’s date of death.

Except as otherwise provided by the KCG Compensation Committee in the applicable award agreement or otherwise, in the event of a participant’s termination of service for any other reason, then any options or SARs held by such participant, whether or not then vested, will immediately terminate and all rights to restricted stock or restricted stock units as to which there remain restrictions as of the date of such termination of service will be forfeited. Any options or SARs that were exercisable immediately prior to the termination will continue to be exercisable for a period of three months and then terminate (other than a termination for cause, in which case all options and SARs, whether or not then vested, shall immediately terminate); provided, however, that if a participant dies while an option or SAR is exercisable, such option or SAR will remain exercisable by the participant’s estate or beneficiary until the first anniversary of the participant’s date of death. In no event, however, will an option or SAR remain exercisable beyond its expiration date.

Clawback of Certain Awards and Gains

In the case of an employee who has been granted an option or SAR and has exercised such option or SAR, or whose award of restricted stock or restricted stock units has vested, and is terminated for cause or engaged in activity harmful to the interests of KCG, the KCG Compensation Committee may require such employee to pay to KCG an amount equal to the gain he or she realized from the realization event. KCG also reserves the right to cancel or adjust any award if KCG’s financial statements on which the calculation of the award was based are subsequently restated, and the KCG Compensation Committee determines that such restated financial statements would have resulted in a smaller award, or no award, if such information had been known at the time the award was originally calculated.

Change-In-Control

The KCG Compensation Committee reserves the right, in its sole discretion, to accelerate the vesting of any award or share of KCG Common Stock purchased pursuant to any award in the event of a Change-In-Control. Unless otherwise provided in an agreement, in the event of a Change-In-Control, the performance conditions of each outstanding performance-based award or share purchased pursuant to any award will be deemed earned at the target level (or, if no target level is specified, the maximum level) as of the effective date of the Change-In-Control with respect to all open performance periods, however such award or share will remain subject to any service-based vesting conditions. Unless otherwise provided in an agreement, in the event of a termination of service by KCG without cause or by a participant for good reason, as such terms are defined in the Amended 2013 Plan, within one year following a Change-In-Control, each outstanding award or share of KCG Common Stock purchased pursuant to any award with a service-based vesting condition (and, if applicable, non-performance-based exercise condition) shall, if not fully vested, become fully vested, and in the case of options or SAR’s, fully exercisable.

Equitable Adjustment

If KCG subdivides its outstanding shares of KCG Common Stock into a greater number of shares, combines its outstanding shares of KCG Common Stock into a smaller number of shares or if the KCG Compensation Committee determines that any stock dividend, extraordinary cash dividend, reclassification, recapitalization, reorganization, split-up, spin-off, combination, exchange of shares, warrants or rights offering to purchase shares of KCG Common Stock or other similar corporate event affects the shares of KCG Common Stock such that an adjustment is required in order to preserve the benefits or potential benefits intended to be made available under the Amended 2013 Plan, the KCG Compensation Committee may adjust the number of shares of KCG Common Stock reserved for issuance subject to awards under the Amended 2013 Plan, the number and/or kind of shares of KCG Common Stock subject to outstanding awards, the exercise price of outstanding options and SARs, the individual limits on the number of shares of KCG Common Stock that may be subject to awards in any 12-month period, the number of shares of KCG Common Stock that can be issued through options intended to be incentive stock options, and may make any other adjustments it determines to be equitable.

The KCG Compensation Committee may also provide for a cash payment to any participant in connection with any such equitable adjustment.

Termination; Amendment; Modification

The Amended 2013 Plan shall be unlimited in duration. However, the Amended 2013 Plan extends the day after which no awards may be granted from December 27, 2022 to the ten-year anniversary of the date the stockholders approve the Amended 2013 Plan. The Amended 2013 Plan may, at any time and from time to time, be suspended, discontinued, modified, amended or terminated by the KCG Board of Directors or the KCG Compensation Committee, in whole or in part, provided that no modification or amendment will be made without stockholder approval if such amendment (i) would increase the aggregate number of shares of KCG Common Stock that may be issued under the Amended 2013 Plan; (ii) would materially modify the requirements as to eligibility for participation in the Amended 2013 Plan; (iii) would materially increase the benefits accruing to participants under the Amended 2013 Plan; or (iv) requires stockholder approval to comply with applicable laws, regulations or rules.

No termination, modification or amendment may be made that adversely affects any of the rights of a grantee under any award theretofore granted, without such grantee’s consent. The KCG Compensation Committee may amend outstanding award agreements with any grantee only with such grantee’s consent; provided, however, that no option or SAR may be repriced, replaced, regranted through cancellation, exchanged for cash or modified without stockholder approval, except in connection with a Change-In-Control, if the effect of such action would be to reduce the exercise price for the shares of KCG Common Stock underlying the option or SAR. The Amended 2013 Plan requires stockholder approval for an action that results in the reduction of the exercise price for shares underlying SARs and options. Additionally, the Amended 2013 Plan requires stockholder approval for the exchange of cash for options or SARs that has the effect of reducing the exercise price for shares underlying options or SARs.

Certain U.S. Federal Income Tax Consequences

The following discussion is a brief summary of the principal United States federal income tax consequences of the Amended 2013 Plan under the provisions of the Code as currently in effect. These rules are subject to change. This summary is not intended to constitute tax advice, is not intended to be exhaustive and does not describe, among other things, state, local or foreign income and other tax consequences. The specific tax consequences to a participant will depend upon a participant’s individual circumstances. Therefore, it is suggested that a participant consult his or her tax and/or financial advisor for tax advice before exercise of an option or SAR, vesting or settlement of other awards and before disposing of any shares of KCG Common Stock acquired upon the exercise or settlement thereof or pursuant to any other award under the Amended 2013 Plan.

Incentive Stock Options.    Participants will not be subject to tax upon the grant of an incentive stock option (“ISO”) or upon the exercise of an ISO. However, the excess of the fair market value of the shares of KCG Common Stock on the date of exercise over the exercise price paid will be included in the participant’s alternative minimum taxable income. Whether a participant is subject to the alternative minimum tax will depend on the participant’s particular circumstances. A participant’s basis in the shares of KCG Common Stock received will be equal to the exercise price paid, and the participant’s holding period in such shares will begin on the day following the date of exercise.

If a participant disposes of the shares of KCG Common Stock on or after the later of: (i) the second anniversary of the date of grant of the ISO; and (ii) the first anniversary of the date of exercise of the ISO (the “statutory holding period”), the participant will recognize a capital gain or loss in an amount equal to the difference between the amount realized on such disposition and the participant’s basis in the shares. Such capital gain or loss will be subject to the rules set forth under “Disposition of Shares” below.

If you dispose of shares of KCG Common Stock before the end of the statutory holding period, you will have engaged in a “disqualifying disposition.” As a result, you will be subject to tax:

1)

on the excess of the fair market value of the shares of KCG Common Stock on the date of exercise (or the amount realized on the disqualifying disposition, if less) over the exercise price paid, as ordinary income, and

2)

on the excess, if any, of the amount realized on such disqualifying disposition over the fair market value of the shares of KCG Common Stock on the date of exercise, as capital gain. Such capital gain will be subject to the rules set forth under “Disposition of Shares” below.

If the amount the participant realizes from a disqualifying disposition is less than the exercise price paid (i.e., the participant’s basis) and the loss sustained upon such disposition would otherwise be recognized, the participant will not recognize any ordinary income from such disqualifying disposition and instead participant will recognize a capital loss. In the event of a disqualifying disposition, the amount recognized by the participant as ordinary income is generally deductible by KCG or one of its subsidiaries.

The current position of the Internal Revenue Service is that income tax withholding and FICA and FUTA taxes (“employment taxes”) do not apply upon the exercise of an ISO or upon any subsequent disposition, including a disqualifying disposition, of shares of KCG Common Stock acquired pursuant to the exercise of the ISO.

Nonstatutory Stock Options.    A participant will not be subject to tax upon the grant of an option which is not intended to be (or does not qualify as) an ISO (a “nonstatutory stock option”). Upon exercise of a nonstatutory stock option, an amount equal to the excess of the fair market value of the shares of KCG Common Stock acquired on the date of exercise over the exercise price paid is taxable to the participant as ordinary income, and such amount is generally deductible by KCG or one of its subsidiaries. This amount of income will be subject to income tax withholding and employment taxes. The participant’s basis in the shares of KCG Common Stock received will equal the fair market value of the shares of KCG Common Stock on the date of exercise, and the participant’s holding period in such shares of KCG Common Stock will begin on the day following the date of exercise.

Exercise of Options with Previously Acquired Shares.    If a participant uses previously acquired shares of KCG Common Stock to pay all or a portion of the exercise price on the exercise of a stock option, the participant will not be subject to tax with respect to the shares of KCG Common Stock that the participant transfers to KCG. Instead, the number of shares of KCG Common Stock KCG delivers to the participant upon exercise of the option that equals the number of shares of KCG Common Stock the participant transferred to KCG (the “substitute shares”) will have the same basis and holding period as the shares of KCG Common Stock the participant transferred to KCG.

However, where a participant uses shares of KCG Common Stock that were acquired pursuant to the previous exercise of an ISO (the “first ISO”) to acquire shares of KCG Common Stock under another ISO (the “second ISO”), and the statutory holding period discussed above has not been met with respect to the shares of KCG Common Stock that the participant transfers to KCG, the exchange will be deemed a disqualifying disposition and the participant will recognize ordinary income to the extent the fair market value of the shares of KCG Common Stock on the date of exercise of the first ISO (or, if less, the fair market value of the shares of KCG Common Stock on the date of exercise of the second ISO) exceeds the exercise price paid pursuant to the exercise of the first ISO. In such a case, the participant’s basis in the substitute shares of KCG Common Stock received will be equal to the basis of the shares of KCG Common Stock that the participant transferred to KCG plus the ordinary income taxable to the participant as a result of the disqualifying disposition, and the participant’s holding period in the substitute shares of KCG Common Stock received will be the same as the holding period in the shares of KCG Common Stock that the participant transferred to KCG. However, the participant’s statutory holding period in the substitute shares of KCG Common Stock received will begin on the date of exercise of the second ISO.

If a participant previously acquired shares of KCG Common Stock to pay the entire option exercise price of a nonstatutory stock option, then the fair market value of the shares of KCG Common Stock received which are not substitute shares (the “additional shares”) is taxable to the participant as ordinary income, and such amount will generally be deductible by KCG or one of its subsidiaries. The participant’s basis in the additional shares of KCG Common Stock will be equal to the fair market value of the shares of KCG Common Stock on the date of exercise, and the participant’s holding period in the additional shares of KCG Common Stock will begin on the day following the date of exercise. In the event the participant uses previously acquired shares of KCG Common Stock to pay a portion of the exercise price of a nonstatutory option and the participant uses cash to pay the remainder of such exercise price, then the exercise shall be bifurcated into (i) an exercise using previously acquired shares of KCG Common Stock which will be subject to the tax rules in the two immediately preceding paragraphs; and (ii) an exercise using cash which will be subject to the tax rules under “Nonstatutory Stock Options” above.

If a participant uses previously acquired shares of KCG Common Stock to pay the entire option exercise price of an ISO, then the participant will have a zero basis in the additional shares of KCG Common Stock received, and the participant’s holding period in the additional shares will begin on the day such shares are transferred to the participant. However, for purposes of determining whether the participant has held the additional shares for the statutory holding period, the date of exercise of the ISO will be counted towards meeting such holding period. In the event the participant uses previously acquired shares of KCG Common Stock to pay a portion of the exercise price of an ISO and the participant uses cash to repay the remainder of such exercise price, then the exercise shall be bifurcated into (i) an exercise using previously acquired shares of KCG Common Stock which will be subject to the tax rules in the two immediately preceding paragraphs; and (ii) an exercise using cash which will be subject to the tax rules under “Incentive Stock Options” above.

Stock Appreciation Rights.    A participant will not be subject to tax upon the grant of a stock appreciation right. Upon exercise of a stock appreciation right, an amount equal to the cash and/or the fair market value (measured on the date of exercise) of the shares of KCG Common Stock received will be taxable to the participant as ordinary income, and such amount generally will be deductible by KCG or one of its subsidiaries. This amount of income will be subject to income tax withholding and employment taxes. The participant’s basis in any shares of KCG Common Stock received will be equal to the fair market value of such shares of KCG Common Stock on the date of exercise, and the participant’s holding period in such shares of KCG Common Stock will begin on the day following the date of exercise.

Restricted Stock.    A participant will not be subject to tax upon receipt of an award of shares of KCG Common Stock subject to forfeiture conditions and transfer restrictions (the “restrictions”) under the Amended 2013 Plan unless the participant makes the election referred to below. Upon lapse of the restrictions, the participant will recognize ordinary income equal to the fair market value of the shares of KCG Common Stock on the date of lapse (less any amount the participant may have paid for the shares of KCG Common Stock), and such income will be subject to income tax withholding and employment taxes. The participant’s basis in the shares of KCG Common Stock received will be equal to the fair market value of the shares of KCG Common Stock on the date the restrictions lapse, and the participant’s holding period in such shares of KCG Common Stock begins on the day after the restrictions lapse. If any dividends are paid on such shares of KCG Common Stock prior to the lapse of the restrictions they will be includible in the participant’s income during the restricted period as additional compensation (and not as dividend income) and will be subject to income tax withholding and employment taxes.

If permitted by the applicable award agreement and the Amended 2013 Plan, a participant may elect, within thirty days after the date of the grant of the restricted stock, to recognize immediately (as ordinary income) the fair market value of the shares of KCG Common Stock awarded (less any amount the participant may have paid for the shares of KCG Common Stock), determined on the date of grant (without regard to the restrictions). Such income will be subject to income tax withholding and employment taxes at such time. This election is made pursuant to Section 83(b) of the Code and the regulations thereunder. If the participant makes this election, the participant’s holding period will begin the day after the date of grant, dividends paid on the shares of KCG Common Stock will be subject to the normal rules regarding distributions on stock, and no additional income will be recognized by the participant upon the lapse of the restrictions. However, if the participant forfeits the restricted shares before the restrictions lapse, no deduction or capital loss will be available to the participant (even though the participant previously recognized income with respect to such forfeited shares).

In the taxable year in which the participant recognizes ordinary income on account of shares of KCG Common Stock awarded to a participant, KCG or one of its subsidiaries generally will be entitled to a deduction equal to the amount of income recognized by the participant. In the event that the restricted shares are forfeited by the participant after having made the Section 83(b) election referred to above, KCG or one of its subsidiaries generally will include in KCG’s income the amount of KCG’s original deduction.

Restricted Stock Units.    A participant will not be subject to tax upon the grant of a restricted stock unit. Upon vesting of the restricted stock unit, the fair market value of the shares of KCG Common Stock covered by the award on the vesting date will be subject to employment taxes. Upon distribution of the shares of KCG Common Stock underlying the restricted stock units, the participant will recognize as ordinary income an amount equal to fair market value (measured on the distribution date) of the shares of KCG Common Stock received, and such amount will generally be deductible by KCG or one of its subsidiaries. This amount of income will generally be subject to income tax withholding on the date of distribution. The participant’s basis in any shares of KCG Common Stock received will be equal to the fair market value of the shares of KCG Common Stock on the date of distribution, and the holding period in such shares of KCG Common Stock will begin on the day following the date of distribution. If any dividend equivalent amounts are paid to a participant, they will be includible in the participant’s income as additional compensation (and not as dividend income) and will be subject to income and employment tax withholding.

Disposition of Shares.    Unless stated otherwise above, upon the subsequent disposition of shares of KCG Common Stock acquired under any of the preceding awards, a participant will recognize capital gain or loss based upon the difference between the amount realized on such disposition and the participant’s basis in the shares of KCG Common Stock, and such amount will be long-term capital gain or loss if such shares of KCG Common Stock were held for more than 12 months. Capital gain is generally taxed at a maximum rate of 20% if the property is held more than one year.

Additional Medicare Tax.    For taxable years beginning after December 31, 2012, participants will also be subject to a 3.8% tax on the lesser of (i) the participant’s “net investment income” for the relevant taxable year; and (ii) the excess of the participant’s modified adjusted gross income for the taxable year over a certain threshold (between $125,000 and $250,000, depending on the participant’s circumstances). The participant’s net investment income generally includes net gains from the disposition of shares of KCG Common Stock. Participants are urged to consult their tax advisors regarding the applicability of this Medicare tax to the participants’ income and gains in respect of the their investment in the shares.

Section 409A.    If an award is subject to Section 409A of the Code, but does not comply with the requirements of Section 409A of the Code, the taxable events as described above could apply earlier than described, and could result in the imposition of additional taxes and penalties. Participants are urged to consult with the participants’ tax advisors regarding the applicability of Section 409A of the Code to the participant’s awards.

New Plan Benefits

Awards under the Amended 2013 Plan are granted at the discretion of the KCG Compensation Committee and, as a result, it is not possible at this time to determine the number or type of awards that will be granted to any person under the Amended 2013 Plan. Therefore, in accordance with SEC rules, and because KCG is a successor to Knight for SEC reporting purposes, the following table sets forth information about awards over

Knight Class A Common Stock granted by Knight during its 2012 fiscal year under the Knight Amended and Restated 2010 Equity Incentive Plan to: (i) Knight’s 2012 “Named Executive Officers” (as defined below in the section entitled “Compensation of the Named Executive Officers”); (ii) all executive officers of KCG as of November 15, 2013, as a group; (iii) all directors of KCG as of November 15, 2013, who are not executive officers of KCG, as a group; and (iv) all employees of KCG who are not executive officers of KCG as of November 15, 2013, as a group. The closing of the Mergers did not occur until 2013 and, therefore, only Knight executive officers, directors and employees were granted awards under Knight’s Amended and Restated 2010 Equity Incentive Plan during 2012. The information in this table reflects information as of December 31, 2012, prior to the completion of the Mergers and the replacement of the Knight awards with KCG awards and, therefore, contains information concerning shares of Class A Common Stock of Knight.

Knight Amended and Restated 2010 Equity Incentive Plan

(Amended 2013 Plan Prior to its Assumption by KCG)

Knight Awards in Fiscal Year Ended December 31, 2012*

Name and Position	Dollar Value ($)(1)	RSUs (#)		Options (#)
Knight 2012 Named Executive Officers (Knight awards received in 2012)
Thomas M. Joyce (2)	3,395,547	201,951	(3)	0
Chairman of the Board and Chief Executive Officer
Steven Bisgay	990,000	75,573		0
Executive Vice President, Chief Financial Officer, and Chief Operating Officer
George Sohos	2,856,667	218,067		0
Senior Managing Director, Head of Market Making
Alan Lhota (2)	571,561	43,631		0
Senior Managing Director, Co-Head of Institutional Fixed Income
Robert K. Lyons (2)	730,587	55,770		0
Senior Managing Director, Co-Head of Institutional Fixed Income
Current KCG Executive Officers, Directors and Non-Executive Officer Employees (Knight Awards Received in 2012)
All KCG executive officers, as of November 15, 2013, as a group (4)	0	0		0
All KCG non-officer directors, as of November 15, 2013, as a group (5)	260,000	20,117		0
All KCG employees who are not executive officers, as of November 15, 2013, as a group (6)	25,658,250	2,138,583	(7)	0

*

The awards in this table reflect awards made by Knight during its fiscal year 2012 and represent awards over shares of Class A Common Stock of Knight (prior to their replacement with KCG awards as a result of the Mergers).

(1)

The amounts in this column represent the grant date fair value of the stock awards, which is the fair market value of Knight’s Class A Common Stock on the grant date multiplied by the number of shares subject to the grant.

(2)	Messrs. Joyce, Lhota and Lyons are no longer employed by KCG.
(3)

Of this amount, 57,252 RSUs were subject to forfeiture in the event Knight did not achieve pre-tax operating income of at least $50 million in 2012. As Knight did not achieve pre-tax operating income of at least $50 million in 2012, such performance condition was not met and the RSU award of 57,252 RSUs was forfeited as of December 31, 2012.

(4)	Represents current KCG executive officers who received Knight awards during 2012 (Steven Bisgay and George Sohos). These awards are reflected above and, therefore, are not included in this row.
(5)	Represents current KCG non-officer directors who received Knight awards during 2012.
(6)

Represents current KCG employees who are former Knight employees and received awards over shares of Class A Common Stock of Knight during Knight’s fiscal year 2012. No current KCG employees who are former GETCO employees received any Knight awards in Knight’s fiscal year 2012. The awards received by Mr. Bisgay and Mr. Sohos are reflected above and, therefore, are not included in this row.

(7)	This amount includes 21,034 restricted shares.

Equity Compensation Plan Information

In accordance with SEC rules and because KCG is a successor to Knight for SEC reporting purposes, the following table sets forth certain information, as of December 31, 2012, regarding Knight’s equity compensation plans for stock-based awards. The information in this table reflects information as of December 31, 2012, prior to the completion of the Mergers and the replacement of the Knight awards with KCG awards and, therefore, contains information concerning awards over shares of Class A Common Stock of Knight.

Plan Category	Number of Knight Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (1)	Weighted-average Exercise Price of Outstanding Knight Options, Warrants and Rights	Number of Knight Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (2)(3)
	(In thousands, except weighted-average exercise price)
	(a)	(b)	(c)
Equity compensation plans approved by security holders	2,536	$13.66	60,072
Equity compensation plans not approved by security holders	—	—	1,139

Total	2,536	$13.66	61,211

(1)	Knight stock-based awards were issued under the following Knight stockholder-approved equity compensation plans: the Prior Plans and the Knight Amended and Restated 2010 Equity Incentive Plan.
(2)

All Knight securities that remained available for future issuance as of December 31, 2012 under equity compensation plans approved by Knight security holders were pursuant to the Knight Amended and Restated 2010 Equity Incentive Plan. As a result of the establishment of the Knight Amended and Restated 2010 Equity Incentive Plan in November 2012 and its stockholder approval on December 27, 2012, that plan replaced the Prior Plans for future equity grants and no additional grants were made under the Prior Plans (but the terms and conditions of any outstanding equity grants under the Prior Plans were not affected). Shares of Class A Common Stock of Knight that remained available for grant under the Prior Plans as of December 27, 2012 were transferred to, and made available for grant under, the Knight Amended and Restated 2010 Equity Incentive Plan. In addition, any shares of Class A Common Stock of Knight that would have become available again under the Prior Plans due to cancellation, forfeiture or expiration of existing grants became available for grant under the Knight Amended and Restated 2010 Equity Incentive Plan and increased the maximum shares available under such plan.

(3)

Securities that remained available for future issuance as of December 31, 2012 under equity compensation plans not approved by Knight security holders comprised 1.1 million shares of Class A Common Stock of Knight under the Knight Capital Group, Inc. Amended and Restated 2009 Inducement Award Plan.

Vote Required

Any abstentions by shares of KCG Common Stock present in person or represented by proxy at the Special Meeting are effectively equivalent to votes against this proposal. The proposal to approve the KCG Holdings, Inc. Amended and Restated Equity Incentive Plan requires approval by the affirmative vote of a majority of the aggregate number of shares of KCG Common Stock present at the Special Meeting, in person or by proxy, and entitled to vote on the proposal.

KCG Board of Directors Recommendation

THE KCG BOARD OF DIRECTORS BELIEVES THAT THE APPROVAL OF THE KCG AMENDED AND RESTATED EQUITY INCENTIVE PLAN IS IN THE BEST INTERESTS OF KCG AND ITS STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS A VOTE FOR THIS PROPOSAL TO APPROVE THE KCG AMENDED AND RESTATED EQUITY INCENTIVE PLAN.

EXECUTIVE COMPENSATION

EXPLANATORY NOTE

On July 1, 2013, Knight merged with and into Knight Acquisition Corp., a wholly-owned subsidiary of KCG, with Knight surviving the merger; GETCO merged with and into GETCO Acquisition, LLC, a wholly-owned subsidiary of KCG, with GETCO surviving the merger; and GA-GTCO, LLC, a unitholder of GETCO, merged with and into GA-GTCO Acquisition, LLC, a wholly-owned subsidiary of KCG, with GA-GTCO Acquisition, LLC surviving the merger (collectively, the “Mergers”), in each case, pursuant to the Amended and Restated Agreement and Plan of Mergers, dated as of December 19, 2012, and amended and restated as of April 15, 2013. Following the Mergers, each of Knight and GETCO became wholly-owned subsidiaries of KCG.

Due to the fact Proposal 1 relates to a compensation plan in which executive officers and directors of KCG will participate, KCG is required to furnish certain executive compensation information and director compensation information as of the last completed fiscal year (ended December 31, 2012). KCG has not yet completed its first fiscal year. Therefore, as a successor to Knight for SEC reporting purposes, the compensation sections of this Proxy Statement contains compensation information for Knight as of December 31, 2012, included in Knight’s Amendment No. 1 to Form 10-K, dated April 16, 2013, subject to update where required.

Except as otherwise indicated the information contained in the compensation sections of this Proxy Statement relates only to Knight as of and for the period ended December 31, 2012. All references in these compensation sections to “Knight” relate solely to Knight Capital Group, Inc. and not KCG. All equity-based awards are over shares of Class A Common Stock of Knight, prior to their replacement with KCG awards as a result of the Mergers. Although compensation information for Messrs. Joyce, Lhota and Lyons is provided in accordance with SEC rules, they are no longer employed by KCG.

For additional information relating to the Mergers and KCG, see the Registration Statement on Form S-4 (Registration No. 333-186624) filed by KCG with respect to the Mergers; Form 8-K filed by KCG on July 1, 2013; Footnote 22 “Subsequent Events” included in Part 1, Item 1, “Financial Statements” of the Form 10-Q filed by KCG on August 9, 2013; Form 8-K filed by KCG on August 9, 2013; and Forms 8-K and 10-Q filed by KCG on November 12, 2013.

KNIGHT COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) explains aspects of Knight’s executive compensation program for Knight’s named executive officers. As of December 31, 2012, Knight’s “Named Executive Officers” and their titles were as follows:

Thomas M. Joyce, Chairman of the Board and Chief Executive Officer of Knight;

Steven Bisgay, Executive Vice President, Chief Operating Officer and Chief Financial Officer of Knight;

George Sohos, Senior Managing Director, Head of Market Making of Knight;

Alan Lhota, Senior Managing Director, Co-Head of Institutional Fixed Income of Knight; and

Robert K. Lyons, Senior Managing Director, Co-Head of Institutional Fixed Income of Knight.

Knight’s executive compensation program was designed to retain, motivate, reward and recruit the talent needed to achieve growth and long-term success. Accordingly, the executive compensation programs of Knight focused on the following objectives: (i) aligning long-term economic interests of Knight’s executives with stockholders’ interests; (ii) providing balanced incentives for achieving short-term and long-term business goals and objectives; and (iii) providing competitive compensation and benefits.

Executive Summary and Recap of Significant 2012 Events for Knight

At Knight’s annual meeting of stockholders in May 2012, 31.55% of Knight’s stockholders approved Knight’s advisory “Say-on-Pay” resolution regarding 2011 executive compensation described in Knight’s 2012 proxy statement. Knight, the Knight Board of Directors (the “Knight Board”) and the Compensation Committee of the Knight Board (the “Knight Compensation Committee”) paid careful attention to communications received from stockholders regarding executive compensation, including the non-binding advisory vote. The Knight Compensation Committee took into consideration the “Say-on-Pay” vote as well as feedback received from institutional shareholders and evaluated Knight’s policies, processes and approach to executive compensation. In connection with its evaluation of executive compensation following the Say-on-Pay vote, the Knight Compensation Committee retained an executive compensation firm, Pay Governance LLC (“Pay Governance”), to provide advice and guidance on executive compensation matters for 2012 and going forward. Although Knight and the Knight Compensation Committee intended to structure executive compensation awarded in 2012 to better reflect Knight’s stockholders’ philosophies regarding compensation, certain events described below played a significant role in the compensation decisions made in 2012.

On August 1, 2012, Knight experienced a technology issue at the open of trading at the NYSE, which resulted in a pre-tax loss to Knight of approximately $458 million (the “August 1 Trading Loss”) and reduced trading volumes handled by Knight following such event. In connection with the August 1 Trading Loss, Knight’s leaders, including Knight’s Named Executive Officers, actively pursued strategic and financing alternatives to strengthen Knight’s capital base, resulting in Knight, on August 6, 2012, entering into a Securities Purchase Agreement (the “Purchase Agreement”), with nine investors (the “Investors”) pursuant to which, among other things, Knight sold 400,000 shares of Series A-1 Cumulative Perpetual Convertible preferred stock, par value $0.01 per share (the “Preferred Stock”), in a private placement to the Investors in exchange for immediate aggregate cash consideration of $400,000,000 (the “Investment”). As a result of the Investment, Knight experienced a “change-in-control” for purposes of some of its equity-based executive compensation arrangements. The change-in-control would have accelerated vesting of certain equity awards and/or triggered rights under certain agreements with Messrs. Joyce, Bisgay and Sohos; however, Messrs. Joyce, Bisgay and Sohos executed waivers of such accelerated vesting and/or rights in August 2012, pursuant to which they irrevocably forfeited benefits they would have otherwise received as a result of the Investment.

During and after the August 1 Trading Loss and Investment, Knight faced difficult circumstances. This was further exacerbated in late 2012 when Knight became the subject of public speculation regarding a potential sale. Throughout this period of time, Knight’s leaders spent considerable time and effort in addition to their day-to-day functions focusing on (i) stabilizing the employee workforce; (ii) client retention and/or re-engagement; and (iii) ensuring the financial stability of Knight, including maintaining sufficient liquidity and the confidence of counterparties and creditors. Additionally, the August 1 Trading Loss resulted in a pre-tax loss for Knight for 2012. This led to no payout under Knight’s 2009 Executive Incentive Plan (“EIP”) and forfeiture of Mr. Joyce’s discretionary January 2012 RSU grant.

Knight and GETCO, among other parties, executed the Merger Agreement on December 19, 2012 setting forth the terms and conditions of the Mergers. As part of these efforts to retain employees in light of the unprecedented difficulties Knight faced in 2012, and in recognition of the efforts of Knight’s Named Executive Officers to help Knight recover a substantial portion of its business following the August 1 Trading Loss, limit the amount of turnover in its workforce, and maintain financial stability, Knight, with the knowledge and support of the Knight Compensation Committee, and the consent of GETCO: (i) entered into a letter agreement with Mr. Joyce amending the terms of his employment agreement with Knight; (ii) recognized the efforts of certain of Knight’s Named Executive Officers by providing discretionary bonuses outside of the EIP related to the 2012 performance year; and (iii) acknowledged that employees are entitled to receive accelerated vesting of certain outstanding equity awards upon the consummation of the transactions contemplated by the Merger Agreement. Pay Governance provided advice on certain of the above matters.

Additionally, due to the Investment and the resulting dilution of existing Knight stockholders, outstanding employee equity awards lost most of their retentive value. Knight had originally planned to seek stockholder approval to increase the number of authorized shares available for grant under Knight’s 2010 Equity Incentive Plan (the “2010 Plan”) at its 2013 Annual Meeting of Stockholders, three years after initial approval of the 2010 Plan, because Knight would have depleted (as forecasted) most of the shares available for grant under the existing 2010 Plan after payment of 2012 annual incentive compensation in early 2013. However, as the value of a share of Knight Common Stock had been reduced due to the August 1 Trading Loss and the Investment and resulting dilution, the shares available for grant under the 2010 Plan were insufficient to satisfy Knight’s anticipated incentive equity compensation needs for 2012 and beyond. In order to obtain additional shares available for grant under the 2010 Plan to provide equity-based awards as a tool to retain employees, in December 2012, Knight obtained stockholder approval to increase the number of shares authorized to be granted under Knight’s 2010 Plan and amend certain other provisions, including an amendment to require a qualifying termination of employment in connection with a future change-in-control before vesting provisions in new awards accelerate, also known as “double-trigger” accelerated vesting.

Knight continued to take significant actions with respect to its business in 2013, including taking certain corporate actions designed to reduce operating expenses. Knight also entered into an agreement to sell its institutional fixed-income sales and trading business to Stifel Financial Corp. In connection with the closing of that sale, Mr. Lhota and Mr. Lyons ceased to be employees of Knight.

Knight Compensation Approval Process

The Knight Compensation Committee was responsible for approving and evaluating the Knight executive compensation program. The Knight Compensation Committee, in the past, retained compensation consultants with respect to executive compensation matters. These consultants acted at the sole direction of the Knight Compensation Committee. The retention and, where appropriate, termination of compensation consultants were at the Knight Compensation Committee’s sole discretion, and such decisions were made without the participation of any officer or other member of Knight’s management. Although Knight paid the compensation of these consultants, the Knight Compensation Committee, in its sole discretion, approved the fees and any other terms related to their engagement. In the five year period ended December 31, 2012, these compensation consultants had not performed, and had not provided as of December 31, 2012, any services to management or Knight. The Knight Compensation Committee retained Deloitte Consulting LLP for executive compensation matters prior to 2010. As noted above, subsequent to the annual meeting of stockholders in May 2012, the Knight Compensation Committee retained Pay Governance to provide advice and guidance on executive compensation matters for 2012 and going forward. Pay Governance was consulted upon by the Knight Compensation Committee in determining 2012 compensation and other compensation matters.

To determine competitive market compensation for the 2012 performance year for Knight’s Named Executive Officers and other members of executive management, Knight’s management, in December 2012, considered comparative market data provided by the compensation consultant retained by Knight, Towers Watson. Towers Watson reported to, and acted at the sole direction of, Knight’s management. Knight’s management approved the fees to Towers Watson and any other terms related to Towers Watson’s engagement. Using publicly available information contained in proxy statements related to the 2011 performance year, Towers Watson provided a comparative analysis of the compensation of named executive officers at other peer public financial services companies. In addition, Towers Watson used its proprietary database to compare non-public compensation information related to the 2011 performance year for individuals having similar roles at leading global competitors, or divisions or subsidiaries within such global companies, as applicable. For the public company comparisons, for 2012, the peer group consisted of: Interactive Brokers Group, Inc.; Investment Technology Group, Inc.; Jefferies Group, Inc.; NASDAQ OMX Group, Inc.; and NYSE Euronext. For the non-public information comparisons, for 2012, the comparative group consisted of: Bank of America Corporation; Barclays Capital; Citigroup Inc.; Credit Suisse Group; Deutsche Bank Group; The Goldman Sachs Group, Inc.; HSBC Bank plc; JPMorgan Chase & Co.; Morgan Stanley; and UBS AG. The peer group and the comparative group remained the same as the groups compared in 2011. To determine the appropriate total compensation for Knight’s Named Executive Officers, Knight generally averaged the total compensation paid to: (i) named executive officers at other peer financial services companies; and (ii) individuals having similar roles at leading large global competitors, or divisions or subsidiaries within such global companies, as applicable, who were not deemed named executive officers, and strove to be at approximately the 75th percentile of such average. As further described herein, this data was one of the factors used to establish competitive compensation levels for each Named Executive Officer of Knight and other members of executive management. This information was subsequently communicated in summary fashion by Mr. Joyce to the Knight Compensation Committee. The Knight Compensation Committee also reviewed comparative data obtained in the marketplace with input from Pay Governance.

The Knight Compensation Committee generally set incentive compensation for Knight’s Named Executive Officers in accordance with the terms of Knight’s EIP, although it retained discretion to pay additional amounts as appropriate. The EIP was Knight’s stockholder-approved plan in which each of Knight’s Named Executive Officers and other executive officers subject to Section 16 of the Exchange Act participated so that the cash and equity-based awards paid to Knight’s Named Executive Officers were intended to not be subject to the $1 million limit on deductible pay to Named Executive Officers pursuant to Section 162(m) of the Internal Revenue Code (“Section 162(m)”). In connection with the Mergers, the EIP was assumed by KCG. During the first quarter of the fiscal year, the Knight Compensation Committee established annual performance criteria for each of Knight’s Named Executive Officers, including Knight’s Chief Executive Officer, and determined the formula to be used for the calculation of each Knight Named Executive Officer’s maximum incentive compensation payout pursuant to Section 162(m). Even if Knight’s Named Executive Officers achieved the Section 162(m) performance criteria, the Knight Compensation Committee retained “negative discretion” to reduce the award based upon a variety of factors, including, but not limited to, the assessment of an individual’s performance and the attainment of other Knight and/or business unit performance objectives. The Knight Compensation Committee was able to use any objectives and guidelines it deemed appropriate in exercising “negative discretion” and also received substantial input from Mr. Joyce regarding the amount to be paid to the other Knight Named Executive Officers.

At the end of the performance period, the Knight Compensation Committee certified whether the pre-established Section 162(m) performance criteria were met and determined the maximum payout permitted based on the actual level of achievement versus the performance criteria. Prior to determining incentive compensation for each of Knight’s Named Executive Officers other than Mr. Joyce, Mr. Joyce reviewed with the Knight Compensation Committee a variety of factors, including: (i) the performance of Knight and/or the business unit the Knight Named Executive Officer oversaw for the fiscal year; (ii) the executive officer’s contribution to Knight’s and/or business unit performance, partly taking into account the Knight Named Executive Officer’s attainment of broad performance objectives, as determined in the sole discretion of Mr. Joyce; (iii) a comparison with pay levels of comparable positions in the marketplace; (iv) market conditions; and (v) extraordinary or unusual corporate events occurring in the applicable fiscal year. If it agreed with the recommendation of Mr. Joyce, the Knight Compensation Committee approved such incentive compensation amounts earned pursuant to the EIP (which could in no event exceed the maximum payouts derived from the Section 162(m) formula established by the Knight Compensation Committee). The Knight Compensation Committee and Mr. Joyce retained the right to pay executives, including participants in the EIP, additional amounts outside of the EIP.

For the 2012 performance year, the pre-established Section 162(m) performance criteria were based on Knight’s consolidated and/or business unit 2012 pre-tax operating income. Due to the August 1 Trading Loss and other unprecedented events of 2012, none of these performance criteria for 2012 were achieved. As such, for the 2012 performance year no awards were made pursuant to the EIP. All incentive awards granted to Knight’s Named Executive Officers with respect to 2012 were made outside of the EIP and Knight was not entitled to a tax deduction for such awards to the extent that they resulted in 2012 compensation for any Knight Named Executive Officer in excess of $1 million. Compensation that was paid in the form of commissions as well as all compensation that was awarded to Mr. Bisgay, however, was expected to be fully deductible for tax purposes. Given the significance of each Knight Named Executive Officer’s work related to the retention of Knight’s employees and clients and ensuring Knight’s financial stability during and following the August 1 Trading Loss and throughout the process that led to the Merger Agreement with GETCO, the Knight Compensation Committee determined that such compensation to Knight’s Named Executive Officers for 2012 be paid outside of the EIP as it was appropriate and in the best interests of Knight.

Knight Compensation Components

Knight’s executive officer compensation program generally consisted of three key elements: base salary (or commissions, if applicable), annual incentive compensation, including annual performance-based incentive compensation, and long-term equity-based awards. Consistent with market practices in the financial services industry, most of the compensation of each Knight Named Executive Officer, except for Messrs. Lhota and Lyons, consisted of incentive compensation. Incentive compensation consisted of annual performance-based incentives, which were generally paid in cash. Additionally, from time to time, Knight granted long-term equity incentives to Knight’s Named Executive Officers, which were sometimes subject to continued service conditions and/or forfeiture unless certain specified performance criteria were met. Allocation of Mr. Joyce’s compensation between annual cash and long-term equity incentives was determined by the Knight Compensation Committee or by contractual agreement. Mr. Joyce, in consultation with the Knight Compensation Committee, determined this allocation for the other Knight Named Executive Officers and other members of executive management. Generally, Knight’s executive compensation programs were designed so that executives received a mix of annual cash incentives (generally representing approximately 60% of total incentive compensation) and long-term equity incentives (generally representing approximately 40% of total incentive compensation), each of which is described below.

Salaries and Commissions

In general, salaries were intended to make up the smallest portion of overall executive compensation. Base salaries of executive officers were fixed at the beginning of each year and typically were not changed during the year except for promotions, changes in responsibility or changes in industry practice. Base salaries were reviewed annually by the Knight Compensation Committee and adjusted from time to time to realign salaries with market levels, individual performance and industry practice. The Knight Compensation Committee also considered salaries relative to those of others within Knight and, on occasion, made adjustments to salaries or other elements of total compensation, such as annual and long-term incentive opportunities, where a failure to make such an adjustment would result in a compensation imbalance that the Knight Compensation Committee deemed inappropriate and could have also resulted in a retention risk. For 2012, Messrs. Lhota’s and Lyons’s base salaries were increased from $250,000 to $500,000 in January 2012 in order to maintain their salaries in line with those of the other Knight Named Executive Officers (except for Mr. Joyce) and market and competitive practices. When determining incentive compensation, the Knight Compensation Committee took into consideration any increases in salary made during a performance period. Commissions paid to Messrs. Lhota and Lyons for 2012 were generally shared evenly based on management overrides on revenues from certain credit-related fixed income trading desks and revenues generated from transactions by the capital markets group.

Performance-Based Annual Awards

Each of Knight’s Named Executive Officers participated in the EIP, which provided for annual incentive compensation based on the achievement of performance goals and objectives and which was designed to: (i) advance the interests of Knight and its stockholders by providing incentives in the form of periodic bonus awards to certain key employees who contributed significantly to strategic and performance objectives, and the growth, of Knight; and (ii) further align the interests of Knight’s key employees with the interests of Knight’s stockholders by awarding bonuses based on Knight, division and/or subsidiary performance criteria. With respect to each Knight Named Executive Officer, baseline Section 162(m) performance goals were set by the Knight Compensation Committee. As to Knight Named Executive Officers other than Mr. Joyce, additional broad performance objectives were established by Mr. Joyce in consultation with the Knight Compensation Committee and were some of the factors used to reduce the maximum award determined by the achievement of the baseline Section 162(m) performance objectives. The particular performance goals or objectives reflected those measures which Knight viewed as key indicators of successful performance.

Mr. Joyce’s annual incentive opportunity related to the 2012 performance year was conditioned upon the achievement of certain consolidated pre-tax operating income targets of Knight, as set by the Knight Compensation Committee in March 2012 and in accordance with the bonus opportunity formula agreed to in March 2009 between Mr. Joyce and the Knight Compensation Committee as an amendment to his employment agreement covering the years 2009 through 2012. The pre-tax operating income targets for Mr. Joyce were as follows: (i) pre-tax operating income less than $0, no incentive bonus; or (ii) pre-tax operating income in excess of $0, incentive bonus equal to the greater of: (a) 3% of the first $350 million of pre-tax operating income plus 1.5% of pre-tax operating income in excess of $350 million; and (b) $3 million. In determining pre-tax operating income targets for a performance year, the Knight Compensation Committee had the ability to exclude non-operating and extraordinary items, if any. As a result of Knight having a pre-tax operating loss for 2012 based primarily due to the August 1 Trading Loss, Mr. Joyce was not eligible for, and did not receive, an incentive bonus under the EIP.

In addition, the Knight Compensation Committee approved a discretionary award outside of the EIP to Mr. Joyce in January 2012 (related to the 2011 performance year) of additional incentive compensation in the amount of $1,000,000. Such award was payable $250,000 in cash and $750,000 in RSUs (resulting in the issuance of 57,252 RSUs). The RSUs were subject to three year ratable vesting and were subject to forfeiture in the event Knight did not achieve pre-tax operating income of at least $50 million in 2012. As Knight did not achieve pre-tax operating income of at least $50 million in 2012 such performance condition was not met and the discretionary RSU award was forfeited as of December 31, 2012.

In connection with the execution of the Merger Agreement between Knight and GETCO on December 19, 2012, Knight, with the knowledge and consent of GETCO, entered into a letter agreement (the “Letter Agreement”) with Mr. Joyce to amend Mr. Joyce’s employment agreement with Knight, and the bonus opportunity formula agreed to in March 2009. The Letter Agreement provided for the extension of the term of the employment agreement with Mr. Joyce to expire on the earlier of (i) the closing of the merger with GETCO and (ii) December 31, 2014; provided, however, that upon the closing of the merger with GETCO, Mr. Joyce was entitled to a lump sum cash retention payment of $7.5 million in lieu of his right to receive the severance payments and benefits he would otherwise be entitled to receive under his employment agreement in the event of a termination by Knight other than for “cause” or a resignation by Mr. Joyce for “good reason.” Upon the completion of the Mergers, Mr. Joyce was paid the $7.5 million lump sum cash retention payment and the employment agreement terminated in accordance with the Letter Agreement.

With respect to Knight’s other Named Executive Officers, in addition to the Section 162(m) pre-tax income goals established by the Knight Compensation Committee, Mr. Joyce was actively involved, in consultation with the Knight Compensation Committee, in the determination of broad performance objectives. Mr. Joyce met with Knight’s executives to determine, and then set, broad performance objectives for the upcoming year based on Knight’s annual business plan and budget forecasts. The objectives chosen were a mix of qualitative and quantitative factors and often required subjective judgment to determine the level of achievement. Mr. Joyce reviewed with the Knight Compensation Committee those broad performance objectives and explained why those broad performance objectives were selected. At the end of the year, the Knight Compensation Committee certified that the Section 162(m) pre-tax income goals were met and determined the maximum payout permitted based on the actual level of achievement of the pre-tax income goals. Mr. Joyce also informed the Knight Compensation Committee as to his assessment regarding whether the broad performance objectives that were set were met and the rationale for the proposed incentive compensation for each Knight Named Executive Officer, which was based on a variety of factors (described below), including the attainment of the broad performance objectives. The overall incentive compensation for each executive was then recommended by Mr. Joyce to the Knight Compensation Committee for approval.

For 2012, these broad performance objectives were:

a.	Achievement related to business objectives and initiatives;
b.	Overall performance of the relevant business unit or discipline, including performance versus budget and the market environment;
c.	Revenues for the business unit overseen;
d.	Pre-tax income and/or margins for the business unit overseen;
e.	Risk management;
f.	Achievement of compliance goals (regulatory, legal and financial);
g.	Customer satisfaction;
h.	Employee satisfaction;
i.	Expense management; and
j.	Management effectiveness.

For Mr. Bisgay, items (a), (b), (e), (f), (g), (h), (i) and (j) were applicable. For Messrs. Sohos, Lhota and Lyons, all of the items noted above were applicable. Item (a) objectives for Mr. Bisgay included the continued enhancement of Knight’s financial reporting infrastructure, particularly in regards to the reverse mortgage business of Knight, the bolstering of Treasury department activities, including enhancing the liquidity profile and overall liquidity management program within Knight, and the enhancement of Knight’s overall risk management infrastructure. For Mr. Sohos, item (a) objectives related to the electronic trading group’s continued ability to launch new products and expand into new markets and asset classes, in addition to the strengthening of existing and new client relationships. Messrs. Lhota and Lyons’ item (a) objectives related to continued improvement in the performance of the fixed income business, including reductions to the cost structure of the business, in addition to the strengthening of existing and new client relationships. For items (b), (c) and (d), 2012 performance was compared to 2011 results along with 2012 budgets and goals set with the Knight Board in October 2011 at the Knight Board’s annual strategy meeting, as subsequently revised, and with financial results and market conditions within the securities industry. For item (e), objectives were based on the establishment of effective risk management policies and procedures (Mr. Bisgay), in addition to effective monitoring of trading, liquidity and credit risk (all Knight Named Executive Officers), all based on the evaluation of Knight’s internal risk committee. As to item (f), objectives included regulatory examination performance (including the amount of any regulatory fines) for the business unit or discipline Knight’s Named Executive Officers oversaw and compliance with internal policies and procedures. Items (g) and (h) were assessed through both formal and informal surveys. As to item (i), objectives related to achievement of expense efficiencies, expense controls and expense rationalization. Item (j) objectives related to personnel development, resource allocation and retention of employees. As there were no specific “target” or “threshold” levels of achievement established for these objectives, the determination as to whether such achievement was met was made in the sole discretion of Mr. Joyce.

In addition to the broad-based performance objectives listed above, the Knight Compensation Committee considered each Knight Named Executive Officer’s efforts in assisting Knight during and after the August 1 Trading Loss. These efforts, under very challenging circumstances, included: (i) ensuring stability of Knight’s workforce; (ii) constant work to retain and/or re-engage customers of Knight who reduced or ceased business with Knight after the announcement of the August 1 Trading Loss; and (iii) ensuring the financial stability of Knight, including maintaining sufficient liquidity and the confidence of counterparties and creditors. As a result of the efforts of Knight’s Named Executive Officers and others within the organization, Knight was able to recover a substantial portion of its business following the August 1 Trading Loss, limit the amount of turnover in its workforce, and maintain financial stability. Knight also considered the Knight Named Executive Officers’ work in maintaining the stability of the workforce and the business following the public headlines during the last few months of 2012 of a potential sale or business combination of Knight which created considerable uncertainty throughout the workforce around the future of Knight, and created additional challenges with certain customers and counterparties.

Each of the factors discussed above was considered in determining each executive’s 2012 compensation and none was dispositive. Accordingly, each Knight Named Executive Officer’s incentive compensation for 2012 was determined using an approach that considered, in the context of a competitive marketplace, a variety of factors, including: (i) the performance of Knight and/or the business unit the Knight Named Executive Officer oversaw during 2012; (ii) the executive’s contribution to that performance, partly taking into account the Knight Named Executive Officer’s attainment of the broad performance objectives, as determined in the sole discretion of Mr. Joyce; (iii) the performance of the executive during the extraordinary events that occurred in 2012; (iv) a comparison with pay levels of comparable positions in the marketplace; and (v) market conditions. Given the significance of factor (iii) to Knight’s overall business in 2012, it received more weighting than the other factors for 2012. For 2012, actual total compensation paid to Messrs. Bisgay, Sohos, Lhota, and Lyons was below the comparable pay levels determined from the Towers Watson comparative analysis that Knight strived to reach (as noted in subsection (iv) above and in the Compensation Approval Process section herein). Such 2012 incentive compensation was awarded as a mix of cash and RSUs in January 2013 generally in line with the mix described herein.

Long-Term Incentives

Knight believed that the most effective means to encourage long-term performance by Knight’s executive officers was to create an ownership culture. This philosophy was implemented through the granting of equity-based awards that vested based on continued employment. For the past few years, equity-based awards that vested based on continued employment consisted of RSUs and/or stock options. Knight primarily used RSUs as it believed they more accurately reflected the pattern of equity-based awards that prevail in its peer group and in the external market generally.

Annual grants of stock options and/or RSUs to Knight’s executive officers that were part of the executive’s annual incentive compensation were approved at a regularly scheduled meeting of the Knight Compensation Committee held during January of each year, and the grant date was the last business day of January, the same day equity-based awards were made to all other eligible Knight employees as part of their annual incentive compensation. The Knight Compensation Committee also made occasional grants during the year to executives, employees and new employees and had delegated to Mr. Joyce the authority, subject to certain established limitations and ratification by the Knight Compensation Committee, to make limited equity grants to existing and new employees, other than executive officers, of Knight. Those grants were typically associated with retention, promotion, acquisitions and hiring. No such grants were made to Knight’s Named Executive Officers in 2012. The exercise price for stock option grants was typically the average of the high and low price of a share of the Knight Common Stock as quoted on the NYSE on the date preceding the date of grant.

Knight 2012 and 2011 Compensation Awards

In January 2013 and January 2012, based primarily on the factors described above, the Knight Compensation Committee approved the following annual incentive awards paid under the EIP (for 2011) and discretionary bonuses paid outside of the EIP (for 2012), to certain of the Knight Named Executive Officers for their performance in fiscal years 2012 and 2011, respectively:

Name	Performance Year	Cash Award ($)	Value of RSU Awards ($)(1)	Total ($)(2)
Thomas M. Joyce (3)	2012	0	0	0
	2011	3,968,321	2,645,547	6,613,868

Steven Bisgay	2012	1,650,000	1,100,000	2,750,000
	2011	1,485,000	990,000	2,475,000

George Sohos (4)	2012	2,878,947	1,919,298	4,798,245
	2011	4,285,000	2,856,667	7,141,667

Alan Lhota	2012	721,630	481,087	1,202,716
	2011	500,000	571,561	1,071,561

Robert K. Lyons (5)	2012	780,385	520,257	1,300,641

(1)

The number of RSUs granted to each Knight Named Executive Officer was determined by taking the aggregate value of the RSU award to Knight’s Named Executive Officer and dividing it by the average of the high and low price of a share of the Knight Common Stock as quoted on the NYSE on the date preceding the date of grant.

(2)	Total excludes salaries, and in the case of Messrs. Lhota and Lyons, sales commissions for 2012 of $1,047,284 and $949,359, respectively, and for Mr. Lhota, sales commissions for 2011 of $1,956,105.
(3)

Includes a $1,000,000 discretionary award paid outside of the EIP to Mr. Joyce in January 2012 in consideration of his 2011 performance. The award consisted of $250,000 in cash and 57,252 RSUs with a grant date fair value of $750,000. Such award of RSUs was forfeited on December 31, 2012 as the applicable performance condition was not met.

(4)	Excludes a special April 2011 discretionary grant to Mr. Sohos of 250,000 RSUs with a grant date fair value of $3,292,500.
(5)	Mr. Lyons first became a Knight Named Executive Officer because of his compensation in 2012 and, as such, only compensation information for the 2012 performance year is provided.

The value of equity awards in the above table differs from the value of equity awards disclosed in the Summary Compensation Table, as the Summary Compensation Table, prepared in accordance with SEC regulations, reports the grant date fair value of equity awards that were granted at any time during each fiscal year computed in accordance with FASB ASC Topic 718. For 2012, the Summary Compensation Table reflects RSU grants that were made in 2012 in respect of 2011 performance. The Summary Compensation Table does not reflect the value of the above RSU awards made by Knight to its Named Executive Officers in January 2013 in respect of 2012 performance as under SEC regulations, as of December 31, 2012, the fair value of such awards will be reported as 2013 compensation in next year’s Summary Compensation Table.

Knight Employment Agreements

Knight entered into an employment agreement with Mr. Joyce in December 2008 (as amended, the “2008 Agreement”), under which Mr. Joyce continued to be employed by Knight as its Chief Executive Officer and continued to serve as the Chairman of the Knight Board. The 2008 Agreement became effective as of December 31, 2008 and, as amended by the Letter Agreement, continued through the closing of the Mergers. In negotiating the terms of the 2008 Agreement, the Knight Compensation Committee considered Mr. Joyce’s experience, his performance with Knight since he became the Chief Executive Officer, his prior compensation, and, with assistance from Deloitte, its independent compensation consultant, the prevailing market practice with respect to CEO compensation.

In connection with the execution of the Merger Agreement between Knight and GETCO on December 19, 2012, Knight entered into a Letter Agreement with Mr. Joyce to amend the 2008 Agreement, and the bonus opportunity formula agreed to in March 2009. The Letter Agreement extended the end of the term of the 2008 Agreement until the earlier of (i) the consummation of the transactions contemplated by the GETCO merger agreement; and (ii) December 31, 2014 (it was set to expire on December 31, 2012) and it provided that upon the closing of the merger with GETCO, Mr. Joyce was entitled to a lump sum cash retention payment of $7.5 million in lieu of his right to receive the severance payments and benefits he would otherwise be entitled to receive under his 2008 Agreement in the event of a termination by Knight other than for “cause” or a resignation by Mr. Joyce for “good reason.” Upon the completion of the Mergers, Mr. Joyce was paid the $7.5 million lump sum cash retention payment and the 2008 Agreement, except for certain provisions of the 2008 Agreement that specifically survive, immediately terminated. Mr. Joyce resigned from KCG on July 3, 2013. For a description of the 2008 Agreement and the Letter Agreement, see the heading entitled “Employment Agreement with Mr. Joyce” herein.

No other Named Executive Officer of Knight had an employment agreement with Knight as of December 31, 2012.

Knight Perquisites and Other Benefits

Generally, Knight did not believe it was necessary for the attraction or retention of management talent to provide Knight’s executives with a substantial amount of compensation in the form of perquisites. Accordingly, Knight did not have a formal perquisite policy, although the Knight Compensation Committee periodically reviewed perquisites for Knight’s Named Executive Officers. In 2012, pursuant to the terms of the previously executed 2008 Agreement, Knight provided Mr. Joyce with a vehicle and driver and/or a third party car service for commuting to and from Knight’s various office locations and reimbursed Mr. Joyce for the associated payment of taxes related to such perquisite. Knight also reimbursed Mr. Joyce for a golf club membership in 2012, which was used primarily for business purposes. No material perquisites were provided to any of the other Named Executive Officers of Knight.

Knight also maintained employee benefit programs for Knight’s executives and other employees. Knight’s Named Executive Officers generally participated in Knight’s employee health and welfare benefits on the same basis as all Knight employees. In addition to these generally available benefits, Knight’s Named Executive Officers were eligible to participate in nonqualified deferred compensation plans which were intended to provide a vehicle to defer compensation in excess of the amounts that were legally permitted to be deferred under Knight’s tax-qualified 401(k) savings plan and to provide a vehicle to defer annual cash bonus payments (subject to minimum and maximum deferral limitations). Mr. Joyce was the only Knight Named Executive Officer to defer compensation in 2012.

Tax Deductibility under Section 162(m) and Accounting Considerations

Under Section 162(m), Knight was not able to deduct certain forms of compensation in excess of $1 million paid to any of the Knight Named Executive Officers (other than the Chief Financial Officer) that were employed by Knight at year-end. Compensation which was “performance-based” was not subject to this statutory maximum on deductibility. The Knight Compensation Committee believed that it was generally in Knight’s best interests to satisfy the requirements for deductibility under Section 162(m). However, notwithstanding this general policy, the Knight Compensation Committee also believed there may be circumstances in which Knight’s interests were best served by maintaining flexibility in the way compensation was provided, whether or not compensation was fully deductible under Section 162(m). For the 2012 performance year, due to the August 1 Trading Loss and other unprecedented events of 2012, none of the performance criteria set for each Knight Named Executive Officer were achieved. As such, for the 2012 performance year no awards were made pursuant to the EIP. All incentive awards granted to the Knight Named Executive Officers with respect to 2012 were made outside of the EIP and Knight was not entitled to a tax deduction for such awards to the extent that they resulted in 2012 compensation for any Knight Named Executive Officer in excess of $1 million. Compensation that was paid in the form of commissions as well as all compensation that was awarded to the Chief Financial Officer, however, was fully deductible for tax purposes. Given the significance of each of Knight’s Named Executive Officer’s work related to the retention of Knight’s employees and clients and ensuring Knight’s financial stability during and following the August 1 Trading Loss and throughout the process that led to the Merger Agreement with GETCO, the Knight Compensation Committee determined that such compensation to Knight’s Named Executive Officers for 2012 be paid outside of the EIP as it was appropriate and in the best interests of Knight.

In making decisions about executive compensation, Knight also considered how various elements of compensation would affect Knight’s financial reporting, including the impact of FASB Accounting Standards Codification Topic 718, “Compensation—Stock Compensation” for awards of equity instruments.

KCG COMPENSATION DISCUSSION AND ANALYSIS

Introduction

The following is a discussion of the executive compensation program that KCG is in the process of implementing following the closing of the Mergers.

KCG Compensation Philosophy and Objectives

The KCG Compensation Committee believes KCG’s compensation programs should support its business strategies and provide balanced incentives for achieving short-term and long-term business goals and objectives. KCG designs compensation packages that are intended to align the long-term economic interests of KCG’s executive officers with its stockholders’ interests.

KCG Compensation Practices

KCG’s Compensation Committee will determine each KCG named executive officer’s compensation package, in accordance with the terms of such KCG named executive officer’s employment agreement, if applicable, on an annual basis and at times of promotions or other changes in responsibilities. The KCG Compensation Committee will review market data, such as pay data from proxy statements and other sources, as a reference point for evaluating the relative competitiveness of the compensation packages offered to KCG’s named executive officers. The KCG Compensation Committee has also retained Pay Governance to act as its compensation consultant to provide advice and guidance on executive compensation matters.

In making compensation decisions for KCG’s named executive officers, the KCG Compensation Committee will consider each element of each named executive officer’s compensation package and the total compensation that such KCG named executive officer may be entitled to receive. Multiple factors may be considered in determining the amount of total compensation to award the named executive officers each year. These factors may include:

•	the value of any equity-based awards that are granted;

•	internal pay equity considerations; and

•	the relative competitiveness of KCG’s compensation packages to the market generally.

KCG Compensation Components

KCG’s executive officer compensation program will consist of three key elements: base salary, annual incentive compensation, including cash and deferred incentive compensation, and long-term equity-based awards. Base salaries are intended to compete for and retain quality executives and to compensate the KCG named executive officers for their day-to-day services to KCG. Annual incentive compensation will be designed to motivate the executive officers to achieve shorter-term company-wide and individual performance goals. Long-term equity-based awards will encourage the achievement of longer-term performance goals and create an ownership culture focused on long-term value creation for KCG’s stockholders. KCG also provides executives with access to retirement and health and welfare programs, on the same terms and conditions as those made to salaried employees generally. Basic health, life insurance, disability benefits and similar programs give KCG’s executive officers access to healthcare and income protection for themselves and their family members.

KCG Employment Agreements

In connection with the closing of the Mergers, Daniel Coleman and KCG entered into an employment agreement (the “Employment Agreement”), which provides for Mr. Coleman’s employment as Chief Executive

Officer of KCG for a term of three years from the closing of the Merger. During the term, the KCG Board of Directors will continue to nominate Mr. Coleman to serve as a member of the KCG Board of Directors unless prohibited by applicable law.

The Employment Agreement provides for, among other things: (i) an initial annual base salary of $1,000,000; (ii) an annual incentive to be paid 80% in restricted stock units and 20% in cash, with a target of $5,000,000 (and, for 2013 only, a minimum of $1,000,000); (iii) the grant of 1,700,000 performance stock options with an exercise price of $11.65; and (iv) the grant of 1,700,000 performance stock appreciation rights with an exercise price of $22.50, in each case, that have five-year terms and that vest in three equal annual installments on each of the first three anniversaries of the grant date, subject to continued employment.

Mr. Coleman will be subject to a covenant not to compete with KCG or its affiliates during his employment and for a period of 12 months following his termination for any reason and to a covenant not to solicit employees during his employment and for a period of 36 months following his termination for any reason. If Mr. Coleman breaches the non-competition or non-solicitation covenants, he must forfeit all unexercised performance stock options and unexercised performance stock appreciation rights (whether vested or unvested) and repay to KCG any gains that he received after the end of his employment both from the exercise of performance stock options and performance stock appreciation rights and from the vesting of any annual incentive paid in the form of equity. Following a “change in control” (as defined in the Employment Agreement), each of the non-competition period and non-solicitation period will be reduced to six months following his termination for any reason. Mr. Coleman’s obligation to comply with the non-competition and non-solicitation covenants survives the end of the term of the Employment Agreement.

If Mr. Coleman’s employment is terminated during the term of the Employment Agreement by KCG without “cause” or by Mr. Coleman for “good reason” (each as defined in the Employment Agreement), subject to his execution of a release, Mr. Coleman will be entitled to receive: (i) subject to compliance with non-competition and non-solicitation covenants described above, (a) continued vesting of his initial performance stock options and initial performance stock appreciation rights, (b) continued vesting of any annual incentive paid in the form of equity and (c) non-compete/non-solicit payments equal, in the aggregate, to $2,000,000, paid in equal monthly installments over the course of his non-competition period described above; (ii) any earned but unpaid annual incentive for the fiscal year ending immediately before termination, paid 100% in cash; (iii) an annual incentive for the fiscal year in which the termination occurs, paid 100% in cash and prorated for the number of days elapsed during the year; and (iv) payment of COBRA health insurance premiums for up to 12 months following termination. If Mr. Coleman’s employment is terminated after the term of the Employment Agreement by KCG without “cause” or by Mr. Coleman for “good reason”, Mr. Coleman will be entitled to receive, subject to the same terms outlined above, continued vesting of his initial performance stock options, his initial performance stock appreciation rights and any annual incentive paid in the form of equity and the non-compete/non-solicit payments.

Upon a resignation by Mr. Coleman without “good reason”, either during or after the term of the Employment Agreement: (i) subject to his execution of a release and his compliance with non-competition and non-solicitation covenants described above, (a) Mr. Coleman’s vested performance stock options and performance stock appreciation rights will remain exercisable for three months, (b) Mr. Coleman’s annual incentive paid in the form of equity that was earned during the term will continue to vest and (c) Mr. Coleman will be entitled to receive the non-compete/non-solicit payments described above (except that, during the term of the Employment Agreement, KCG may elect to waive the non-compete and non-solicit obligations and to not make these payments); and (ii) Mr. Coleman will forfeit any unpaid annual incentives and any unvested performance stock options and stock appreciation rights.

Following the closing of the Mergers, KCG also entered into employment agreements with Steven Bisgay, its Chief Financial Officer, and George Sohos, its Global Head of Client Market Making. The employment agreements have an initial term of three years and thereafter renew automatically for successive one-year extension terms until either party gives notice of nonrenewal at least 90 days before the end of the applicable extension term. The employment agreements for Messrs. Bisgay and Sohos are substantially similar to one another with a few key differences, noted in the description below.

The employment agreements provide for, among other things: (i) an initial annual base salary of $500,000; (ii) an annual incentive (the “Annual Incentive”), and (iii) (a) a grant of 266,667 restricted stock units to Mr. Bisgay and (b) grants of 53,333 restricted stock units and options to purchase 97,978 shares of KCG Common Stock at an exercise price of $8.24 to Mr. Sohos (together, the “Performance Equity”). The Performance Equity will vest in three equal annual installments on each of the first three anniversaries of the Mergers, subject to each executive’s continued employment.

Each executive’s Annual Incentive will be split between a portion based on the achievement of performance goals (the “Performance Portion”) and a portion based on the achievement of initiatives established by the KCG Board of Directors in consultation with its Chief Executive Officer (the “Initiatives Portion”). For Mr. Bisgay, the target and maximum for each of the 2013 and 2014 Annual Incentives are $2,750,000 and $5,500,000, respectively. For Mr. Sohos, the target and maximum for the 2013 Annual Incentive is $4,250,000 and $8,500,000, respectively, and the target and maximum for the 2014 Annual Incentive is $5,250,000 and $8,500,000, respectively, provided, however, that Mr. Sohos’ actual 2013 Annual Incentive may not be less than $4,520,000.

Mr. Bisgay and Mr. Sohos will be subject to covenants not to compete with KCG or its affiliates during their employment and for a period of six months following their termination of employment for any reason and to a covenant not to solicit KCG’s employees during their employment and for a period of 18 months following their termination of employment for any reason. If either executive breaches the non-competition or non-solicitation covenant, he must forfeit unvested Performance Equity. Following a “change in control” (as defined in the employment agreements), the non-solicitation period will be reduced to six months following a termination for any reason. Mr. Bisgay’s and Mr. Sohos’ obligation to comply with the non-competition and non-solicitation covenants survives the end of the term of their employment agreements.

If either Mr. Bisgay’s or Mr. Sohos’ employment is terminated during the term of their employment agreements by KCG without “cause” or by either executive for “good reason” (each as defined in their respective employment agreements), subject to their execution of a release, Mr. Bisgay and Mr. Sohos will each be entitled to receive: (i) subject to compliance with non-competition and non-solicitation covenants described above, (a) continued vesting of their Performance Equity; (b) continued vesting of their Annual Incentive paid in the form of equity and (c) non-compete/non-solicit payments equal, in the case of Mr. Bisgay, in the aggregate, to his base salary paid in equal monthly installments over the course of the non-competition period described above and equal, in the case of Mr. Sohos, in the aggregate, to $1,500,000 paid in equal monthly installments over the course of the non-competition period described above; (ii) any earned but unpaid annual incentive for the fiscal year ending immediately before termination, paid 100% in cash; (iii) an annual incentive for the fiscal year in which the termination occurs, paid 100% in cash, prorated for the number of days elapsed during the year and based on actual performance; and (iv) payment of COBRA health insurance premiums for up to 12 months following termination.

Upon a resignation by either Mr. Bisgay or Mr. Sohos without “good reason” during the terms of their employment agreements: (i) subject to each executive’s execution of a release and compliance with non-competition and non-solicitation covenants described above, (a) each executive’s Annual Incentive paid in the form of equity that was earned during the term will continue to vest and (b) each executive will be entitled to receive the non-compete/non-solicit payments described above (except that, during the term of the employment agreements, KCG may elect to waive the non-compete and non-solicit obligations and to not make these payments); and (ii) each executive will forfeit any unpaid Annual Incentives and any unvested Performance Equity.

Relationship of KCG Compensation Policies and Practices to Risk Management

KCG’s compensation program is designed to encourage its executive officers and employees to focus on KCG’s short-term and long-term performance and, therefore, should not reasonably be likely to have a material adverse effect on KCG. KCG designs its compensation policies and practices in a way to support a strong risk management culture.

Deductibility of KCG Executive Compensation

Following the Mergers, the KCG Compensation Committee has and will continue to emphasize performance-based compensation for its named executive officers and will seek to minimize the impact of Section 162(m); however, the KCG Compensation Committee may not necessarily limit executive compensation to the amount deductible under that Section 162(m) of the Code. In certain situations, the KCG Compensation Committee may approve compensation that will not be deductible in order to ensure competitive levels of total compensation for the named executive officers or for other reasons.

KCG Equity Plan and Annual Incentive Plan

In connection with the closing of the Mergers, the KCG Board of Directors assumed the Knight Capital Group, Inc. Amended and Restated 2010 Equity Incentive Plan and renamed it the KCG Holdings, Inc. Amended and Restated Equity Incentive Plan. In addition, the KCG Board of Directors assumed the Knight Capital Group, Inc. 2009 Executive Incentive Plan and renamed it the KCG Holdings, Inc. Amended and Restated Executive Incentive Plan.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The KCG Compensation Committee, comprised of independent Directors, reviewed and discussed the above CD&A with KCG’s management. Based on the review and its discussions, and relying on the previous review of the above CD&A by the Knight Compensation Committee, the KCG Compensation Committee recommended to the KCG Board of Directors that the CD&A be included in this Proxy Statement.

Compensation Committee
James T. Milde, Chairman
Rene M. Kern
John C. (Hans) Morris

COMPENSATION OF THE KNIGHT NAMED EXECUTIVE OFFICERS

The following table sets forth information regarding compensation paid for the fiscal years ended December 31, 2012, 2011 and 2010, respectively, for Knight’s Chief Executive Officer, Knight’s Chief Financial Officer and Knight’s three other most highly paid executive officers (the “Named Executive Officers”):

Knight Summary Compensation Table

For Fiscal Years Ended December 31, 2012, 2011 and 2010

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)(3)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Thomas M. Joyce*	2012(6)	750,000	250,000	2,645,547	—	—	102,650	3,748,197
Chairman of the Board and Chief Executive Officer (7)(8)	2011 2010	750,000 750,000	— —	1,799,593 2,620,516	— —	3,718,321 2,699,390	101,995 96,872	6,369,909 6,166,778

Steven Bisgay	2012	500,000	—	990,000	—	—	8,000	1,498,000
Executive Vice President, Chief Financial Officer, and Chief Operating Officer	2011 2010	375,000 250,000	— —	991,000 780,000	— —	1,485,000 1,259,000	8,000 8,000	2,859,000 2,297,000

George Sohos	2012	500,000	—	2,856,667	—	—	8,000	3,364,667
Senior Managing Director, Head of Market Making	2011(9) 2010(10)	358,333 —	— —	4,388,112 —	— —	4,285,000 —	8,000 —	9,039,445 —

Alan Lhota*	2012(11)	1,547,284	—	571,561	—	—	8,000	2,126,845
Senior Managing Director, Co-Head of Institutional Fixed Income	2011(11) 2010(10)	2,156,105 —	— —	200,000 —	— —	500,000 —	8,000 —	2,864,105 —

Robert K. Lyons*	2012(12)	1,449,359	—	730,587	—	—	8,000	2,187,946
Senior Managing Director, Co-Head of Institutional Fixed Income	2011(10) 2010(10)	— —	— —	— —	— —	— —	— —	— —

*	Messrs. Joyce, Lhota and Lyons are no longer employed by KCG.
(1)	Represents cash paid outside of Knight’s EIP to Mr. Joyce in January 2012 in respect of fiscal year 2011 performance.
(2)

Represents the aggregate grant date fair value of RSUs, computed in accordance with FASB ASC Topic 718, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions.

(3)

Except as noted in Footnote 9 below, RSUs generally vested in equal installments on each of the first three anniversaries of the grant date, and were subject to acceleration under certain circumstances.

(4)

Represents cash earned for fiscal years 2011 and 2010, respectively, by Knight’s Named Executive Officers under Knight’s EIP. Subject to voluntary deferrals, the amounts were paid in January 2012 and 2011, respectively. Knight sponsored a voluntary deferred compensation plan, under which certain senior employees could voluntarily elect to defer receipt of all or a portion of their cash bonus. Mr. Joyce elected to defer $500,000 of his cash award for fiscal year 2011, which is included in the above table.

(5)

All other compensation includes an $8,000 matching contribution in the applicable year with respect to each of Knight’s Named Executive Officer’s participation in Knight’s tax qualified 401(k) savings plan.

(6)

2012 amounts include a $1,000,000 discretionary award paid to Mr. Joyce in January 2012, outside of the EIP. The award consisted of $250,000 in cash and 57,252 RSUs with a grant date fair value of $750,000. As Knight did not achieve pre-tax operating income of at least $50 million in 2012 such performance condition was not met and the RSU award was forfeited as of December 31, 2012.

(7)

In addition to Footnote (5), all other compensation for Mr. Joyce in 2012, 2011 and 2010 consists of $63,486, $62,829 and $58,368, respectively, related to providing a vehicle and driver and/or a third party car service for Mr. Joyce’s commute to, and from, Knight’s various office locations, tax reimbursements of $31,985, $30,686 and $30,024, respectively, related to such perquisite and a Knight paid gym membership of $480 in 2011 and 2010. The compensation value attributed to providing a vehicle and driver to Mr. Joyce equals the estimated incremental cost to Knight of Knight employed driver’s time relating to Mr. Joyce’s commute as well as the incremental cost to Knight of the additional operating expenses associated with Knight-owned vehicle used for such commute. Also included in the compensation value is the actual cost to Knight of third party car services in cases where such car services were provided for Mr. Joyce’s commute. The amount of the tax reimbursement is the amount of compensation paid to Mr. Joyce to reimburse him for his tax liability on the value of this perquisite. All of the above items were contractually agreed to pursuant to the previously executed 2008 Agreement.

(8)

Knight reimbursed Mr. Joyce for a golf club membership, which was used primarily for business purposes, in 2012, 2011 and 2010. Although Mr. Joyce was not restricted to using the membership solely for business purposes, during 2012, 2011 and 2010 this membership was used primarily for business purposes and therefore there was no incremental cost to Knight.

(9)

Mr. Sohos’ 2011 stock award comprises RSUs with a grant date fair value of $1,095,612, which were granted in January 2011 with respect to his 2010 compensation, and a special grant of 250,000 RSUs with a grant date fair value of $3,292,500, which were granted on April 13, 2011 and were subject to forfeiture in the event Knight did not achieve pre-tax income for 2011 of at least $50 million. As Knight achieved pre-tax income in 2011 of at least $50 million, the special RSU grant will vest on April 13, 2014.

(10)

Messrs. Sohos and Lhota first became Named Executive Officers of Knight because of their compensation in 2011 and, in accordance with SEC regulations, only compensation information for 2012 and 2011 is provided in the Summary Compensation Table. Mr. Lyons first became a Named Executive Officer of Knight because of his compensation in 2012 and, in accordance with SEC regulations, only compensation information for 2012 is provided in the Summary Compensation Table.

(11)

Mr. Lhota’s 2012 salary comprises base salary of $500,000 and sales commissions of $1,047,284 earned during 2012. Mr. Lhota’s 2011 salary comprises base salary of $200,000 and sales commissions of $1,956,105 earned during 2011.

(12)	Mr. Lyons’s 2012 salary comprises base salary of $500,000 and sales commissions of $949,359 earned during 2012.

The following table provides information on equity and non-equity awards granted in 2012 to each of Knight’s Named Executive Officers. There can be no assurance that all of the amounts disclosed below will vest because certain of the awards were subject to vesting conditions (performance based and/or service based).

Knight Grants of Plan-Based Awards

For Fiscal Year Ended December 31, 2012

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(1)	Grant Date fair Value of Stock and Option Awards ($)

		Threshold ($)	Target ($)	Maximum ($)
Thomas M. Joyce	1/1/2012	3,000,000	(2)	15,000,000	—	—
	1/31/2012	—	—	—	201,951(3)	3,395,547

Steven Bisgay	1/1/2012(4)	—	1,750,000	—	—	—
	1/31/2012	—	—	—	75,573	990,000

George Sohos	1/1/2012(4)	—	3,000,000	—	—	—
	1/31/2012	—	—	—	218,067	2,856,667

Alan Lhota	1/1/2012(4)	—	750,000	—	—	—
	1/31/2012	—	—	—	43,631	571,561

Robert K. Lyons	1/1/2012(4)	—	800,000	—	55,770	730,587
	1/31/2012	—	—	—	—	—

(1)

Represents RSU awards granted pursuant to the 2010 Equity Incentive Plan during 2012 but which were awarded with respect to the Knight Named Executive Officer’s performance during 2011. Except as noted in Footnote (3) below, these RSU awards generally vest in three equal installments on January 31, 2013, 2014 and 2015.

(2)

Mr. Joyce’s 2012 annual incentive opportunity was conditioned upon the achievement of certain 2011 consolidated pre-tax operating income targets of Knight as follows: (i) pre-tax operating income less than $0, no incentive bonus or (ii) pre-tax operating income in excess of $0, incentive bonus equal to the greater of (a) 3% of the first $350 million of pre-tax operating income plus 1.5% of pre-tax operating income in excess of $350 million, and (b) $3 million.

(3)

Of this amount, 57,252 RSUs were subject to forfeiture in the event Knight did not achieve pre-tax operating income of at least $50 million in 2012. As Knight did not achieve pre-tax operating income of at least $50 million in 2012 such performance condition was not met and the RSU award for 57,252 RSUs was forfeited as of December 31, 2012.

(4)

Target incentive awards were not established for 2012. In accordance with SEC disclosure rules, the amounts disclosed in this table were representative of estimated value of the cash awards granted to these Knight Named Executive Officers for 2012. Actual awards earned in 2012 were disclosed in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

Knight Employment Agreements with Knight’s Named Executive Officers

Employment Agreement with Mr. Joyce

In December 2008, Knight entered into the 2008 Agreement with Mr. Joyce under which Mr. Joyce continued to be employed by Knight as its Chief Executive Officer and continued to serve as Chairman of the Knight Board until, as amended by the Letter Agreement (described herein), the earlier of (i) the consummation of the transactions contemplated by the GETCO merger agreement; and (ii) December 31, 2014. The Investment would have constituted a “change-in- control” for purposes of the 2008 Agreement, which would have automatically extended the term of the 2008 Agreement through the second anniversary of the change-in-control; however, Mr. Joyce waived the change-in-control provisions in the 2008 Agreement solely related to the Investment on August 16, 2012.

Pursuant to the terms of the 2008 Agreement, Mr. Joyce received an annual base salary of $750,000. Mr. Joyce was also eligible for an annual bonus based on the achievement of performance targets and other terms and conditions established by the Knight Compensation Committee (the “Annual Bonus”). Prior to its amendment in March 2009, the 2008 Agreement provided that for the 2010 calendar year the Annual Bonus could be no greater than $10 million, and for each of the 2011 and 2012 calendar years the Annual Bonus could be no greater than $11 million. These caps were changed in March 2009 to reflect the $15 million cap under Knight’s 2009 Executive Incentive Plan and otherwise as part of the changes made to Mr. Joyce’s bonus opportunity formula for 2010 through 2012. The Annual Bonus was payable sixty percent (60%) in cash and forty percent (40%) in restricted stock or RSUs. The portion of the Annual Bonus that was paid in, or based on, Knight shares were to vest ratably over a three-year period, subject to accelerated vesting and distribution upon certain specified terminations of employment. Under certain circumstances, the 2008 Agreement allowed Knight to demand repayment of an annual bonus that was paid or awarded to Mr. Joyce based on a calculation of the measure on which the bonus was based that is later determined to have been overstated. Mr. Joyce was also eligible to receive payments in addition to those earned pursuant to the EIP. For example, as previously discussed, the Knight Compensation Committee decided to award Mr. Joyce additional incentive compensation in January 2012 of $1,000,000 related to 2011 performance. Such award was payable $250,000 in cash and $750,000 in RSUs (resulting in the issuance of 57,252 RSUs). The RSU award was to vest ratably over three years, and was subject to forfeiture in the event Knight did not achieve pre-tax operating income of at least $50 million in 2012. As Knight did not achieve pre-tax operating income of at least $50 million in 2012 such performance condition was not met and the RSU award was forfeited as of December 31, 2012.

In addition, the 2008 Agreement provided for equity awards pursuant to Knight’s 2006 Equity Incentive Plan (the “2006 Plan”) in the form of RSUs for a total of 1.5 million shares (collectively, the “Incentive Award”). The first 500,000 shares of the Incentive Award (the “First Tranche”) vested in four equal installments on December 31, 2009, 2010, 2011 and 2012, respectively, upon a performance condition having been met. The second 500,000 shares of the Incentive Award (the “Second Tranche”) generally provided for vesting upon Knight’s per share price closing at or above $25 per share for ten consecutive trading days or 15 trading days during any 20-day trading period, provided that if such condition was not met by December 31, 2012, the Second Tranche would be forfeited. The third 500,000 shares of the Incentive Award (the “Third Tranche”) generally provided for vesting upon Knight’s per share price closing at or above $30 per share for ten consecutive trading days or 15 trading days during any 20-day trading period, provided that if such condition was not met by December 31, 2012, the Third Tranche would be forfeited. Under certain circumstances (including, with respect to the Second and Third Tranche, a requirement that the performance conditions were met), the Incentive Awards will vest on a change-in-control of Knight. As Knight’s share price did not reach the required levels during the performance condition period, the Second Tranche and Third Tranche were each forfeited on December 31, 2012.

Pursuant to the 2008 Agreement, Mr. Joyce agreed not to sell, pledge, encumber or otherwise transfer 80% of the aggregate number of vested shares originally subject to the Incentive Award that remain after satisfaction of tax withholding obligations until December 31, 2012.

Under the 2008 Agreement, Mr. Joyce also was generally eligible to receive retirement benefits, fringe benefits and insurance coverage that were no less favorable than those generally made available to other senior executives of Knight. Mr. Joyce was also entitled to a car and driver for his daily commute between his home and Knight’s various office locations plus a tax gross-up attributable thereto, and reimbursement of his annual dues for a golf club membership.

The severance payments and benefits that Mr. Joyce was entitled to receive upon certain terminations of his employment were set forth herein, under the heading “Termination and Change in Control Agreements.”

In connection with its entry into the Merger Agreement with GETCO, Knight and Mr. Joyce executed the Letter Agreement on December 19, 2012, which amended the 2008 Agreement. The Letter Agreement extends the end of the term of the 2008 Agreement until the earlier of (i) the consummation of the transactions contemplated by the GETCO Merger Agreement; and (ii) December 31, 2014 (the 2008 Agreement was set to expire on December 31, 2012) and it entitled Mr. Joyce to a $7,500,000 retention payment upon the consummation of the Mergers in lieu of his right to receive the severance payments and benefits to which he would otherwise be entitled under the 2008 Agreement in the event of a termination by Knight other than for “cause” or a resignation by Mr. Joyce for “good reason.” Upon the completion of the Mergers, Mr. Joyce was paid the $7.5 million lump sum cash retention payment and, except for certain provisions of the 2008 Agreement that specifically survive, the 2008 Agreement immediately terminated. Mr. Joyce resigned from KCG on July 3, 2013.

Employment Agreements with Knight’s Other Named Executive Officers

Knight was not a party to individual employment agreements with any of its Named Executive Officer as of December 31, 2012 other than Mr. Joyce.

Knight Equity Plans and Agreements

Until May 2010, equity awards to Knight’s Named Executive Officers were historically made under the following Knight equity plans: the Knight Capital Group, Inc. 1998 Long-Term Incentive Plan (the “1998 Plan”), the Knight Capital Group, Inc. 2003 Equity Incentive Plan (the “2003 Plan”) and the 2006 Plan, or, collectively, the Prior Plans At Knight’s 2010 Annual Meeting of Stockholders, Knight’s stockholders approved the Knight Capital Group, Inc. 2010 Equity Incentive Plan (the “2010 Plan”, collectively with the Prior Plans and the Amended 2010 Plan (defined below), the “Stock Plans”). As a result of the establishment of the 2010 Plan, the 2010 Plan replaced the Prior Plans for future equity grants and no additional grants will be made under the Prior Plans (but the terms and conditions of any outstanding equity grants under the Prior Plans were not affected).

As discussed above, the Investment significantly reduced the retentive value of the outstanding employee equity awards. Therefore, at a special meeting of Knight’s stockholders on December 27, 2012, Knight sought approval of, and Knight’s stockholders approved, the Amended and Restated 2010 Equity Incentive Plan (the “Amended 2010 Plan”) to increase the number of shares authorized for grant under the 2010 Plan and amend certain provisions of the 2010 Plan to reflect market practices as of December 31, 2012. Key changes to the 2010 Plan that were adopted in the Amended 2010 Plan included: (i) an amendment to require a qualifying termination of employment before vesting provisions in new awards accelerate in the event of a change-in-control, also known as “double-trigger” accelerated vesting; (ii) an amendment to the modification provision to require stockholder approval before (a) SARs may be repriced, replaced, regranted through cancellation or modified if such change would reduce the exercise price for the shares underlying such SAR and (b) options or SARs may be exchanged for cash if such exchange would reduce the exercise price for the shares underlying such option or SAR; (iii) an amendment to limit the number of shares subject to awards granted to each non-employee member of the Knight Board during any calendar year to 200,000; and (iv) an extension of the time after which no awards may be granted under the Amended 2010 Plan to ten years from the date the stockholders approved the Amended 2010 Plan.

The Stock Plans were administered by the Knight Compensation Committee, and allowed for the grant of options, stock appreciation rights (2006 Plan and Amended 2010 Plan only), restricted stock and RSUs (collectively, the “awards”), as defined by the Stock Plans. In addition to overall limitations on the aggregate number of awards that may be awarded under the Stock Plans, the Stock Plans limited the number of awards that could be granted to a single individual as well as limited the amount of options, stock appreciation rights (2006 Plan and Amended 2010 Plan only) or shares of restricted stock or RSUs that could be awarded. The Knight Compensation Committee had previously delegated to Mr. Joyce the ability to make limited equity grants to new hires or employees, for promotions or retention purposes, except for grants to executive officers. Restricted share and RSU awards generally vested ratably over three years. Knight’s policy was to grant options for the purchase of shares of Knight Common Stock at not less than fair market value, which the Stock Plans define as the average of the high and low sales price on the date prior to the grant date. Options generally vested ratably over a three-year or four-year period and expired on the fifth or tenth anniversary of the grant date, pursuant to the terms of the applicable option award agreement. Knight generally had the right to fully vest executives in their awards upon retirement (except for certain awards to Mr. Joyce) and in certain other circumstances. Generally, retirement was defined (effective March 31, 2009) as a voluntary termination of employment by an employee or a termination without cause by Knight of an employee’s employment (i) after no less than five full years of service as an employee of Knight (regardless whether such service was continuous); (ii) with the employee having achieved or exceeded 50 years of age at the time of departure; and (iii) with the employee entering into a two year non-compete agreement in a form acceptable to Knight. Pursuant to FASB ASC Topic 718, upon an executive becoming retirement-eligible, the expense associated with any unvested RSUs and options was accelerated so that such awards were fully expensed as of the date of the executive’s retirement eligibility. Under the retirement definition applicable to awards after March 31, 2009, none of Knight’s Named Executive Officers (except for certain awards to Mr. Joyce) satisfy, as of December 31, 2012, the requirements of such definition. Unvested awards granted before September 1, 2010 were generally canceled if employment was terminated for any reason before the end of the relevant vesting period, except as discussed above and in the “Termination and Change in Control Agreements” section below. For annual incentive awards granted after September 1, 2010 and up to September 30, 2011, full vesting was given where an employee had been terminated without Cause by Knight. For all other awards granted after September 1, 2010 and up to September 30, 2011, unvested awards were generally canceled if employment was terminated for any reason before the end of the relevant vesting period, except as discussed above and in the “Termination and Change in Control Agreements” section below. Effective October 1, 2011, for all awards granted after such date, unless otherwise provided for in the applicable award agreement, full vesting would be given where an employee had been terminated without cause by Knight. The change to provide full vesting upon a termination without cause for all awards granted on or after October 1, 2011 (unless otherwise provided for in the applicable award agreement) was made to align Knight’s policy with that of industry practice.

The Investment triggered a “change-in-control” in certain of Knight’s outstanding equity awards under the 2006 Plan, 2003 Plan and 1998 Plan, which would have accelerated the vesting of such awards to certain Knight Named Executive Officers. The affected Knight Named Executive Officers (all of Knight’s Named Executive Officers other than Messrs. Lhota and Lyons) waived the change-in-control provisions in their equity awards in August 2012. Such awards vested in accordance with their terms in January 2013.

The following table shows the number of shares covered by exercisable and unexercisable options and unvested RSUs held by Knight’s Named Executive Officers at December 31, 2012.

Knight Outstanding Equity Awards

At December 31, 2012

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Unexercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Thomas M. Joyce	92,810	(2)	—	14.59	12/31/2013	—		—
	220,820	(3)	—	17.97	1/31/2017	—		—
	—		—	—	—	55,143	(4)	193,552
	—		—	—	—	85,694	(5)	300,786
	—		—	—	—	144,699	(6)	507,893
	—		—	—	—	57,252	(7)	200,955

Steven Bisgay	45,000	(8)	—	10.24	11/10/2014	—		—
	—		—	—	—	16,414	(4)	57,613
	—		—	—	—	47,190	(5)	165,637
	—		—	—	—	75,573	(6)	265,261

George Sohos	18,333	(8)		10.24	11/10/2014	—		—
	25,000	(9)		7.90	8/15/2015	—		—
	—		—	—	—	21,043	(4)	73,861
	—		—	—	—	52,171	(5)	183,120
	—		—	—	—	218,067	(6)	765,415
	—		—	—	—	250,000	(10)	877,500

Alan Lhota	—		—	—	—	9,524	(5)	33,429
	—		—	—	—	43,631	(6)	153,145

Robert K. Lyons	—		—	—	—	2,189	(5)	7,683
	—		—	—	—	55,770	(6)	195,753

(1)	Market value amounts reflect a closing price per share of Knight’s Common Stock on December 31, 2012 of $3.51 as quoted on the NYSE.
(2)	Option became fully vested on December 31, 2006.
(3)	Option became fully vested on January 31, 2010.
(4)	RSU vested one-third on January 31, 2011, one-third on January 31, 2012 and one-third on January 31, 2013.
(5)	RSU vested one-third on January 31, 2012, one-third on January 31, 2013 and the remaining one-third will vest on January 31, 2014.
(6)	RSU vested one-third on January 31, 2013, and will vest one-third on January 31, 2014 and the remaining one-third will vest on January 31, 2015.
(7)

RSU was subject to forfeiture in the event Knight did not achieve pre-tax operating income of at least $50 million in 2012. As Knight did not achieve pre-tax operating income of at least $50 million in 2012 such performance condition was not met and the RSU was forfeited as of December 31, 2012.

(8)	Option became fully vested on November 10, 2007.
(9)	Option became fully vested on August 15, 2008.
(10)	As a result of Knight having earned pre-tax income in 2011 exceeding $50 million, the RSU will vest on April 13, 2014.

The table below shows the number of shares of Knight Common Stock acquired during 2012 by Knight’s Named Executive Officers upon the exercise of options or through the vesting of RSUs or restricted stock.

Knight Options Exercised and Stock Vested

For Fiscal Year Ended December 31, 2012

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Thomas M. Joyce (1)	—	—	308,350	2,832,635
Steven Bisgay (2)	—	—	50,961	666,060
George Sohos (3)	—	—	57,071	745,918
Alan Lhota (4)	—	—	4,762	62,239
Robert K. Lyons (5)	—	—	1,095	14,312

(1)	Comprises the following: 183,350 shares acquired having a fair market value of $13.07 on date of vesting and 125,000 shares acquired having a fair market value of $3.49 on date of vesting.
(2)	Comprises 50,961 shares acquired having a fair market value of $13.07 on date of vesting.
(3)	Comprises 57,071 shares acquired having a fair market value of $13.07 on date of vesting.
(4)	Comprises 4,762 shares acquired having a fair market value of $13.07 on date of vesting.
(5)	Comprises 1,095 shares acquired having a fair market value of $13.07 on date of vesting.

Knight Pension Benefits

Knight did not have in place any defined benefit pension plans.

Knight Non-Qualified Deferred Compensation

The following table shows the earnings and account balances for Knight’s Named Executive Officers in the Knight Vanguard Voluntary Deferred Compensation Plan (the “Deferral Program”). The Deferral Program was unfunded and unsecured. The Deferral Program allowed participants who were senior officers (including all of Knight’s Named Executive Officers) to defer all or a portion of their cash compensation for a minimum of three years.

Knight Non-Qualified Deferred Compensation

For Fiscal Year Ended December 31, 2012

Name	Executive Contribution in Last Fiscal year ($)(1)	Aggregate Earnings in Last Fiscal year ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at last FYE ($)
Thomas M. Joyce (3)	500,000	3,628	177,776	500,181
Steven Bisgay	—	—	—	—
George Sohos	—	—	—	—
Alan Lhota	—	—	—	—
Robert K. Lyons	—	—	—	—

(1)	Mr. Joyce elected to defer $500,000 of his fiscal 2011 year-end cash award, which would have otherwise been paid in January 2012.
(2)

Deferral accounts were credited with earnings based on an executive’s deemed investment in a fund or funds selected by the executive from a group of externally managed mutual funds (including equity and bond mutual funds) which mirror those available to all employees under Knight’s tax-qualified 401(k)

savings plan. The executive’s contributions were credited to a book-keeping account for the executive, and the balance of this account is adjusted to reflect the gains or losses that would have been obtained if the contributions had actually been invested in the applicable externally managed mutual fund. There is no markup over the market rates of return that would have been obtained on investments in the externally managed institutional funds. Accordingly, the amount of earnings (loss) reflected in this column does not represent above-market or preferential earnings, and, therefore, these amounts have not been included in the Summary Compensation Table.

(3)

Mr. Joyce’s 2012 distribution represents the distribution of $178,720 contributed in 2010 relating to fiscal 2009 compensation, adjusted for losses thereon. Mr. Joyce’s December 31, 2012 balance comprises $500,000 contributed in 2012 relating to fiscal 2011 compensation, adjusted for earnings thereon. All previously deferred amounts were disclosed in the Summary Compensation Table for the applicable fiscal year.

Knight Termination and Change in Control Agreements

As discussed above, Knight entered into the Letter Agreement with Mr. Joyce on December 19, 2012, which entitled Mr. Joyce to a $7,500,000 retention payment upon the consummation of the Mergers in lieu of his right to receive the severance payments and benefits to which he would otherwise have been entitled under the 2008 Agreement in the event of a termination by Knight other than for “cause” or a resignation by Mr. Joyce for “good reason.” The severance payments and benefits under Mr. Joyce’s 2008 Agreement terminated upon the payment to Mr. Joyce of the retention payment, which occurred on July 1, 2013.

Knight had not entered into change of control agreements with any of Knight’s other Named Executive Officers. However, equity awards to Knight’s Named Executive Officers, along with those to other Knight employees, under the terms of the Stock Plans were generally subject to special provisions upon the occurrence of a defined “change-in-control” transaction. Under the Stock Plans (except for the Amended 2010 Plan as described below), upon a change-in-control: (i) any award carrying a right to exercise that was not previously exercisable and vested became fully exercisable and vested; and (ii) the restrictions, deferral limitations, payment conditions, and forfeiture conditions applicable to any other award granted under these plans lapsed and such awards were deemed fully vested, and any performance conditions imposed with respect to awards were deemed to be fully achieved. These provisions were triggered upon the closing of the Mergers. On December 27, 2012, Knight’s stockholders approved the Amended 2010 Plan, which included, among other things, an amendment to require a qualifying termination of employment before vesting provisions in awards granted after such date accelerate in the event of a change-in-control, also known as “double-trigger” accelerated vesting.

As required by SEC rules, the following table was prepared as though a change-in-control occurred on December 31, 2012 using the share price of the Knight Common Stock as of that day. None of the below grants provided for “double-trigger” accelerated vesting upon a change-in-control.

Calculation of Potential Payments upon Knight Change in Control

At December 31, 2012

Name	Number of shares whose vesting would be accelerated upon a change in control	Value of shares whose vesting would be accelerated upon a change in control ($)(1)	Number of options whose vesting would be accelerated upon a change in control	Value of options whose vesting would be accelerated upon a change in control ($)
Thomas M. Joyce	342,788	1,203,186	—	—
Steven Bisgay	139,177	488,511	—	—
George Sohos	541,281	1,899,896	—	—
Alan Lhota	53,155	186,574	—	—
Robert K. Lyons	57,959	203,436	—	—

(1)	Value of RSUs was calculated based upon the closing price of the Knight Common Stock on December 31, 2012 of $3.51 per share as quoted on the NYSE.

Knight Termination Payments

Under the 2008 Agreement, if Mr. Joyce’s employment was terminated by Knight other than for “cause” or other than by reason of his death or “disability,” or upon resignation by Mr. Joyce for “good reason,” in each case prior to the expiration of the 2008 Agreement, Mr. Joyce would have been entitled to, among other things, (i) vesting, and, if applicable, delivery of the shares underlying any unvested shares granted to Mr. Joyce in connection with (a) his annual bonus award, and (b) awards granted in respect of annual bonuses for periods that commenced prior to the effective date of the 2008 Agreement; (ii) vesting and exercisability of any stock options granted in respect of annual bonuses for periods that commenced prior to the effective date of the 2008 Agreement; (iii) vesting, and, if applicable, exercisability or delivery of (a) the unvested portion of the First Tranche, and (b) any time-based awards granted to Mr. Joyce prior to the effective date of his 2008 Agreement; (iv) a cash payment equal to $5 million; (v) a pro-rata bonus for the year of termination determined based on actual performance of Knight (assuming termination on December 31, 2012, Mr. Joyce would not have been entitled to any pro-rata bonus on account of Knight’s performance in 2012); and (vi) reimbursement of certain premiums Mr. Joyce paid for continued health coverage for a period of one year, having a value of approximately $25,000. If, however, the GETCO Mergers had been consummated as of December 31, 2012, Mr. Joyce would have received the $7.5 million retention payment provided in the Letter Agreement on the closing of the Mergers and would not have been entitled to any payments upon a termination by Knight other than for “cause” or upon resignation by Mr. Joyce for “good reason.”

Since the Mergers were not consummated as of December 31, 2012, the aggregate amount Mr. Joyce would have been entitled to as a result of such a termination on such date was $6,228,186, which includes $1,203,186 with respect to the accelerated vesting of his equity awards, the $5,000,000 cash payment, $0 in respect of his 2012 Annual Bonus, and $25,000 for reimbursement of certain premiums for continued health coverage. Mr. Joyce’s right to such vesting, payment and benefits was generally conditioned upon his execution of a customary release of all claims against Knight and his agreement not to solicit or hire certain former employees of Knight for six months after his termination. “Good reason” was defined generally under the 2008 Agreement to include (i) the assignment of duties materially inconsistent with Mr. Joyce’s position or duties; (ii) a material diminution in the authorities, duties or responsibilities of Mr. Joyce; (iii) requiring Mr. Joyce to report to someone other than the Knight Board, (iv) relocation increasing Mr. Joyce’s one-way commute by more than 30 miles; or (iv) any other action or inaction that constituted a material breach by Knight of the 2008 Agreement or the performance targets and other terms or conditions established by the Knight Compensation Committee with respect to the Annual Bonus. Certain notice and cure periods must have been satisfied before Mr. Joyce would have been able to resign for “good reason.” The severance payments and benefits under Mr. Joyce’s 2008 Agreement terminated when such retention payment was paid to Mr. Joyce.

In the event that any payment under the 2008 Agreement was subject to the excise tax for “parachute payments” under Section 280G of the Internal Revenue Code of 1986, Knight would have had to indemnify Mr. Joyce on an after-tax basis for any such excise tax (including any interest or penalties incurred with respect to such excise tax), provided that Knight would have been able to reduce the applicable payment due to Mr. Joyce by up to 10% if such reduction would avoid the excise tax. If Mr. Joyce’s employment had been terminated as of December 31, 2012, Knight does not believe that any payments under the 2008 Agreement would have been subject to this excise tax, and, as such, Knight would have had no obligation to reimburse Mr. Joyce for any excise tax.

Each of Knight’s Named Executive Officers, other than Mr. Joyce, participated in Knight’s severance policy that it had established for all of its employees. Knight’s severance policy was formulaic, based on the employee’s title and length of service with Knight, but was not to exceed a maximum of 26 weeks of severance. Severance amounts were calculated by using the employee’s base salary only and were made in exchange for a release of claims against Knight. Bonus compensation was generally not considered when determining severance amounts. Under Knight’s severance policy, if any of the Knight Named Executive Officers’ employment, other than that of Mr. Joyce, was terminated as of December 31, 2012 in a manner which would have made such officer eligible for severance, such officer would have received the following severance amounts based on his base salary and years of service as of such date: Messrs. Bisgay and Sohos: $250,000; and Messrs. Lhota and Lyons: $115,385. Knight reserved the right to offer additional payments to terminated employees if it was determined to be in Knight’s best interests.

Unless otherwise determined by Knight and set forth in an equity grant agreement, outstanding equity awards generally vested upon death or disability. In addition, certain outstanding equity awards generally vested on retirement (see the heading “Equity Plans and Agreements” for Knight’s policy regarding retirement eligibility). No Knight Named Executive Officer, except for Mr. Joyce in connection with certain awards, was retirement-eligible as of December 31, 2012. For RSUs granted as part of the equity component of the annual discretionary bonus awards after September 1, 2010, such equity awards were to be given accelerated vesting upon a termination without cause by Knight. Equity awards granted in January 2012 to Knight’s Named Executive Officers related to the annual discretionary bonus award for the 2011 performance year provided for accelerated vesting in the event of a termination without cause by Knight. See the Outstanding Equity Awards table for a schedule of outstanding, unvested equity awards held by each of Knight’s Named Executive Officers. Except as provided herein, unvested equity awards were canceled if employment is terminated before the end of the relevant vesting period.

Other than in respect of accelerated vesting of equity awards as described above, none of Knight’s Named Executive Officers were entitled to any compensation or benefits on a voluntary termination of employment, death, or disability as of December 31, 2012 that is different than the compensation and benefits provided to Knight employees generally.

Knight Risk Assessment of Overall Compensation Program

Knight reviewed its compensation policies as generally applicable to its employees and believed that they were not likely to have a material adverse effect on Knight. The design of Knight’s compensation policies and programs was intended to encourage its employees to remain focused on both the short-term and long-term goals of Knight. For example, while Knight’s cash awards measured performance both individually and company-wide on an annual basis, and did not have any associated restrictions after payment, Knight’s equity awards typically vested over a number of years. Knight believed this practice encourages Knight’s employees to focus on sustained stock price appreciation, thus limiting the potential detriment of excessive risk-taking.

COMPENSATION OF KNIGHT DIRECTORS

As an officer of Knight as of December 31, 2012, Mr. Joyce received no remuneration for serving on Knight’s Board of Directors.

The Director compensation policy for Knight in effect for 2012 was as follows: Each of the independent Directors (or their designated representative) received an annual retainer fee of $50,000, except for the Lead Director who received $75,000. Each Director (or their designated representative) also received a meeting fee of $1,500 for Knight Board meetings attended. In addition, Committee Chairpersons received: (i) $30,000 for the Chairperson of the Finance and Audit Committee; and (ii) $15,000 for the Chairperson of the Knight Compensation Committee. Members of the Knight Finance and Audit Committee and the Knight Compensation Committee received an annual fee of $10,000 and $5,000, respectively, and meeting fees of $1,500 and $1,000, respectively. Risk Committee members received a meeting fee of $1,000 for the one meeting held in 2012. No fees were paid to the Chairperson of the NCGC, and no meeting fees were paid for the two NCGC meetings held in 2012 as they were held in conjunction with meetings of the Knight Board (otherwise a fee of $1,000 per meeting attended would have been paid to the members). In the event that during the year a Director was elected to the Knight Board, a Director announced his intent to retire and not seek re-election, or a Director was named a Chairperson of a Knight Board committee, retainer and Chairperson fees were pro-rated. Effective April 8, 2013, the Knight Board modified its Director compensation policy to provide for the payment of (i) an annual fee to the Risk Committee Chairperson of $30,000, (ii) an annual fee to members of the Knight Risk Committee of $10,000, and (iii) meeting fees of $1,500.

Each newly elected independent Director was also granted RSUs valued at $100,000 on the date of grant, which grant had four (4) year cliff-vesting. In addition, on the first business day following each annual meeting of Knight’s stockholders, each continuing independent Director, as part of his or her annual compensation, was granted RSUs having a value of $80,000, which grant had three (3) year cliff-vesting. The number of RSUs granted was determined by dividing the value of the award amount by the average of the high and low sales price of the Knight Common Stock on the date prior to the grant date (as defined in the Stock Plans). Directors had the ability to elect to defer settlement of all or a portion of these RSUs which converted into freely sellable shares when the Director retired from the Knight Board.

Annual retainer and Committee Chairperson fees were paid on January 1st of each year (pro-rated for new or retiring Directors or changes to a Committee Chairperson during the year). Each Director had the ability elect to defer all or a portion of cash compensation from annual retainer fees into the Knight Vanguard Voluntary Deferred Compensation Plan. Any amounts deferred had the ability to be paid at the end of the elected deferral period plus or minus the return on the underlying plan assets. Directors also had the ability to elect to receive all or a portion of cash compensation from annual retainer fees in the form of vested RSUs and had the ability to defer settlement of all or a portion of such vested RSUs, which converted into freely sellable shares when the Director retired from the Knight’s Board.

In connection with the Investment and in accordance with the terms of the Purchase Agreement, Knight agreed to appoint three new members to the Knight Board within one month following the Investment, including an individual selected by one of the Investors, Blackstone Capital Partners VI, L.P. (“Blackstone”), an individual selected by General Atlantic, which is an affiliate of an Investor, and an individual proposed by the Knight Board and acceptable to one of the Investors, Jefferies & Company, Inc. (“Jefferies”). Blackstone selected Martin J. Brand as its representative to be appointed to the Knight Board, General Atlantic selected Matthew Nimetz as its representative to be appointed to the Knight Board, and Knight proposed, and Jefferies informed Knight that such proposal was acceptable to it, that Fredric J. Tomczyk be appointed to the Knight Board. On August 27, 2012, the Knight Board expanded the size of the Knight Board by three members and appointed Messrs. Brand, Nimetz and Tomczyk to serve as directors of Knight, in each case effective immediately, until his respective successor is duly elected and qualified or until his earlier resignation, removal, death or incapacity. As a result of the conversion by Jefferies of all of its Preferred Stock into Knight Common Stock on August 29, 2012 and the mandatory conversion of the remaining Preferred Stock into Knight Common Stock on February 28, 2013, the above rights have been terminated and are no longer in effect; however, Messrs. Brand, Nimetz and Tomczyk remained on the Knight Board. Director compensation related to Messrs. Brand’s and Tomczyk’s service on the Knight Board were paid to Blackstone Management L.L.C. and TD Ameritrade Holding Corporation, respectively.

In addition to annual retainer fees and meeting fees, in 2012 each independent Director received, following the date of Knight’s 2012 Annual Meeting of Stockholders, RSUs having a value of $80,000, which grants have three (3) year cliff vesting. RSU awards to Directors fully vest upon termination of service. The number of RSUs granted was determined by dividing the value of the award amount by the average of the high and low sales price of the Knight Common Stock on the date prior to the grant date.

All Directors were reimbursed for out-of-pocket expenses incurred in the performance of their services for Knight. Knight also extended coverage to Directors under Knight’s directors’ and officers’ indemnity insurance policies.

Knight Director Compensation

As described more fully below, this chart summarizes the annual compensation for Knight’s non-employee Directors during 2012. Thomas C. Lockburner retired from the Knight Board in May 2012 and was replaced by Daniel F. Schmitt. In connection with Knight’s recapitalization in August 2012, the Knight Board expanded the size of the Knight Board by three members in August 2012. Each new director participated in the director compensation program described above.

Name	Fees Earned or Paid in Cash ($)(1)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	All Other Compensation ($)	Total ($)
William L. Bolster (5)	186,500	80,000	—	—	266,500
Martin J. Brand (6)(7)	38,350	100,000	—	—	138,350
James W. Lewis (8)	164,500	80,000	—	—	244,500
Thomas C. Lockburner (9)	42,915	—	—	—	42,915
James T. Milde (10)	137,500	80,000	—	—	217,500
Matthew Nimetz (6)(11)	28,850	100,000	—	—	128,850
Christopher C. Quick (12)	123,500	80,000	—	—	203,500
Daniel F. Schmitt (13)	115,303	100,000	—	—	215,303
Laurie M. Shahon (14)	162,500	80,000	—	—	242,500
Frederic J. Tomczyk (6)(15)	37,850	100,000	—	—	137,850

(1)

The term of office for Directors began immediately following election at Knight’s annual meeting of stockholders (typically held in May) and ended upon the election of Directors at the next annual meeting of stockholders held the following year, which did not coincide with Knight’s fiscal year. Cash retainers and committee chair fees were awarded at the beginning of each fiscal year, which resulted in the payments covering periods of time that do not coincide with the term of office. All cash retainer and committee chairperson fee payments made during fiscal 2012 were reported in the table irrespective of the term of office to which the payment applies. In the event that during the year a Director was elected to the Knight Board, a Director announced his intent to retire and not seek re-election, or a Director was named a Chairperson of a Knight Board committee, retainer and Chairperson fees were pro-rated.

(2)

Meeting fees were determined based on the number of Knight Board and committee meetings attended during each fiscal year. Meeting fees included in the table represent fees paid for meetings attended during fiscal 2012.

(3)

During 2012, each continuing Director (Messrs. Bolster, Lewis, Milde and Quick and Ms. Shahon) was granted an award of 6,173 RSUs with a grant date fair value of $80,000. Each RSU award will vest on May 10, 2015 and, unless deferred, will be settled on May 10, 2015 (or, if earlier, six months following the director’s separation from service for any reason). As these RSU awards were considered to be retirement eligible, in accordance with FASB ASC Topic 718 the full value of each RSU award was recognized as an expense upon grant.

(4)	There were no grants of options to, or forfeitures by, any of Knight’s Directors during 2012.
(5)	As of December 31, 2012, Mr. Bolster held options to acquire 60,000 shares of Knight Common Stock, all of which were vested, and 17,668 unvested RSUs.
(6)	Messrs. Brand, Nimetz and Tomczyk were unanimously elected to the Knight Board on August 27, 2012.
(7)

Director compensation related to Mr. Brand’s service on the Knight Board was paid to Blackstone Management L.L.C. Upon Mr. Brand’s appointment to the Knight Board on August 27, 2012, Blackstone Management L.L.C. received a grant of 35,461 RSUs having a grant date value of $100,000. This RSU award will vest on August 27, 2016.

(8)	As of December 31, 2012, Mr. Lewis held 23,907 unvested RSUs.
(9)

Mr. Lockburner retired from the Knight Board on May 9, 2012. At the time of his retirement, Mr. Lockburner held options to acquire 80,000 options and 36,656 RSUs. Pursuant to the terms of the RSUs, and previous deferral elections made by Mr. Lockburner, settlement of such RSUs was made six months following his retirement from the Knight Board.

(10)	As of December 31, 2012, Mr. Milde held options to acquire 50,000 shares of Knight Common Stock, all of which were vested, and 17,668 unvested RSUs.
(11)

Mr. Nimetz was appointed to the Knight Board by General Atlantic. Upon his appointment to the Knight Board on August 27, 2012, Mr. Nimetz received a grant of 35,461 RSUs having a grant date value of $100,000. This RSU award will vest on August 27, 2016 and, unless deferred, will settle on August 27, 2016 (or, if earlier, six months following his separation from service for any reason). As this RSU award is considered to be retirement eligible, in accordance with FASB ASC Topic 718 the full value of this RSU award was recognized as an expense upon grant.

(12)	As of December 31, 2012, Mr. Quick held 23,907 unvested RSUs.
(13)

Mr. Schmitt was unanimously elected to the Knight Board on May 9, 2012. Upon his election as a Director of Knight, he received a grant of 7,771 RSUs having a grant date value of $100,000. This RSU award will vest on May 9, 2016 and, unless deferred, will settle on May 9, 2016 (or, if earlier, six months following his separation from service for any reason). As this RSU award is considered to be retirement eligible, in accordance with FASB ASC Topic 718 the full value of this RSU award was recognized as an expense upon grant. As of December 31, 2012, Mr. Schmitt held 7,771 unvested RSUs.

(14)	As of December 31, 2012, Ms. Shahon held options to acquire 35,000 shares of Knight Common Stock, all of which were vested, and 26,853 unvested RSUs.
(15)

Director compensation related to Mr. Tomczyk’s service on the Knight Board is paid to TD Ameritrade Holding Corporation. Upon Mr. Tomczyk’s appointment to the Knight Board on August 27, 2012, TD Ameritrade Holding Corporation received a grant of 35,461 RSUs having a grant date value of $100,000. This RSU award will vest on August 27, 2016.

COMPENSATION OF KCG DIRECTORS

In connection with the Mergers, the Board of Directors of KCG was comprised of four directors chosen by Knight (the “Knight Directors”) and five directors chosen by GETCO (the “GETCO Directors”). Thomas Joyce, James T. Milde, Daniel F. Schmitt and Laurie M. Shahon were named the Knight Directors and Daniel Coleman, Rene Kern, John C. Morris, Stephen Schuler and Daniel Tierney were named the GETCO Directors upon the closing of the Mergers. All other former Knight directors resigned as of the Mergers. Thomas Joyce was appointed by the KCG Board of Directors to serve as the Executive Chairman. Shortly following the closing of the Mergers, Mr. Joyce resigned from his position as Executive Chairman of the Board and Mr. Schuler was appointed as Non-Executive Chairman of the KCG Board of Directors. On October 29, 2013, the KCG Board of Directors appointed Charles E. Haldeman, Jr. to serve as the Non-Executive Chairman of the KCG Board of Directors, effective November 1, 2013. Mr. Haldeman is considered a Knight Director.

In connection with Mr. Haldeman’s election to the KCG Board of Directors and appointment as Chairman, on November 1, 2013 he was granted restricted stock units with a value of $250,000, which have a one-year vesting period. On the first business day after the annual stockholders meeting in May 2014, Mr. Haldeman, as Chairman of the KCG Board of Directors, will also receive restricted stock units with a value of $320,000. Mr. Haldeman will not receive a cash retainer for the remainder of 2013 or 2014.

Upon recommendation from the KCG Compensation Committee, the KCG Board of Directors has adopted a director compensation policy for the KCG Board of Directors and KCG Board Committee members. New directors will receive a sign-on grant of restricted stock units with a value of $80,000. Continuing directors will receive, on the first business day after the annual meeting of stockholders, an annual grant of restricted stock units with a value of $80,000. Continuing directors will receive, on the first business day after the annual meeting of stockholders, an annual cash retainer of $80,000, which shall cover the period until the following annual meeting of stockholders. The annual cash retainer will be prorated for new directors who join between annual meetings of stockholders. Continuing directors may elect to receive the annual cash retainer in the form of restricted stock units. All restricted stock units will have a one year vesting period. If a director leaves before the one year anniversary of the grant date, the director will forfeit the restricted stock units (except in the event of non-renewal of term (if the director serves the remainder of his or her current term), retirement, death or disability).

Committee chairs will receive an additional $20,000 annual cash retainer. Committee members will not receive any additional membership fees. Directors will not receive any fees for attending KCG Board of Directors meetings. Committee members will receive $1,000 for each meeting attended. Directors are required to own KCG stock with a value equal to three times the annual cash retainer ($240,000) within five years from the time the director joins the KCG Board of Directors.

The KCG Board of Directors established Mr. Haldeman’s compensation package outside of this compensation policy given the additional contributions expected of him as Chairman of the KCG Board of Directors (such as maintaining regular interaction with senior management between KCG Board of Directors meetings and regularly spending time at KCG’s offices).

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL HOLDERS

The following table sets forth, as of November 15, 2013, certain information regarding the beneficial ownership of Class A Common Stock of KCG by: (i) each of KCG’s known named executive officers; (ii) each KCG Director; (iii) each person who is known to KCG to own beneficially more than 5% of the Class A Common Stock of KCG; and (iv) the executive officers and Directors of KCG as a group. Such information is based, in part, upon information provided by certain stockholders of KCG. In the case of persons other than the officers and Directors of KCG, such information is based on a review of Forms 4 and Schedules 13D filed with the SEC. Mr. Bisgay, current Chief Financial Officer of KCG, and Mr. Sohos are included in the table below because they were Knight Named Executive Officers in 2012 and remain employed with KCG. Mr. Coleman is included in the table below because he is the current Chief Executive Officer of KCG. As of November 15, 2013 there were 159 holders of record of KCG Common Stock and approximately 12,425 beneficial holders of the KCG Common Stock.

Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned(2)	Percentage of Shares Beneficially Owned(3)
Daniel Coleman, Chief Executive Officer (4) .	631,010	*
Steven Bisgay, Chief Financial Officer (5) .	42,387	*
George Sohos, Global Head of Client Market Making (6)	154,931	*
Charles E. Haldeman, Director (Non-Executive Chairman)	52,972	*
Rene Kern, Director (7)(14) .	36,588,626	30.03%
James T. Milde, Director (8) .	27,283	*
John C. (Hans) Morris, Director (9) .	—	*
Daniel F. Schmitt, Director	2,590	*
Stephen G. Schuler, Director (10) .	18,586,116	15.69%
Laurie M. Shahon, Director (11) .	17,666	*
Daniel V. Tierney, Director (12) .	18,456,466	15.58%
Five Percent Beneficial Owners
Daniel V. Tierney 2011 Trust (13)	18,456,466	15.58%
GA-GTCO Interholdco, LLC (14) .	36,588,626	30.03%
Serenity Investments, LLC (15)	18,456,466	15.58%
All Executive Officers and Directors as a group (17 persons) .	74,952,842	56.99%

*	Less than 1% of shares beneficially owned.
(1)	Unless otherwise indicated, the address for each beneficial owner is c/o KCG Holdings, Inc., 545 Washington Boulevard, Jersey City, New Jersey 07310.
(2)

For purposes of this table, “beneficial ownership” is determined in accordance with Rule 13d-3 under the Exchange Act, pursuant to which a person or group of persons is deemed to have “beneficial ownership” of any shares of KCG Common Stock that such person owns or has the right to acquire within 60 days from the date of this table. As a result, KCG has included in the “Number of Shares Beneficially Owned” column warrants to purchase shares of KCG Common Stock (“Warrants”).

(3)

For purposes of computing the “Percentage of Shares Beneficially Owned” column, any shares of KCG Common Stock which a person does not currently own, but has the right to acquire within 60 days from the date of this table (including KCG Common Stock that may be acquired upon exercise of the Warrants), are deemed to be outstanding for the purpose of computing the percentage ownership of such person.

(4)	Consists of 469,878 shares of KCG Common Stock and 161,132 Warrants.
(5)	Consists of 27,387 shares of KCG Common Stock and stock options presently exercisable into 15,000 shares of KCG Common Stock.
(6)	Consists of 140,487 shares of KCG Common Stock and stock options exercisable into 14,444 shares of KCG Common Stock.
(7)

Consists of 28,493,943 shares of KCG Common Stock and 8,094,683 Warrants held by GA-GTCO Interholdco, LLC (“GA-GTCO Interholdco”). Mr. Kern is employed by an entity affiliated with GA-GTCO Interholdco. Mr. Kern is also a managing director of General Atlantic LLC (“GA LLC”), an entity affiliated with GA-GTCO Interholdco. By virtue of such relationship, as more fully described in footnote 13,

Mr. Kern may be deemed to beneficially own the shares of KCG Common Stock and the Warrants beneficially owned by GA-GTCO Interholdco. Mr. Kern disclaims such beneficial ownership except to the extent of his pecuniary interest therein. The address for Mr. Kern is c/o General Atlantic Service Company, LLC, 55 East 52nd Street, 32nd Floor, New York, NY 10055.

(8)	Consists of 10,617 shares of KCG Common Stock and stock options presently exercisable into 16,666 shares of KCG Common Stock.
(9)	The address for Mr. Morris is c/o General Atlantic Service Company, LLC, 55 East 52nd Street, 32nd Floor, New York, NY 10055.
(10)

Consists of 13,743,517 shares of KCG Common Stock and 4,712,949 Warrants held by Serenity Investments, LLC and 96,543 shares of KCG Common Stock and 33,107 Warrants held by MNE Family Trust. Mr. Schuler and members of his family hold equity interests in Serenity that together represent a controlling interest. Mr. Schuler may be deemed to share voting and dispositive power with respect to these securities, but disclaims beneficial ownership of these securities except to the extent of his or her pecuniary interest therein. Mr. Schuler may be deemed to beneficially own 96,543 shares of KCG Common Stock and 33,107 Warrants held directly by MNE Family Trust, a trust of which he serves as co-trustee. The address for Mr. Schuler is c/o Serenity Investments, LLC, 830 North Boulevard, Oak Park, Illinois 60301.

(11)	Consists of 6,000 shares of KCG Common Stock and stock options presently exercisable into 11,666 shares of KCG Common Stock.
(12)

Consists of 13,743,517 shares of KCG Common Stock and 4,712,949 Warrants held by Daniel V. Tierney 2011 Trust, a trust of which Mr. Tierney is the settlor and sole beneficiary. Mr. Tierney does not have or share voting or dispositive power over the securities held by the trust, but does have the power to revoke the trust and acquire beneficial ownership of such securities within 60 days. The address for Mr. Tierney is c/o John R. Flynn, Wicklow Capital, Inc., 53 W. Jackson Boulevard, Suite 1204, Chicago, IL 60604.

(13)

Consists of 13,743,517 shares of KCG Common Stock and 4,712,949 Warrants. The address for Daniel V. Tierney 2011 Trust is c/o John R. Flynn, Wicklow Capital, Inc., 53 W. Jackson Boulevard, Suite 1204, Chicago, IL 60604.

(14)

Consists of 28,493,943 shares of KCG Common Stock and 8,094,683 Warrants. The members of GA-GTCO Interholdco are General Atlantic Partners 83, L.P., a Delaware limited partnership (“GAP 83”), General Atlantic Partners 93, L.P., a Delaware limited partnership (“GAP 93”), GAP-GTCO US AIV, L.P., a Delaware limited partnership (“GAP US AIV”), GAP-GTCO AIV, L.P., a Delaware limited partnership (“GAP AIV”), GAP-W, LLC, a Delaware limited liability company (“GAP-W”), GAP Coinvestments III, LLC, a Delaware limited liability company (“GAPCO III”), GAP Coinvestments IV, LLC, a Delaware limited liability company (“GAPCO IV”), GAP Coinvestments CDA, L.P., a Delaware limited partnership (“GAPCO CDA”) and GapStar, LLC, a Delaware limited liability company (“GapStar” and, together with GAP 83, GAP 93, GAP US AIV, GAP AIV, GAP-W, GAPCO III, GAPCO IV and GAPCO CDA, the “GA Funds”). The general partner of GAP 83, GAP 93, GAP US AIV and GAP AIV is General Atlantic GenPar, L.P. (“GenPar”). GenPar is also the manager of GAP-W. The general partner of GenPar is GA LLC. GA LLC is the managing member of GAPCO III and GAPCO IV and the general partner of GAPCO CDA. There are 22 Managing Directors of GA LLC (the “GA Managing Directors”). Rene Kern, a GA Managing Director, is also a director of KCG. Certain Managing Directors are the members of GapStar. GA-GTCO Interholdco, GA LLC, GenPar, GAP 83, GAP 93, GA US AIV, GA AIV, GAP-W, GAPCO III, GAPCO IV, GAPCO CDA and GapStar are a “group” under Rule 13d-5 under the Securities Exchange Act of 1934, as amended. By virtue of the fact that (i) the GA Funds hold all of the interests of GA-GTCO Interholdco, (ii) GenPar is the general partner of GAP 83, GAP 93, GAP US AIV and GAP AIV and the manager of GAP-W, (iii) GA LLC is the general partner of GenPar and GAPCO CDA and the managing member of GAPCO III and GAPCO IV and (iv) the GA Managing Directors may be deemed to share voting and dispositive power with respect to shares and interests held by the GA Funds, each of GA-GTCO Interholdco, GA LLC, GenPar, GAP 83, GAP 93, GA US AIV, GA AIV, GAP-W, GAPCO III, GAPCO IV, GAPCO CDA and GapStar may be deemed to beneficially own, in the aggregate, 28,493,943 shares of the KCG Common Stock and 8,094,683 Warrants. The address for the General Atlantic entities is c/o General Atlantic Service Company, LLC, 55 East 52nd Street, 32nd Floor, New York, NY 10055.

(15)	Consists of 13,743,517 shares of KCG Common Stock and 4,712,949 Warrants. The address for Serenity Investments, LLC is 830 North Boulevard, Oak Park, Illinois 60301.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the members of the KCG Compensation Committee have any relationships that would create a compensation committee interlock as defined under applicable SEC regulation.

ADDITIONAL INFORMATION

KCG will make available a copy of Knight’s Annual Report on Form 10-K for the year ended December 31, 2012, without charge, or KCG’s Quarterly Report on Form 10-Q for the period ended September 30, 2013, upon written request to the Corporate Secretary, KCG Holdings, Inc., 545 Washington Boulevard, Jersey City, New Jersey 07310. This Proxy Statement is also available on KCG’s website at www.KCG.com. Information on the website, other than the Proxy Statement, is not part of KCG’s proxy soliciting materials, and is not incorporated by reference.

INTERNET AVAILABILITY

Pursuant to rules promulgated by the SEC, KCG has elected to provide access to KCG’s proxy materials both by sending you this full set of proxy materials, including a proxy card, and by notifying you of the availability of KCG’s proxy materials on the Internet. In accordance with these SEC rules, you may access KCG’s Proxy Statement at www.edocumentnew.com/kcg, which does not have “cookies” that identify visitors to the site.

STOCKHOLDER PROPOSALS

Stockholder proposals intended to be included in KCG’s proxy statement and voted on at KCG’s first regularly scheduled annual meeting of stockholders must be received at KCG’s offices at 545 Washington Boulevard, Jersey City, New Jersey 07310, or at such other address KCG indicates thereafter, Attention: Corporate Secretary, a reasonable time before KCG begins to print and send its proxy materials. KCG expects that the first regularly scheduled annual meeting of stockholders will be held on or around May 14, 2014 and thus stockholder proposals intended to be presented at KCG’s 2014 annual meeting outside of Rule 14a-8 of the Exchange Act and stockholder nominations for directors to be elected at KCG’s 2014 annual meeting must be received by the KCG no later than January 31, 2014. Applicable SEC rules and regulations govern the submission of stockholder proposals and KCG’s consideration of them for inclusion in the annual meeting proxy statement and form of proxy.

In accordance with KCG’s amended and restated bylaws, stockholder proposals intended to be presented at KCG’s 2014 annual meeting outside of Rule 14a-8 of the Exchange Act and stockholder nominations for directors to be elected at KCG’s 2014 annual meeting must be received by KCG within ten days following any notice or publication of the meeting, whichever first occurs. Such proposals must be delivered to, or mailed to and received by, the Corporate Secretary for KCG at 545 Washington Boulevard, Jersey City, New Jersey 07310, or at such other address as KCG indicates thereafter and must otherwise meet the requirements as described in KCG’s amended and restated bylaws.

HOUSEHOLDING

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements, notice of internet availability of proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement, notice of internet availability of proxy statement or annual report, as applicable, addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies.

If your household received (i) a single copy of this Proxy Statement this year, but you would like to receive your own copy this year and/or in the future, or (ii) multiple copies of this Proxy Statement this year, but you would like to receive a single copy in the future, please contact KCG at KCG Holdings, Inc., 545 Washington Boulevard, Jersey City, New Jersey 07310 or (201) 222-9400 and KCG will deliver to you a copy or copies, as requested.

OTHER BUSINESS

Management of KCG knows of no other matters that may properly be, or which are likely to be, brought before the Special Meeting. However, if any other matters are properly brought before such Special Meeting, the persons named in the enclosed proxy or their substitutes intend to vote the proxies in accordance with their judgment with respect to such matters, unless authority to do so is withheld in the proxy.

APPENDIX A

KCG HOLDINGS, INC.

AMENDED AND RESTATED EQUITY INCENTIVE PLAN

ARTICLE 1

PURPOSE AND EFFECTIVENESS

1.1        Purpose.    The purpose of the KCG Holdings, Inc. Amended and Restated Equity Incentive Plan (the “Plan”) is to promote the success of KCG Holdings, Inc. (the “Company”) by providing a method whereby employees, officers and directors of the Company and its Affiliates may be encouraged to increase their proprietary interest in the Company. By offering incentive compensation opportunities that are competitive with those of similar enterprises and based on the Company’s common stock, the Plan will motivate Participants to continue to provide services and achieve long-range goals, further align their interests with those of the Company’s other stockholders, and promote the long-term financial interest of the Company and its Affiliates, including enhancement of long-term stockholder value. The Plan is also intended to aid in attracting persons of exceptional ability and leadership qualities to become employees, officers and directors of the Company and its Affiliates.

1.2        Effective Dates and Stockholder Approval.    The Knight Capital Group, Inc. (“Knight”) Amended and Restated 2010 Equity Incentive Plan (the “Knight Plan”) was assumed and renamed by the Company on July 1, 2013. The KCG Holdings, Inc. Amended and Restated Plan was adopted by the Board on November 18, 2013, subject to approval by the stockholders at the Special Meeting of Stockholders on December 19, 2013, and the amendments shall be effective as of the date of the approval by the requisite stockholders of the Company at the Special Meeting of Stockholders (the “Amendment Effective Date”).

The Knight Plan replaced the Knight Capital Group, Inc. 2006 Equity Incentive Plan, the Knight Capital Group, Inc. 2003 Equity Incentive Plan, the Knight Capital Group, Inc. 1998 Long-Term Incentive Plan and the 1998 Non-Employee Director Stock Option Plan (together, the “Prior Plans”), each as amended to the Original Effective Date, for Awards granted on or after the Original Effective Date. Awards may not be granted under the Prior Plans beginning on the Original Effective Date, but the adoption and effectiveness of the Plan did not affect the terms or conditions of any awards granted under the Prior Plans prior to the Original Effective Date. Awards remaining eligible for grant under the Prior Plans as of the Original Effective Date were transferred to, and available for grant under, the Plan.

1.3        Term of Plan.    The Plan shall be unlimited in duration and, in the event of Plan termination, shall remain in effect as long as any Awards under it are outstanding; provided, however, that no Awards may be granted under the Plan after the ten year anniversary of the Amendment Effective Date; provided, further, that no Awards (other than an Option or Stock Appreciation Right) that are intended to be “performance-based” under Section 162(m) of the Code shall be granted based on the Performance Factors (as defined in Section 10.5.a) on or after the first stockholder meeting that occurs in the fifth year following the year in which stockholders previously approved the Performance Factors unless the Performance Factors are reapproved (or other designated performance goals are approved) by the stockholders on or before such stockholder meeting.

1.4        Forms of Awards.    Awards made under the Plan may be in the form of Incentive Options, Nonqualified Options, Stock Appreciation Rights, or Stock Awards, all as the Committee in its sole discretion shall decide. The terms and conditions of any Award to any Participant shall be reflected in such form of written or electronic document as is determined by the Committee. A copy of such document shall be provided to the Participant, and the Committee may, but need not, require that the Participant sign a copy of such document; provided, however, that the Participant may sign a copy of such document through an electronic grant notification system maintained by or on behalf of the Company.

ARTICLE 2

DEFINITIONS

Capitalized terms not defined elsewhere in the Plan shall have the following meanings (whether used in the singular or plural):

2.1        “Affiliate” means any corporation, partnership, joint venture or other entity during any period in which at least a twenty-five percent voting or profits interest is owned, directly or indirectly, by the Company (or by any entity that is a successor to the Company), and any other business venture designated by the Committee in which the Company (or any entity that is a successor to the Company) has a significant interest, as determined in the discretion of the Committee; provided, however, that for purposes of determining eligibility for grants of Nonqualified Options and Stock Appreciation Rights or whether a Participant has experienced a “separation from service” (as such term is defined and used in Section 409A of the Code), an Affiliate means a “service recipient” (within the meaning of Section 409A of the Code). For this purpose, a “service recipient” shall be determined by (a) applying Section 1563(a)(1), (2) and (3) of the Code, for purposes of determining a controlled group of corporations under Section 414(b) of the Code, using the language “at least 50 percent” instead of “at least 80 percent” each place it appears in Section 1563(a)(1), (2) and (3) of the Code, and by applying Treasury Regulations Section 1.414(c)-2, for purposes of determining trades or businesses (whether or not incorporated) that are under common control for purposes of Section 414(c) of the Code, using the language “at least 50 percent” instead of “at least 80 percent” each place it appears in Treasury Regulations Section 1.414(c)-2, and (b) where the use of the following modified definition is based upon legitimate business criteria, by applying Section 1563(a)(1), (2) and (3) of the Code, for purposes of determining a controlled group of corporations under Section 414(b) of the Code, using the language “at least 20 percent” instead of “at least 80 percent” at each place it appears in Section 1563(a)(1), (2) and (3) of the Code, and by applying Treasury Regulations Section 1.414(c)-2, for purposes of determining trades or businesses (whether or not incorporated) that are under common control for purposes of Section 414(c) of the Code, using the language “at least 20 percent” instead of “at least 80 percent” at each place it appears in Treasury Regulations Section 1.414(c)-2. An entity shall be deemed an Affiliate of the Company for purposes of this definition only for such periods as the requisite ownership or control relationship is maintained.

2.2        “Agreement” means a written agreement between a Participant and the Company which sets out the terms of the grant of an Option, Stock Appreciation Right or Stock Award, as described in Section 1.4, as any such Agreement may be supplemented or amended from time to time. Any reference herein to an Agreement in writing shall be deemed to include an electronic writing to the extent permitted by applicable law.

2.3        “Award” means any Option, Stock Appreciation Right or Stock Award granted under the Plan.

2.4        “Board” means the Board of Directors of the Company.

2.5        “Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute or statutes thereto, and any rules or regulations promulgated thereunder. Reference to any specific Code section shall include any successor section.

2.6        “Committee” means either the committee described in Sections 3.1 and 3.3 or both of the committees of the Board appointed or designated pursuant to administer the Plan in accordance with its terms.

2.7        “Company” means KCG Holdings, Inc. and any successor entity (and its predecessor Knight).

2.8        “Covered Employee” means an Employee whose compensation is subject to the potential tax deduction disallowance provisions of Section 162(m) of the Code and such other Employees designated by the Company.

2.9        “Date of Grant” means the date on which the Committee determines the terms of an Award to a specified Eligible Individual, including, the number of Shares subject to the Award and, in the case of an Option or a Stock Appreciation Right, the applicable Exercise Price.

2.10        “Director” means a duly elected member of the Board.

2.11        “Disability” means a Participant is qualified for long-term disability benefits under the applicable disability plan of the Company, or if no such benefits are then in existence, that the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which, in the opinion of a physician selected by the Committee, can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than six months; provided, however, that, with respect to an Incentive Option, Disability means a permanent and total disability as defined in Section 22(e)(3) of the Code and, with respect to all Awards, to the extent required by Section 409A of the Code, “disability” within the meaning of Section 409A of the Code.

2.12        “Eligible Individual” means an Employee and Director, whether or not a resident alien of the United States, who is described in Section 5.1.

2.13        “Employee” means a common law employee (as defined in Section 3401(c) of the Code) of the Company or any Affiliate of the Company. The term “Employee” will also include an individual who is granted an Award, in connection with his hiring by the Company or any Affiliate, prior to the date the individual first becomes an Employee, but if and only if such Award does not vest prior to the date the individual first becomes an Employee.

2.14        “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor statute or statutes thereto, and any rules or regulations promulgated thereunder. Reference to any specific Exchange Act section shall include any successor section.

2.15        “Executive Officer” means an Employee who is subject to the provisions of Section 16(b) of the Exchange Act.

2.16        “Exercise Price” means the price that must be paid by an Optionee upon exercise of an Option to purchase a Share, or in the case of a Stock Appreciation Right, the price by which stock price appreciation is measured against.

2.17        “Fair Market Value” of a Share means the fair market value of such Share determined by such methods or procedures as shall be established from time to time by the Committee. Unless otherwise determined by the Committee, the Fair Market Value of a Share as of a particular date shall mean the average of the high and low sales price per Share on the principal exchange or market on which the Share is then listed for the last preceding date on which there was a sale of such Share on such exchange or market.

2.18        “Incentive Option” means an option granted under the Plan that is both intended to qualify and qualifies as an “incentive stock option” under Section 422 of the Code.

2.19        “Independent Auditor” means the certified public accounting firm that has been appointed by the Finance and Audit Committee of the Board (or its functional equivalent) to opine on the interim or annual financial statements of the Company.

2.20        “Nonqualified Option” means an option granted under the Plan that either is not intended to be or is not denominated as an Incentive Option, or that does not qualify as an “incentive stock option” under Section 422 of the Code.

2.21        “Option” means a Nonqualified Option or an Incentive Option.

2.22        “Optionee” means an Eligible Individual of the Company or an Affiliate who has received an Option under the Plan, for the period of time during which such Option is held in whole or in part.

2.23        “Option Shares” means, with respect to any Option granted under the Plan, the Shares that may be acquired upon the exercise of such Option.

2.24        “Participant” means an Eligible Individual who has received an Option, Stock Appreciation Right or a Stock Award under the Plan.

2.25        “Plan” means this KCG Holdings, Inc. Amended and Restated Equity Incentive Plan, as amended from time to time.

2.26        “Retirement” means retirement from the Company and its Affiliates upon a voluntary termination of employment by a Participant or a termination without Cause by the Company of a Participant’s employment (i) after having been employed by the Company or its Affiliates for a minimum of five (5) full years of service (regardless of whether such service is continuous), (ii) with the Participant having achieved or exceeded 50 years of age at the time of departure, and (iii) with the Participant entering into a two year non-compete agreement in a form acceptable to the Company. Such term shall be applicable only to Participants who are Employees.

2.27        “Securities Act” means the Securities Act of 1933, as amended from time to time, or any successor statute or statutes thereto, and any rules or regulations promulgated thereunder. Reference to any specific Securities Act section shall include any successor section.

2.28        “Shares” mean shares of Common Stock, $0.01 par value per share, of the Company.

2.29        “Stock Appreciation Right” means a right, granted to a Participant pursuant to Article 8 hereof to receive upon exercise of such right before a specified date, in cash or Shares (or a combination thereof) as determined by the Committee, an amount equal to the increase in Fair Market Value of a specified number of Shares over the Exercise Price of such Stock Appreciation Right.

2.30        “Stock Award” means an Award consisting of either Shares or a right to receive Shares in the future, each pursuant to Article 10 of the Plan.

2.31        “Subsidiary” of the Company means any present or future subsidiary (as that term is defined in Section 424(f) of the Code) of the Company. An entity shall be deemed a Subsidiary of the Company for purposes of this definition only for such periods as the requisite ownership or control relationship is maintained.

2.32        “Termination of Service”, “Terminate” or “Termination” occurs when a Participant ceases to be an Employee of, or ceases to provide services as a Director to, the Company and its Affiliates, as the case may be, for any reason (including by reason of an Affiliate ceasing to be an Affiliate by reason of disposition or otherwise). Notwithstanding the foregoing, with respect to any Award subject to Section 409A of the Code (and not exempt therefrom), a Termination of Service occurs when a Participant experiences a “separation from service” (as such term is defined under Section 409A of the Code).

2.33        “Vesting Period” shall mean, in relation to Stock Awards, Options, or Stock Appreciation Rights, any period determined by the Committee during which such Stock Awards, Options or Stock Appreciation Rights may expire or be forfeited if the Participant Terminates or if other circumstances specified by the Committee arise.

2.34        “Vesting Date” with respect to any Award granted hereunder means the date on which such Award becomes vested, as designated in or determined in accordance with the Agreement with respect to such Award (subject to the terms of the Plan). If more than one Vesting Date is designated for an Award, reference in the Plan to a Vesting Date in respect of such Award shall be deemed to refer to each part of such Award and the Vesting Date for such part.

ARTICLE 3

ADMINISTRATION

3.1        Committee.    The Plan shall be administered by the Compensation Committee of the Board unless a different committee is appointed by the Board. If for any reason the Committee does not meet the requirements of Rule 16b-3 under Section 16(b) of the Exchange Act or Section 162(m) of the Code, such noncompliance shall not affect the validity of Awards, grants, interpretations or other actions of the Committee.

3.2        Powers of Committee.    The Committee’s administration of the Plan shall be subject to the following:

3.2.a.    Subject to the provisions of the Plan, the Committee will have the authority and discretion to select from among the Eligible Individuals those persons who shall receive Awards, to determine the time or times of receipt, to determine the types of Awards and the number of Shares covered by the Awards, to establish the terms, conditions, performance criteria, restrictions, and other provisions of such Awards, and, subject to the restrictions of Article 13, to cancel or suspend Awards.

3.2.b.    To the extent that the Committee determines that the restrictions imposed by the Plan preclude the achievement of the material purposes of the Awards in jurisdictions outside the United States, the Committee will have the authority and discretion to modify those restrictions as the Committee determines to be necessary or appropriate to conform to applicable requirements or practices of those jurisdictions.

3.3        Delegation by Committee.    Except to the extent prohibited by applicable law or the applicable rules of a stock exchange, the Committee may delegate to any person or persons selected by it, who may or may not be Directors, all or any part of its responsibilities and powers as set forth above. In making such allocation or delegation, the Committee will consider the extent to which any delegation may cause Awards to fail to be deductible under Section 162(m) of the Code or to fail to meet the requirements of Rule 16(b)-3(d)(1) or Rule 16(b)-3(e) under the Exchange Act. Any such allocation or delegation may be revoked by the Committee at any time.

3.4        Information to be Furnished to Committee.    The Company and its Affiliates shall furnish the Committee with such data and information as the Committee determines may be required for it to discharge its duties. The records of the Company and its Affiliates as to an Employee’s or Participant’s employment (or other provision of services), Termination of Service, leave of absence, reemployment (or return to service) and compensation shall be conclusive on all persons. Participants and other persons entitled to benefits under the Plan must furnish to the Committee such evidence, data, or information as the Committee considers desirable to carry out the terms of the Plan.

3.5        Rules and Interpretations.    The Committee is authorized, subject to the provisions of the Plan, to establish, amend and rescind such rules and regulations as it deems necessary or advisable for the proper administration of the Plan and to take such other action in connection with or in relation to the Plan as it deems necessary or advisable. Each action and determination made or taken pursuant to the Plan by the Committee, including any interpretation or construction of the Plan, shall be final and conclusive for all purposes and upon all persons.

3.6        Liabilities and Indemnification.    No Employee or Director shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or any Award granted pursuant thereto. Each Employee and Director shall be indemnified and held harmless by the Company against any cost or expense (including counsel fees) reasonably incurred by him or liability (including any sum paid in settlement of a claim with the approval of the Company) arising out of any act or omission to act in connection with the Plan, unless arising out of such Employee’s or Director’s own fraud, bad faith or willful misconduct. Such indemnification shall be in addition to any rights of indemnification the Employee or Director may have under the certificate of incorporation and/or by-laws of the Company, as a matter of law, or otherwise, or any other power the Company may have to indemnify such persons or hold them harmless. The foregoing right of indemnification shall not apply to the actions, determinations or interpretations made by an individual with regard to Awards granted to him or her under the Plan.

3.7        Costs of Plan.    All expenses and liabilities incurred by the Committee in the administration of the Plan shall be borne by the Company. The Committee may employ attorneys, consultants, accountants or other persons in connection with the administration of the Plan. The Company, and its officers and Directors, shall be entitled to rely upon the advice, opinions or valuations of any such persons.

3.8        Grant and Use of Awards.    Subject to Section 13.2, in the discretion of the Committee, Awards may be granted as alternatives to or replacements of awards granted or outstanding under the Plan, or any other plan or arrangement of the Company or an Affiliate. Subject to the overall limitation on the number of Shares that may be delivered pursuant to Awards under the Plan, the Committee may use available Shares as the form of payment for compensation, grants or rights earned or due under any other compensation plans or arrangements of the Company or an Affiliate, including the plans and arrangements of the Company or an Affiliate assumed in a business combination.

3.9        Compliance as an SEC Registrant.    During any period in which the Company has issued and outstanding any class of common equity securities which is registered under Section 12 of the Exchange Act, the Committee shall be comprised of not less than two persons each of whom qualifies as: (i) a “non-employee director” within the meaning of Section 16(b) of the Exchange Act, (ii) an “outside director” within the meaning of Section 162(m) of the Code and (iii) an “independent director” as defined under New York Stock Exchange Section 303A.02 or such other applicable stock exchange rule.

3.10        International Participants.    With respect to Participants who are foreign nationals, reside or work outside the United States, or both, the Committee may, in its sole discretion, to comply with foreign law or practices and to further the purposes of the Plan, without amending the Plan, establish special rules, or adopt sub-plans or supplements, applicable to such Participants and grant Awards (or amend existing Awards) to such Participants in accordance with those rules or sub-plans.

ARTICLE 4

SHARES SUBJECT TO THE PLAN

4.1        Number of Shares.    Subject to the following provisions of this Article 4, the maximum number of Shares with respect to which Awards may be granted during the term of the Plan shall be 32,852,605 (or the number and kind of Shares or other securities which are substituted for those Shares or to which those Shares are adjusted pursuant to the provisions of Section 11.1 of the Plan).

4.2        Source of Shares.    Shares will be made available from the currently authorized but unissued shares of the Company or from shares currently held or subsequently reacquired by the Company as treasury shares, including shares purchased in the open market or in private transactions.

4.3        Counting of Shares.    The grant of any Option, Stock Appreciation Right or Stock Award hereunder shall count, equal in number to the Shares represented by such Award, towards the share maximum indicated in Section 4.1; provided, however, that if a Stock Appreciation Right is granted in tandem with an Option, such grant shall count only once against the share maximum indicated in Section 4.1. To the extent that (i) any outstanding Option or Stock Appreciation Right for any reason expires, is terminated, forfeited or canceled without having been exercised, or if any Stock Award is forfeited, (ii) any Shares covered by an Award are not delivered because the Award is settled in cash or used to satisfy the applicable tax withholding obligation, or

(iii) any Shares are not otherwise deliverable for any other reason, such Shares shall be deemed to have not been delivered and shall be restored to the share maximum. If the Exercise Price of any Option granted under the Plan is satisfied by tendering Shares to the Company (by either actual delivery or attestation) or by net-settlement, the number of Shares tendered or withheld to pay the Exercise Price of any Option shall be restored to the share maximum. To the extent that any option or other award outstanding pursuant to a Prior Plan as of November 15, 2013 which for any reason, on or after November 15, 2013, expires, is terminated, forfeited or canceled without having been exercised or settled in full, Shares subject to such awards shall be deemed to have not been delivered and shall be added to the share maximum; provided, however, that the aggregate number of Shares outstanding under the Prior Plans that may be added to the share maximum pursuant to this Section 4.3 shall not exceed 676,936 (as such number may be adjusted from time to time as provided in Section 11.1). Shares issued in connection with awards that are assumed, converted or substituted as a result of the Company’s acquisition of another company (including by way of merger, combination or similar transaction) will not count against the number of Shares that may be issued under the Plan.

ARTICLE 5

ELIGIBILITY AND PARTICIPATION

5.1        General.    The persons who shall be eligible to participate in the Plan and to receive Awards shall be such Employees (including Covered Employees and Executive Officers) and Directors of the Company and its Affiliates as the Committee, in its sole discretion, shall select. Awards may be made to Eligible Individuals who hold or have held Awards under the Plan or any similar plan or other awards under any other plan of the Company or any of its Affiliates. Any member of the Committee shall be eligible to receive Awards while serving on the Committee, subject to applicable provisions of the Exchange Act and the rules promulgated thereunder.

5.2        Committee Discretion.    Awards may be granted by the Committee at any time and from time to time to new Participants, or to then Participants, or to a greater or lesser number of Participants, and may include or exclude previous Participants, as the Committee shall determine. Except as required by the Plan, Awards granted at different times need not contain similar provisions. The Committee’s determinations under the Plan (including without limitation, determinations of which Eligible Individuals, if any, are to receive Awards, the form, amount and timing of such Awards, the terms and provisions of such Awards and the agreements evidencing same) need not be uniform and may be made by it selectively among individuals who receive, or are eligible to receive, Awards under the Plan.

5.3        Limitation on Awards to Non-Employee Directors.    No non-Employee Director may be granted, in any fiscal year of the Company, awards covering more than 66,667 Shares (as such number may be adjusted from time to time as provided in Section 11.1).

ARTICLE 6

GRANTS OF STOCK OPTIONS

6.1        Grant of Options.    The grant of an Option shall convey to the Participant the right to purchase Shares at an Exercise Price and for a period of time established by the Committee. Subject to the limitations of the Plan, the Committee shall designate from time to time those Eligible Individuals to be granted Options, the time when each Option shall be granted, the number of Shares subject to such Option, whether such Option is an Incentive Option or a Nonqualified Option and, subject to Section 6.3, the Exercise Price of the Option Shares. Options shall be evidenced by Agreements in such form and containing such terms and provisions not inconsistent with the provisions of the Plan as the Committee may from time to time approve. Each Optionee shall be notified promptly of such grant and a written Agreement shall be promptly executed and delivered by the

Company to the Optionee. Subject to the other provisions of the Plan, the same person may receive Incentive Options and Nonqualified Options at the same time and pursuant to the same Agreement, provided that Incentive Options and Nonqualified Options are clearly designated as such.

6.2        Provisions of Options.    Option Agreements shall conform to the terms and conditions of the Plan. Such Agreements may provide that the grant of any Option under the Plan shall be subject to such other conditions (whether or not applicable to an Option or Shares received by any other Optionee) as the Committee determines appropriate, including, without limitation, provisions conditioning exercise upon the occurrence of certain events or performance or the passage of time, provisions to assist the Optionee in financing the purchase of Shares through the exercise of Options, provisions for forfeiture, restrictions on resale or other disposition of Shares acquired pursuant to the exercise of Options, provisions conditioning the grant of the Option or future Options upon the Optionee retaining ownership of Shares acquired upon exercise for a stated period of time, and provisions to comply with federal and state securities laws and federal and state income tax and other payroll tax withholding requirements.

6.3        Exercise Price.    Subject to the provisions of Section 6.8, the Exercise Price at which Shares may be purchased upon exercise of an Option shall be fixed by the Committee on the Date of Grant and may not be less than one hundred percent of the Fair Market Value of a Share on the Date of Grant.

6.4        Limitations on Exercisability.    Except as otherwise determined by the Committee in the applicable Agreement or otherwise, no Option may be exercised in part or in full before the Vesting Date(s) applicable to such Option. No Option may be exercised after the Option expires by its terms as set forth in the applicable Agreement. In the case of an Option that is exercisable in installments, installments that are exercisable and not exercised shall remain exercisable during the term of the Option. The grant of an Option shall impose no obligation on the Optionee to exercise such Option.

6.5        Vesting.    The Committee may specify in any Agreement a vesting schedule that must be satisfied before Options become vested, such that, except as otherwise determined by the Committee in the applicable Agreement or otherwise, all or any portion of an Option may not become vested until a Vesting Date or Vesting Dates, or until the attainment of one or more performance criteria as determined by the Committee, subject in any case to the terms of the Plan. Subsequent to the grant of an Option, the Committee may, at any time before complete termination of such Option, accelerate the time or times at which such Option may become vested in whole or in part (without reducing the term of such Option).

6.6        Limited Transferability of Options.    Subject to the exceptions noted in this Section 6.6, no Option shall be transferable other than by will or the laws of descent and distribution. During the lifetime of the Optionee, the Option shall be exercisable only by such Optionee (or his or her court-appointed legal representative). The Committee may, in its sole discretion, provide in the applicable Agreement evidencing a Nonqualified Option that the Optionee may transfer, assign or otherwise dispose of an Option (i) to his spouse, parents, siblings and lineal descendants, (ii) to a trust for the benefit of the Optionee and any of the foregoing, or (iii) to any corporation or partnership controlled by the Optionee, subject to such conditions or limitations as the Committee may establish to ensure compliance with any rule promulgated pursuant to the Securities Act, the Exchange Act, or for other purposes. The terms applicable to the assigned Option shall be the same as those in effect for the Option immediately prior to such assignment and shall be set forth in such documents issued to the assignee as the Committee may deem appropriate.

6.7        No Rights as a Stockholder.    An Optionee or a transferee of an Option shall have no rights as a stockholder with respect to any Share covered by his Option unless and until the Optionee shall have become the holder of record of such Share, and he shall not be entitled to any dividends or distributions or other rights in respect of such Share for which the record date is prior to the date on which he shall have become the holder of record thereof.

6.8        Special Provisions Applicable to Incentive Options.

6.8.a.    Options granted under the Plan that are intended to qualify as Incentive Options shall be specifically designated as such in the applicable Agreement, and may be granted only to those Eligible Individuals who are both (i) Employees of the Company or any Subsidiary, and (ii) citizens or resident aliens of the United States.

6.8.b.    To the extent the aggregate Fair Market Value (determined as of the time the Option is granted) of the Shares with respect to which any Incentive Options granted hereunder may be exercisable for the first time by the Optionee in any calendar year (under the Plan or any other compensation plan of the Company or any Subsidiary) exceeds $100,000, such Options shall not be considered Incentive Options.

6.8.c.    No Incentive Option may be granted to an individual who, at the time the Option is granted, owns directly, or indirectly within the meaning of Section 424(d) of the Code, stock possessing more than ten percent of the total combined voting power of all classes of stock of the Company or of any Subsidiary, unless such Option (i) has an Exercise Price of at least one hundred ten percent of the Fair Market Value of the Shares on the Date of Grant of such Option; and (ii) cannot be exercised more than five years after the Date of Grant of such Option.

6.8.d.    Each Incentive Option will require the Optionee to notify the Company in writing immediately after the Optionee makes a Disqualifying Disposition (as defined below) of any Shares acquired pursuant to the exercise of an Incentive Option. A “Disqualifying Disposition” is any disposition of such Shares before the later of (i) two years after the Date of Grant of an Incentive Option or (ii) one year after the date the Optionee acquired Shares by exercising the Incentive Option, other than a transfer (i) from a decedent to an estate, (ii) by bequest or inheritance, (iii) pursuant to a tax-free corporate reorganization, or (iv) to a spouse or incident to divorce. Any transfer of ownership to a broker or nominee shall be deemed to be a disposition unless the Optionee provides proof satisfactory to the Committee of his continued beneficial ownership of the Shares.

6.8.e.    No Incentive Option shall be granted after the date that is ten years from the Amendment Effective Date.

6.8.f.    The Exercise Price for Incentive Options shall not be less than the Fair Market Value of the Shares on the Date of Grant, and no Incentive Option may be exercisable after the tenth anniversary of the Date of Grant.

6.8.g.    No Incentive Option shall be transferable other than by will or the laws of descent and distribution.

6.8.h.    The maximum number of Shares with respect to which Incentive Options may be granted during the term of the Plan shall be 8,333,333 (as such number may be adjusted from time to time as provided in Section 11.1).

6.9        Option Term.    The Committee shall specify the term during which any Option may be exercised, which shall be in all cases ten years or less except as provided in the Plan. Except as otherwise set forth in the Plan or as provided by the Committee in the applicable Agreement or otherwise, all Options shall expire upon the Optionee’s Termination of Service.

6.10        Compliance as an SEC Registrant.    During any period in which (i) Section 162(m) of the Code imposes restrictions on the amount and form of compensation that may be paid to Covered Employees in order to claim a tax deduction for such compensation, and (ii) the Committee, in its sole discretion, determines that the Plan should be administered in such a manner so as to avoid the disallowance of any portion of such tax deduction, Options granted to Covered Employees shall comply with such restrictions, which as of the Date of Grant are contained in Section 162(m) of the Code. No Covered Employee may be granted, in any fiscal year of the Company, Options covering more than 2,000,000 Shares (as such number may be adjusted from time to time as provided in Section 11.1).

ARTICLE 7

EXERCISES OF STOCK OPTIONS

7.1        General.    Any Option may be exercised in whole or in part at any time to the extent such Option has become vested and exercisable during the term of such Option; provided, however, that each partial exercise shall be for whole Shares only. Each Option, or any exercisable portion thereof, may only be exercised in accordance with such procedures for the exercise of Options as the Committee may establish from time to time, of (i) notice in writing to the Company signed by the Optionee (or other person then entitled to exercise such Option) that such Option, or a specified portion thereof, is being exercised; (ii) payment in full for the purchased Shares (as specified in Section 7.3); (iii) such representations and documents as are necessary or advisable to effect compliance with all applicable provisions of Federal or state securities laws or regulations; (iv) in the event that the Option or portion thereof shall be exercised by any individual other than the Optionee, appropriate proof of the right of such individual to exercise the Option or portion thereof; and (v) full payment to the Company of all amounts which, under federal or state law, it is required to withhold upon exercise of the Option (as specified in Section 12.4).

7.2        Certain Limitations.    Shares shall not be issued pursuant to the exercise of an Option unless the exercise of such Option and the issuance and delivery of such Shares pursuant thereto shall comply with all relevant provisions of law, including, without limitation, the Securities Act, the Exchange Act and the requirements of any stock exchange upon which the Shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

7.3        Payment for Shares.    Payment for Shares purchased under an Option granted hereunder shall be made in full upon exercise of the Option (except that, in the case of an exercise arrangement approved by the Committee and described in clause (v) below, payment may be made as soon as practicable after the exercise). The method or methods of payment of the purchase price for the Shares to be purchased upon exercise of an Option and of any amounts required by Section 12.4 shall be determined by the Committee and may consist of (i) cash, (ii) check, (iii) the tendering, by either actual delivery or by attestation, of whole Shares, having a Fair Market Value as of the day of exercise equal to the aggregate Exercise Price, (iv) the surrendering of all or part of the Shares issuable upon exercise of the Option by the largest whole number of Shares with a Fair Market Value that does not exceed the aggregate Exercise Price; provided, however, that the Company shall accept a cash or other payment to the extent of any remaining balance of the aggregate Exercise Price not satisfied by such reduction in the number of whole shares to be issued, or (v) through a special sale and remittance procedure pursuant to which the Optionee shall concurrently provide irrevocable written instructions to (a) a Company-designated brokerage firm to effect the immediate sale of the purchased Shares and remit to the Company, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate Exercise Price payable for the purchased Shares plus all applicable Federal, state and local employment taxes required to be withheld by the Company by reason of such exercise, and (b) the Company to deliver the certificates for the purchased Shares directly to such brokerage firm in order to complete the sale. The permitted method or methods of payment of the amounts payable upon exercise of an Option, if other than in cash, shall be set forth in the applicable agreement and may be subject to such conditions as the Committee deems appropriate. If the Option Exercise Price may be paid in Shares as provided above, Shares delivered by the Optionee may be Shares which were received by the Optionee upon exercise of one or more previously exercised Options, but only if such Shares have been held by the Optionee for at least six months, or such other period of time (if any) as is required, in the opinion of the Independent Auditor, to avoid adverse financial accounting results.

ARTICLE 8

GRANTS OF STOCK APPRECIATION RIGHTS

8.1        Grant of Stock Appreciation Rights.    The Committee may grant Stock Appreciation Rights either independently or in connection with an Option. Subject to the limitations of the Plan, the Committee shall designate from time to time those Eligible Individuals to be granted Stock Appreciation Rights, the time when each Stock Appreciation Right shall be granted, the number of Shares subject to such Stock Appreciation Right and, subject to Section 8.3, the Exercise Price of the Stock Appreciation Right. Stock Appreciation Rights shall be evidenced by Agreements in such form and containing such terms and provisions not inconsistent with the provisions of the Plan as the Committee may from time to time approve. Each recipient shall be notified promptly of such grant and a written Agreement shall be promptly executed and delivered by the Company to the recipient.

8.2        Provisions of Stock Appreciation Rights.    Stock Appreciation Right Agreements shall conform to the terms and conditions of the Plan. Such Agreements may provide that the grant of any Stock Appreciation Right under the Plan shall be subject to such other conditions (whether or not applicable to a Stock Appreciation Right or Shares received by any other recipient) as the Committee determines appropriate, including, without limitation, provisions conditioning exercise upon the occurrence of certain events or performance or the passage of time, provisions for forfeiture, restrictions on resale or other disposition of Shares acquired, provisions conditioning the grant of the Stock Appreciation Right or future Stock Appreciation Rights upon the recipient retaining ownership of Shares acquired for a stated period of time, and provisions to comply with federal and state securities laws and federal and state income tax and other payroll tax withholding requirements. Stock Appreciation Rights may be granted in connection with an Option either at the time of grant or by amendment, in which case each such Stock Appreciation Right shall be subject to the same terms and conditions as the related Option and shall be exercisable only at such times and to such extent as the related Option is exercisable.

8.3        Exercise Price.    The Committee shall fix the Exercise Price of the Stock Appreciation Right on the Date of Grant which shall not be less than one hundred percent of the Fair Market Value of a Share on the Date of Grant.

8.4        Limitations on Exercisability.    Except as otherwise determined by the Committee in the applicable Agreement or otherwise, no Stock Appreciation Right may be exercised in part or in full before the Vesting Date(s) applicable to such Stock Appreciation Right. No Stock Appreciation Right may be exercised after the Stock Appreciation Right expires by its terms as set forth in the applicable Agreement. In the case of a Stock Appreciation Right that is exercisable in installments, installments that are exercisable and not exercised shall remain exercisable during the term of the Stock Appreciation Right. The grant of a Stock Appreciation Right shall impose no obligation on the recipient to exercise such Stock Appreciation Right.

8.5        Vesting.    The Committee may specify in any Agreement a vesting schedule that must be satisfied before Stock Appreciation Rights become vested, such that, except as otherwise determined by the Committee in the applicable Agreement or otherwise, all or any portion of a Stock Appreciation Right may not become vested until a Vesting Date or Vesting Dates, or until the attainment of one or more performance criteria as determined by the Committee, subject in any case to the terms of the Plan. Subsequent to the grant of a Stock Appreciation Right, the Committee may, at any time before complete termination of such Stock Appreciation Right, accelerate the time or times at which such Stock Appreciation Right may become vested in whole or in part (without reducing the term of such Stock Appreciation Right).

8.6        Limited Transferability of Stock Appreciation Rights.    Subject to the exceptions noted in this Section 8.6, no Stock Appreciation Right shall be transferable other than by will or the laws of descent and distribution. During the lifetime of the recipient, the Stock Appreciation Right shall be exercisable only by such recipient (or his or her court-appointed legal representative). The Committee may, in its sole discretion, provide in the applicable Agreement that the recipient may transfer, assign or otherwise dispose of an stock appreciation right (i) to his spouse, parents, siblings and lineal descendants, (ii) to a trust for the benefit of the recipient and any of the foregoing, or (iii) to any corporation or partnership controlled by the recipient, subject to such conditions or limitations as the Committee may establish to ensure compliance with any rule promulgated pursuant to the Securities Act, Exchange Act, or for other purposes. The terms applicable to the assigned Stock Appreciation Right shall be the same as those in effect for the recipient immediately prior to such assignment and shall be set forth in such documents issued to the assignee as the Committee may deem appropriate.

8.7        No Rights as a Stockholder.    A recipient of a Stock Appreciation Right or a transferee of a Stock Appreciation Right shall have no rights as a stockholder with respect to any Share covered by his Stock Appreciation Right unless and until such time as the Participant exercises such Stock Appreciation Right and the Company settles such Stock Appreciation Right in Shares, and he shall not be entitled to any dividends or distributions or other rights in respect of such Share for which the record date is prior to the date on which he shall have become the holder of record thereof.

8.8        Compliance as an SEC Registrant.    During any period in which (i) Section 162(m) of the Code imposes restrictions on the amount and form of compensation that may be paid to Covered Employees in order to claim a tax deduction for such compensation, and (ii) the Committee, in its sole discretion, determines that the Plan should be administered in such a manner so as to avoid the disallowance of any portion of such tax deduction, Stock Appreciation Rights granted to Covered Employees shall comply with such restrictions, which as of the Date of Grant are contained in Section 162(m) of the Code. No Covered Employee may be granted, in any fiscal year of the Company, Stock Appreciation Rights covering more than 2,000,000 Shares (as such number may be adjusted from time to time as provided in Section 11.1).

8.9        Stock Appreciation Right Term.    The Committee shall specify the term during which any Stock Appreciation Right may be exercised, which shall be in all cases ten years or less. Except as otherwise set forth in the Plan or as provided by the Committee in the applicable Agreement or otherwise, all Stock Appreciation Rights shall expire upon the recipient’s Termination of Service.

ARTICLE 9

EXERCISES OF STOCK APPRECIATION RIGHTS

9.1        Tandem Stock Appreciation Rights.    A Stock Appreciation Right granted in connection with an Option shall entitle the holder to receive from the Company in exchange for the surrender to the Company of the related unexercised Option, or any portion thereof, an amount equal to the excess of the Fair Market Value of one Share on the day of the surrender of such Option over the Option Exercise Price.

9.2        Independent Stock Appreciation Right.    A Stock Appreciation Right granted independently of an Option shall entitle the holder to receive upon exercise an amount equal to the excess of the Fair Market Value of one Share on the day the Stock Appreciation Right is exercised over the Exercise Price of such Stock Appreciation Right.

9.3        Payment Upon Exercise of Stock Appreciation Rights.    The Company’s obligation to any Participant exercising a Stock Appreciation Right may be paid in cash or Shares, or partly in cash and partly in Shares, at the sole discretion of the Committee. The number of Shares deliverable upon the satisfaction of an obligation in respect of a Stock Appreciation Right that is satisfied in Shares shall be determined based on the Fair Market Value of a Share on the date of exercise of such Stock Appreciation Right.

ARTICLE 10

GRANTS OF RESTRICTED STOCK AND RESTRICTED STOCK UNITS

10.1        Form of Awards.    A Stock Award shall be transacted as either (i) the transfer of legal ownership of one or more Shares to an Eligible Individual (“Restricted Stock”), or (ii) the grant of a right to receive Shares at some point in the future (“Restricted Stock Units”). Both forms of Stock Awards will be subject to the terms and conditions set forth by the Committee in the applicable Agreement, including terms and conditions relating to vesting and nontransferability restrictions that will lapse upon the achievement of one or more goals relating to the completion of service by the Participant, or the achievement of performance or other objectives, as determined by the Committee at the time of grant.

10.2        Vesting.    Subject to potential accelerated vesting following (i) a Change-In-Control (as defined in Section 11.4), (ii) a Termination of Service by reason of death, Disability, by the Company without Cause or by a Participant for “good reason” (pursuant to and as defined in any employment agreement, severance agreement, change in control agreement or similar agreement to which such Participant is a party on the Date of Grant) or (iii) a layoff pursuant to a reduction in workforce, in each case as determined by the Committee in the applicable Agreement, Restricted Stock and Restricted Stock Units shall be subject to minimum three year vesting for time-based awards (with no more than one-third of the shares of Common Stock subject thereto vesting on each of the first three anniversaries of the date on which such Award is granted) and minimum one year vesting for performance-based awards and shall be subject to forfeiture in the event that conditions specified by the Committee in the applicable Agreement are not satisfied prior to the end of the applicable Vesting Period established by the Committee for such Awards. Conditions for repurchase (or forfeiture) may be based on continuing employment or service or achievement of pre-established performance or other goals and objectives; provided, however, that the foregoing limitations shall not apply to Stock Awards that are granted in lieu of cash compensation or to awards that are assumed, converted or substituted as a result of the Company’s acquisition of another company (including by way of merger, combination or similar transaction). Notwithstanding the foregoing, Stock Awards with respect to 10% of the maximum number of Shares with respect to which Awards may be granted during the term of the Plan pursuant to Section 4.1 may be granted under the Plan to any one or more Eligible Individuals without respect to such minimum vesting provisions.

10.3        Non-transferability of Stock Awards.    Stock Awards and Shares represented by Stock Awards may not be sold, assigned, transferred, pledged or otherwise encumbered, except as permitted by the Committee, until becoming vested. Shares of Stock Awards shall be evidenced in such manner as the Committee may determine, including through a book entry system with the transfer agent. Any certificates issued in respect of Stock Awards shall be registered in the name of the Participant and, unless otherwise determined by the Committee, deposited by the Participant, together with a stock power endorsed in blank, with the Company (or its designee). Upon becoming vested, the Company (or such designee) shall deliver such certificates to the Participant or, if the Participant has died, in accordance with the Participant’s will or the laws of descent of distribution. Each certificate evidencing Shares subject to Stock Awards shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Stock Award. Any attempt to dispose of stock in contravention of such terms, conditions and restrictions shall be ineffective. During the restriction period, the Participant shall have all the rights of a stockholder for all such Restricted Stock, including the right to vote and the right to receive dividends thereon as paid and, subject to and conditioned upon the full vesting of such Restricted Stock, the right to tender such Restricted Stock.

10.4        Dividends and Dividend Equivalents.    A Stock Award other than a share of Restricted Stock may provide the Participant with the right to receive dividend payments or dividend equivalent payments with respect to Shares subject to the Award (both before and after the Shares subject to the Award is earned, vested, or acquired), which payments may be either made currently or credited to an account for the Participant, and may be settled in cash or Shares, as determined by the Committee; provided, however, that, unless the Committee otherwise specifies in the Agreement, dividend payments or dividend equivalents shall be paid to the Participant at least annually, not later than the fifteenth day of the third month following the end of the calendar year in which the dividend payments or dividend equivalents are credited (or, if later, the fifteenth day of the third month following the end of the calendar year in which the dividend payments or dividend equivalents are no longer subject to a “substantial risk of forfeiture” within the meaning of Section 409A of the Code); provided, however, that dividend and dividend equivalent payments in the case of a Stock Award that is subject to performance vesting conditions shall be treated as unvested so long as such Stock Award remains unvested, and any such dividend and dividend equivalent payments that would otherwise have been paid during the vesting period shall instead be accumulated (and, if paid in cash, reinvested in additional Shares based on the Fair Market Value of the Shares on the date of reinvestment) and paid within 30 days following the date on which such Stock Award is determined by the Committee to have satisfied such performance vesting conditions. Any dividend payment or dividend equivalents that are accumulated and paid after the date specified in the preceding sentence may be treated separately from the right to other amounts under the Award. Any such settlements, and any such crediting of dividends or dividend equivalents or reinvestment in Shares, may be subject to such conditions, restrictions and contingencies as the Committee shall establish, including the reinvestment of such credited amounts in Share equivalents.

10.5        Compliance as an SEC Registrant.    During any period in which (i) Section 162(m) of the Code imposes restrictions on the amount and form of compensation that may be paid to Covered Employees in order to claim a tax deduction for such compensation, and (ii) the Committee, in its sole discretion, determines that a Stock Award should be designed in such a manner so as to avoid the disallowance of any portion of such tax deduction, Stock Awards granted to Covered Employees shall comply with such restrictions, which as of the Date of Grant are contained in Section 162(m) of the Code and include the following:

10.5.a. The Committee shall specify one or more performance criteria upon the relative achievement of which each Stock Award will vest (the “Performance Factor(s)”). Performance Factors may include any or all of the following: enterprise value or value creation targets; after-tax or pre-tax profits (including net operating profit after taxes) or net income, including without limitation that attributable to continuing and/or other operations; after-tax or pre-tax margins; revenues; operational cash flow or earnings before income tax or other exclusions (including free cash flow, cash flow per share or earnings before interest, taxes, depreciation and amortization); reduction of, or limiting the level of increase in, all or a portion of the Company’s bank debt or other long-term or short-term public or private debt or other similar financial obligations of the Company, which may be calculated net of cash balances and/or other offsets and adjustments as may be established by the Committee; consummation of debt and equity offerings; equity capital raised; earnings per share, earnings per diluted share or earnings per share from continuing operations; return on capital employed (including, without limitation, return on invested capital or return on committed capital), return on revenues, return on assets and return on stockholders’ equity; market share; the fair market value of the shares of the Company’s common stock, par value $0.01 per share; the growth in the value of an investment in the Shares assuming the reinvestment of dividends; reduction of, or limiting the level of increase in, all or a portion of controllable expenses or costs or other expenses or costs (including selling, general and administrative expenses or costs (excluding advertising) as a percentage of sales); economic value added targets based on a cash flow return on investment formula; customer satisfaction or service measures or indices; employee satisfaction; efficiency or productivity measures; asset management (e.g., inventory and receivable levels); compliance goals (e.g., regulatory and legal compliance); or strategic business objectives, goals or initiatives.

In addition, Performance Factors may be based upon the attainment of specified levels of Company (or subsidiary, division, other operational unit or administrative department of the Company) performance under one or more of the measures described above relative to the performance of other corporations or the historic performance of the Company and may be combined with cost of capital, assets, invested capital and stockholder equity to form an appropriate measure of performance. To the extent permitted under Section 162(m) of the Code (including, without limitation, compliance with any requirements for stockholder approval), the Committee may: (i) designate additional business criteria on which the Performance Factors may be based or (ii) adjust, modify or amend the aforementioned business criteria. The

Performance Factors may incorporate, if and only to the extent permitted under Section 162(m) of the Code, provisions for disregarding (or adjusting for) changes in accounting methods, corporate transactions (including, without limitation, dispositions and acquisitions) and other similar type events or circumstances. To the extent any such provision would create impermissible discretion under Section 162(m) of the Code or otherwise violate Section 162(m) of the Code, such provision shall be of no force or effect.

10.5.b. Subject to potential accelerated vesting upon a Change-In-Control, Stock Awards granted to Covered Employees shall become vested only if and to the extent the Performance Factors with respect to such Awards are attained. Notwithstanding anything to the contrary contained in the Plan, the maximum number of shares of Common Stock with respect to which Stock Awards may be granted to a Covered Employee for any 12-month period contained in the performance period for such Award shall be 2,000,000 (as adjusted pursuant to the provisions of Section 11.1 of the Plan) and the maximum payment under any Stock Award granted to a Covered Employee (valued as of the date of grant of such Stock Award(s)) shall be $15 million for each 12-month period contained in the performance period for such Award. The grant limits under the preceding sentence shall (i) apply to a Stock Award only if the Stock Award is intended to be “performance-based compensation” as that term is used in Section 162(m) of the Code and (ii) be adjusted upward or downward, as applicable, on a pro-rata basis for each full or partial 12-month period in the applicable performance period. The Committee may structure the terms of a Performance Factor so as to permit the reduction or elimination of any Stock Award under the Plan, but in no event may the Committee increase the amount or vesting of a Stock Award.

10.5.c. The Performance Factors applicable to any Stock Award granted to a Covered Employee shall be specified coincident with the grant of the Stock Award, and in no event later than ninety days after the commencement of any fiscal year in respect of which the relative achievement of the Performance Factor is to be measured or such other date as is required by Section 162(m) of the Code.

ARTICLE 11

EVENTS AFFECTING PLAN RESERVE OR PLAN AWARDS

11.1        Capital Adjustments.

11.1.a. If the Company subdivides its outstanding Shares into a greater number of Shares (including, without limitation, by stock dividend or stock split) or combines its outstanding Shares into a smaller number of shares (by reverse stock split, reclassification or otherwise), or the Committee determines that any stock dividend, extraordinary cash dividend, reclassification, recapitalization, reorganization, split-up, spin-off, combination, exchange of shares, warrants or rights offering to purchase Shares, or other similar corporate event (including mergers or consolidations) affects the Shares such that an adjustment is required in order to preserve the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it may deem equitable and appropriate, make such adjustments to any or all of (i) the aggregate number and/or kind of Shares reserved for the Plan, (ii) the number and/or kind of shares subject to outstanding Awards, (iii) the Exercise Price with respect to outstanding Options and Stock Appreciation Rights, (iv) the individual Participant share limitations set forth in Sections 6.10, 8.8 and 10.5.b (but not the dollar limitation set forth in Section 10.5.b), (v) the number of Shares set forth in Section 6.8.h that can be issued through Incentive Options and (vi) any other adjustment that the Committee determines to be equitable; provided, however, that the number of Shares subject to any Option shall be rounded down to the nearest whole number; provided, further, that no such adjustment shall be made if or to the extent that it would cause an outstanding Award to cease to be exempt from, or to fail to comply with, Section 409A of the Code. The Committee may provide for a cash payment to any Participant of a Plan Award in connection with any adjustment made pursuant to this Section 11.1. Any such adjustment shall be final and binding upon all Participants, the Company, their representatives, and all other interested persons.

11.1.b. In the event of a transaction involving (i) a merger or consolidation in which the Company is not the surviving company or (ii) the sale or disposition of all or substantially all of the Company’s assets, provision shall be made in connection with such transaction for the assumption of Awards theretofore granted under the Plan, or the substitution for such Awards of new Awards of the successor corporation, with appropriate adjustment as to the number and/or kind of shares and the purchase price for shares thereunder, or, in the discretion of the Committee, the Plan and the Awards issued hereunder shall terminate on the effective date of such transaction if appropriate provision is made for payment to the Participant of an amount in cash equal to the Fair Market Value of a Share multiplied by the number of Shares subject to the Award less, in the case of Options and Stock Appreciation Rights, the Exercise Price for such Awards; provided, however, for the avoidance of doubt, if a transaction described above occurs, the Committee may, in its sole discretion, terminate any Option or Stock Appreciation Right for which the Exercise Price is equal to or exceeds the Fair Market Value of a Share without payment of consideration therefor.

11.2        Death, Disability or Retirement of a Participant.    Except as otherwise provided by the Committee in the applicable Agreement or otherwise, if a Participant’s Termination of Service is by reason of his death, Disability or, in the case of Options and Stock Appreciation Rights granted to an Employee, by reason of his Retirement, then notwithstanding any contrary waiting period, installment period or vesting schedule in any Agreement or in the Plan, each outstanding Award granted to or Share purchased by such Participant shall immediately become vested and, in the case of an Option or Stock Appreciation Right, exercisable in full in respect of the aggregate number of Shares covered thereby. Each Option or Stock Appreciation Right may thereafter be exercised by the Participant or by Participant’s estate, as the case may be, for a period of thirty-six months from the date of Termination of Service. In no event, however, shall an Option or Stock Appreciation Right remain exercisable beyond the latest date on which it could have been exercised without regard to this Section 11.2. Notwithstanding the foregoing, in the event that a Participant dies while an Option or Stock Appreciation Right is exercisable following a Termination of Service on account of Disability or Retirement, the Option or Stock Appreciation Right will remain exercisable by the Participant’s estate or beneficiary only until the first anniversary of the Participant’s date of death, and whether or not such first anniversary occurs prior to or following the expiration of ten years from the date the Option was granted or the thirty-six month period following the date of Termination of Service.

11.3        Termination of Service By Company.    Except as otherwise provided by the Committee in the applicable Agreement or otherwise, if a Participant’s Termination of Service is for reasons other than those set forth in Sections 11.2 and 11.4, all Options and Stock Appreciation Rights held by the Participant that were not vested immediately prior to such Termination of Service shall become null and void at the time of such Termination. Any Options and Stock Appreciation Rights that were exercisable immediately prior to the Termination of Service will continue to be exercisable for a period of three months, and shall thereupon terminate. Notwithstanding the foregoing, in the event that a Participant dies while an Option or Stock Appreciation Right is exercisable following a Termination of Service on account of a reason other than those set forth in Sections 11.2 and 11.4, the Option or Stock Appreciation Right will remain exercisable by the Participant’s estate or beneficiary only until the first anniversary of the Participant’s date of death, and whether or not such first anniversary occurs prior to or following the expiration of ten years from the date the option was granted or the three month period following the date of Termination of Service. In no event, however, shall an Option remain exercisable beyond the latest date on which it could have been exercised without regard to this Section 11.3. In addition, except as otherwise provided by the Committee in the applicable Agreement or otherwise, all rights to Restricted Stock or Restricted Stock Units as to which there remain unlapsed restrictions as of the date of such Termination of Service shall be forfeited by such Participant to the Company without payment or any consideration by the Company, and neither the Participant nor any successors, heirs, assigns or personal representatives of such Participant shall thereafter have any further rights or interest in such Shares. Notwithstanding the above, except as otherwise provided by the Committee in the applicable Agreement or otherwise, if a Participant’s Termination of Service is by the Company or such Affiliate for Cause (as defined below), then any Options and Stock Appreciation Rights held by such Participant, whether or not then vested, shall immediately terminate. For these purposes, “Cause” shall have the meaning ascribed thereto in any employment agreement, severance agreement, change in control agreement or similar agreement to which such Participant is a party on the Date of Grant or, in the absence thereof, shall mean, unless otherwise defined in the applicable Agreement, (A) a felony conviction of the Participant, (B) the commission by the Participant of an act of fraud or embezzlement against the Company, (C) the Participant’s willful misconduct or gross negligence materially detrimental to the Company, (D) the Participant’s wrongful dissemination or use of confidential or proprietary information, or (E) the intentional and habitual neglect by the Participant of his duties to the Company.

11.4        Change-In-Control.    In the event of a Change-In-Control, the Committee reserves the right, in its sole discretion, to accelerate the vesting of any Award or Share purchased pursuant to any Award. Unless otherwise provided in an Agreement, in the event of a Change-In-Control, the performance conditions of each outstanding performance-based Award or Share purchased pursuant to any Award shall be deemed earned at the target level (or, if no target level is specified, the maximum level) as of the effective date of the Change-In-Control with respect to all open performance periods; however, such award or Share shall remain subject to any service-based vesting conditions. Unless otherwise provided in an Agreement, in the event of a Termination of Service by the Company without Cause or by a Participant for “good reason” (pursuant to and as defined in any employment agreement, severance agreement, change in control agreement or similar agreement to which such Participant is a party on the Date of Grant) within 12 months following a Change-In-Control, each outstanding Award or Share purchased pursuant to any Award with a service-based vesting (and, if applicable, non-performance-based exercise) condition shall, if not fully vested, become fully vested and, in the case of Options and Stock Appreciation Rights, fully exercisable with respect to the total number of Shares at the time subject to such Option or Stock Appreciation Right and may be exercised for any or all of those Shares. For the purposes of the Plan, a “Change-In-Control” shall mean the first to occur of:

(i)

the acquisition by any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act ) of “beneficial ownership” (within the meaning of Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing thirty-five percent or more of either the then outstanding Shares or the combined voting power of the Company’s then outstanding voting securities entitled to vote generally in the election of directors; provided, however, that for purposes of this subsection (i), the following transactions shall not constitute a Change-In-Control: (A) an acquisition by the Company, (B) an acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company, (C) an acquisition by an entity owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of Shares, (D) an acquisition by an entity pursuant to a Business Combination (as defined in subsection (iii) of this Section 11.4) that satisfies clauses (A), (B) and (C) of such subsection or (E) any acquisition directly from the Company;

(ii)

the following individuals cease for any reason to constitute a majority of the Company’s Directors then serving: individuals who as of the date hereof constitute the Board (the “Initial Directors”) and any new Director (a “New Director”) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least two-thirds of the Directors then in office who either are Initial Directors or New Directors; provided, however, that a Director whose initial assumption of office is in connection with an actual or threatened election contest (including but not limited to a consent solicitation) relating to the election of Directors of the Company shall not be considered a New Director;

(iii)

the occurrence or consummation of a reorganization, merger or consolidation or a sale or disposition of all or substantially all of the Company’s assets (a “Business Combination”), other than a Business Combination in which (A) the voting securities of the Company outstanding immediately prior thereto and entitled to vote generally in the election of directors continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) more than fifty percent of the combined voting power of the voting securities of the Company or such surviving entity or parent outstanding immediately after such Business Combination and entitled to vote generally in the election of directors; (B) no “person” (as hereinabove defined), other than the Company, an employee benefit plan (or related trust) sponsored or maintained by the Company, or an entity resulting from such Business Combination, acquires more than thirty-five percent of the combined voting power of the Company’s then outstanding securities entitled to vote generally in the election of directors, and (C) at least a majority of the members of the board of directors of the entity resulting from such Business Combination were Initial Directors or New Directors at the time of the execution of the initial agreement, or action of the Board, providing for such Business Combination; or

(iv)	the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company.

Notwithstanding any other provision of the Plan to the contrary, if a Change-In-Control occurs that is not a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, within the meaning of Section 409A of the Code, and payment or distribution of an Award that is “nonqualified deferred compensation” subject to Section 409A of the Code would otherwise be made or commence on the date of such Change-In-Control (pursuant to the Plan, the Award or otherwise), (i) the vesting of such Award shall accelerate in accordance with the Plan and the Award, (ii) such payment or distribution shall not be made or commence prior to the earliest date on which Section 409A of the Code permits such payment or distribution to be made or commence without additional taxes or penalties under Section 409A of the Code, and (iii) in the event any such payment or distribution is deferred in accordance with the immediately preceding clause (ii), such payment or distribution that would have been made prior to the deferred payment or commencement date, but for Section 409A of the Code, shall be paid or distributed on such earliest payment or commencement date, together, if determined by the Committee, with interest at the rate established by the Committee.

11.5        Recapture; Adjustment of Awards.    If at any time after the date on which a Participant exercises an Option or Stock Appreciation Right, or on which Restricted Stock vests, or which is the maturity date of Restricted Stock Units (each of which events is a “realization event”), the Participant (a) is terminated for cause or (b) engages in any activity determined in the discretion of the Committee to be in competition with any activity of the Company in violation of an existing non-compete agreement, or otherwise inimical, contrary or harmful to the interests of the Company (including, but not limited to, accepting employment with or serving as a consultant, adviser or in any other capacity to an entity that is in competition with or acting against the interests of the Company), then any gain realized by the Participant from the realization event shall be paid by the Participant to the Company upon notice from the Company. Such gain shall be determined on a gross basis, without reduction for any taxes incurred, as of the date of the realization event, without regard to any subsequent change in the Fair Market Value of a Share. The Company shall have the right to offset such gain against any amounts otherwise owed to the Participant by the Company (whether as wages, vacation pay, or pursuant to any benefit plan or other compensatory arrangement).

In addition, the Company reserves the right to cancel or adjust the amount of any Award if the financial statements of the Company on which the calculation or determination of the Award was based are subsequently restated due to error or misconduct and, in the judgment of the Committee, the financial statements as so restated would have resulted in a smaller or no Award if such information had been known at the time the Award had originally been calculated or determined.

ARTICLE 12

MISCELLANEOUS PROVISIONS

12.1        Legends.    Each certificate evidencing Shares obtained through the Plan shall bear such legends as the Committee deems necessary or appropriate to reflect or refer to any terms, conditions or restrictions applicable to such Shares, including, without limitation, any to the effect that the Shares represented thereby (i) are subject to contractual restrictions regarding disposition, and (ii) may not be disposed of unless the Company has received an opinion of counsel, acceptable to the Company, that such dispositions will not violate any federal or state securities laws.

All certificates for Shares delivered under the Plan and/or all Shares delivered under the Plan held in book entry accounts shall be subject to such stop transfer orders and other restrictions as the Committee may, in its sole discretion, deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Shares may then be listed, any applicable federal or state securities law, and any applicable corporate law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

12.2        Rights of Company.    Nothing contained in the Plan or in any Agreement, and no action of the Company or the Committee with respect thereto, shall interfere in any way with the right of the Company or an Affiliate to terminate the employment of the Participant at any time, with or without Cause. The grant of Awards pursuant to the Plan shall not affect in any way the right or power of the Company to make reclassifications, reorganizations or other changes of or to its capital or business structure or to merge, consolidate, liquidate, sell or otherwise dispose of all or any part of its business or assets.

12.3        Compliance with Other Laws and Regulations.    The obligation of the Company with respect to the grant and exercise Awards hereunder shall be subject to all applicable laws, rules and regulations and such approvals by any governmental agencies as may be required, including, without limitation, the effectiveness of any registration statement required under the Securities Act, and the rules and regulations of any securities exchange or association on which the Shares may be listed or quoted.

12.4        Payroll Tax Withholding.    The Company’s obligation to deliver Shares under the Plan shall be subject to applicable federal, state and local tax withholding requirements. To the extent that the Company is required to withhold any Federal, state or local taxes in respect of any compensation income realized by the Participant in respect of an Award or Shares acquired pursuant to an Award, or in respect of any such Award or Shares becoming vested or upon making an election under Section 83(b) of the Code, then the Company shall deduct from any payments of any kind otherwise due to such Participant the aggregate amount of such Federal, state or local taxes required to be so withheld. If no such payments are due or to become due to such Participant, or if such payments are insufficient to satisfy such Federal, state or local taxes, then such Participant will be required to pay to the Company, or make other arrangements satisfactory to the Company regarding payment to the Company of, the aggregate amount of any such taxes. All matters with respect to the total amount of taxes to be withheld in respect of any such compensation income shall be determined by the Committee, in its sole discretion. Federal, state and local withholding tax due upon the exercise of any Option or Stock Appreciation Right, the vesting of a Stock Award or upon making an election under Section 83(b) of the Code may, in the discretion of the Committee, be paid in Shares already owned by the Participant or through the withholding of Shares otherwise issuable to such Participant, upon such terms and conditions as the Committee shall determine which Shares shall have an aggregate Fair Market Value equal to the required minimum withholding payment.

12.5        Non-Exclusivity of the Plan.    Neither the adoption of the Plan by the Board nor the submission of the Plan to stockholders for approval shall be construed as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of stock options and the awarding of stock and cash otherwise than under the Plan, and such arrangements may be either generally applicable or applicable only in specific cases.

12.6        Exclusion from Benefit Computation.    By acceptance of an Award, unless otherwise provided in the applicable Agreement, each Participant shall be deemed to have agreed that such Award is special incentive compensation that will not be taken into account, in any manner, as salary, compensation or bonus in determining the amount of any payment under any health and welfare, pension, retirement or other employee benefit plan, program or policy of the Company or any Affiliate.

12.7        Governing Law.    The Plan shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to principles of conflict of laws.

12.8        No Rights to Continued Employment.    The Plan does not constitute a contract of employment, and selection as a Participant will not give any participating Employee or other Eligible Individual the right to be retained in the employ of the Company or any Affiliate, or the right to continue to provide services to the Company or any Affiliate, nor any right or claim to any benefit under the Plan, unless such right or claim has specifically accrued under the terms of the Plan.

12.9        Gender and Number.    Where the context permits, words in any gender shall include the other gender, words in the singular shall include the plural, and the plural shall include the singular.

12.10        Unfunded Status.    Neither a Participant nor any other person shall, by reason or participation in the Plan, acquire any right in or title to any assets, funds or property of the Company or any Affiliate whatsoever, including, without limitation, any specific funds, assets, or other property which the Company or any Affiliate, in its sole discretion may set aside in anticipation of a liability under the Plan. A Participant shall have only a contractual right to the Shares or amounts, if any, payable under the Plan, unsecured by any assets of the Company or any Affiliate, and nothing contained in the Plan shall constitute a guarantee that the assets of the Company or any Affiliate shall be sufficient to pay any benefits to any person.

12.11        Section 409A.    It is the intention of the Company that no Award shall be “nonqualified deferred compensation” subject to Section 409A of the Code, unless and to the extent that the Committee specifically determines otherwise as provided below, and the Plan and the terms and conditions of all Award shall be interpreted, construed and administered in accordance with this intent, so as to avoid the imposition of taxes and penalties on Participants pursuant to Section 409A. The Company shall have no liability to any Participant or otherwise if the Plan or any Award, vesting, exercise or payment of any Award hereunder are subject to the additional tax and penalties under Section 409A of the Code. Notwithstanding any other provision of the Plan to the contrary, with respect to any Award that is subject to Section 409A of the Code, if a Participant is a “specified employee” (as such term is defined in Section 409A of the Code and as determined by the Company) as of the Participant’s Termination of Service, any payments (whether in cash, Shares or other property) to be made with respect to the Award upon the Participant’s Termination of Service will be accumulated and paid (without interest) on the earlier of (i) first business day of the seventh month following the Participant’s “separation from service” (as such term is defined and used in Section 409A of the Code) or (ii) the date of the Participant’s death.

12.12        Choice of Forum.

12.12.a.        Jurisdiction.    The Company and each Participant, as a condition to such Participant’s participation in the Plan, hereby irrevocably submit to the exclusive jurisdiction of any state or federal court of appropriate jurisdiction located in Newark, New Jersey over any suit, action or proceeding arising out of or relating to or concerning the Plan that is not otherwise arbitrated or resolved according to Section 12.13. The Company and each Participant, as a condition to such Participant’s participation in the Plan, acknowledge that the forum designated by this Section 12.12.a has a reasonable relation to the Plan and to the relationship between such Participant and the Company. Notwithstanding the foregoing, nothing herein shall preclude the Company from bringing any action or proceeding in any other court for the purpose of enforcing the provisions of Section 12.12.

12.12.b.        Acceptance of Jurisdiction.    The agreement by the Company and each Participant as to forum is independent of the law that may be applied in the action, and the Company and each Participant, as a condition to such Participant’s participation in the Plan, (i) agree to such forum even if the forum may under applicable law choose to apply non-forum law, (ii) hereby waive, to the fullest extent permitted by applicable law, any objection which the Company or such Participant now or hereafter may have to personal jurisdiction or to the laying of venue of any such suit, action or proceeding in any court referred to in Section 12.12.a, (iii) undertake not to commence any suit, action or proceeding arising out of or relating to or concerning the Plan in any forum other than the forum described in this Section 12.12 and (iv) agree that, to the fullest extent permitted by applicable law, a final and non-appealable judgment in any such suit, action or proceeding in any such court shall be conclusive and binding upon the Company and each Participant.

12.12.c.        Service of Process.    Each Participant, as a condition to such Participant’s participation in the Plan, hereby irrevocably appoints the General Counsel of KCG as such Participant’s agent for service of process in connection with any action, suit or proceeding arising out of or relating to or concerning the Plan that is not otherwise arbitrated or resolved according to Section 12.13, who shall promptly advise such Participant of any such service of process.

12.12.d.        Confidentiality.    Each Participant, as a condition to such Participant’s participation in the Plan, agrees to keep confidential the existence of, and any information concerning, a dispute, controversy or claim described in this Section 12.12, except that a Participant may disclose information concerning such dispute, controversy or claim to the arbitrator or court that is considering such dispute, controversy or claim or to such Participant’s legal counsel (provided that such counsel agrees not to disclose any such information other than as necessary to the prosecution or defense of the dispute, controversy or claim).

12.13        Dispute Resolution.    Subject to the provisions of Section 12.12, any dispute, controversy or claim between the Company and a Participant, arising out of or relating to or concerning the Plan or any Award shall be finally settled by binding arbitration in Newark, New Jersey before, and in accordance with the rules then obtaining of, the New York Stock Exchange, Inc. (“NYSE”) or, if NYSE declines to arbitrate the matter (or if the matter otherwise is not arbitrable by it), the American Arbitration Association (the “AAA”) in accordance with the commercial arbitration rules of the AAA. Prior to arbitration, all claims maintained by a Participant must first be submitted to the Committee in accordance with claims procedures determined by the Committee.

ARTICLE 13

TERMINATION AND AMENDMENT

13.1        Termination and Amendment of the Plan.    The Board or the Committee may at any time terminate the Plan, and may, from time to time, suspend or discontinue the Plan or modify or amend the Plan in such respects as it shall deem advisable; provided, however, that no amendment shall be made without stockholder approval if such amendment (i) would increase the maximum aggregate number of Shares that may be issued under the Plan (other than pursuant to Section 11.1), (ii) would materially modify the requirements for participation in the Plan, (iii) would materially increase the benefits accruing to Participants under the Plan or (iv) requires stockholder approval to comply with any applicable laws, regulations or rules, including the rules of a securities exchange or self-regulatory agency.

13.2        Modification.    No termination, modification or amendment of the Plan or any outstanding Award may, without the consent of the person to whom any Award shall theretofore have been granted, adversely affect the rights of such person with respect to such outstanding Award. With the consent of the Participant and subject to the terms and conditions of the Plan and applicable laws, the Committee may amend outstanding Agreements with any Participant, including, without limitation, any amendment which would (i) accelerate the time or times at which the Option or Stock Appreciation Right may be exercised or any other Award would become vested and/or (ii) extend the scheduled expiration date of the Option or Stock Appreciation Right; provided however that no Option or Stock Appreciation Right may be repriced, replaced, regranted through cancellation, exchanged for cash or modified without stockholder approval (except in connection with an event described in Section 11.1), if the effect of such change in terms would be to reduce the Exercise Price for the Shares underlying such Option or Stock Appreciation Right.

Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Standard Time, on December 18, 2013.
Vote by Internet • Go to www.investorvote.com/KCG • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
• Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE

FOR ALL OF THE PROPOSALS	For	Against	Abstain	+
1. To approve the KCG Holdings, Inc. Amended and Restated Equity Incentive Plan; and	☐	☐	☐

2. To transact such other business as may properly come before the Special Meeting or any adjournment thereof.

B	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance
		Mark the box to the right if you plan to attend the Special Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

(Signatures should correspond exactly with the name or names appearing above. Attorneys, trustees, Executors, administrators, guardians and others signing in a representative capacity should designate their full titles. If the signer is a corporation, please sign the full corporate name by duly authorized officer.)

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

Important notice regarding the Internet availability of

proxy materials for the Special Meeting of Stockholders.

The Proxy Statement is available at:

www.edocumentview.com/kcg

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — KCG HOLDINGS, INC.

PROXY SOLICITED BY THE BOARD OF DIRECTORS

FOR THE SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD DECEMBER 19, 2013

The undersigned hereby appoints Daniel Coleman and John McCarthy, and each of them, the true and lawful attorneys and proxies, with full power of substitution, to attend the Special Meeting of Stockholders of KCG Holdings, Inc. (the “Company”) to be held on December 19, 2013 at 1:00 p.m. at the Company’s headquarters located at 545 Washington Boulevard, Jersey City, New Jersey 07310, and at any adjournment or postponement thereof, and to vote all shares of Class A Common Stock held of record which the undersigned could vote, with all the powers the undersigned would possess if personally present at such meeting, as designated below.

All shares of Company Class A Common Stock that are represented at the Special Meeting by properly executed proxies received prior to or at the Special Meeting and not subsequently properly revoked will be voted at the Special Meeting in accordance with the instructions indicated therein. If no instructions are indicated for any particular matter or matters, such proxies will be voted in accordance with the Board of Directors’ recommendations as set forth therein with respect to such proposal(s).

(Continued and to be marked, dated and signed, on the other side).